As filed with the Securities and Exchange Commission on June 5, 2001
                                                      Registration No. 333-91845
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------


                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            -----------------------


                        CHARLES RIVER LABORATORIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                          6770                      76-0509980
(State or other jurisdiction of   (Primary standard industrial       (I.R.S. employer
 incorporation or organization)   classification code number)     identification number)

                             251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                                 (978) 658-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------

                              Thomas F. Ackerman,
                            Chief Financial Officer
                        Charles River Laboratories, Inc.
                             251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                           (978) 658-6000, Ext. 1225

                            -----------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                           Richard D. Truesdell, Jr.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            -----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

June   , 2001

                        Charles River Laboratories, Inc.
                                  $97,500,000
              13 1/2% Series B Senior Subordinated Notes Due 2009

                            -----------------------

The Company:

o We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development.

o The common stock of our parent company, Charles River Laboratories International, Inc., is listed on the New York Stock Exchange under the symbol "CRL".

The Original Offering:

0 We issued the notes in March 2000 in an exchange offer registered under the Securities Act of 1933. The notes were issued in exchange for substantially identical notes issued in a private placement in September 1999.

o We used the net proceeds from the private placement in part to fund our recapitalization, our acquisition of SBI Holdings, Inc. and related fees and expenses. We did not receive any proceeds in the exchange offer.

The Senior Subordinated Notes:

o    Maturity: October 1, 2009.

o Interest Payments: semi-annually in cash in arrears on October 1 and April 1.

o Redemption: we can redeem the notes on or after October 1, 2004. Holders of the notes may also require us to redeem all or part of such holder's notes upon a change of control.

o Ranking: the notes are general unsecured obligations, junior in right of payment to our senior indebtedness, including borrowings under our credit facility, and effectively junior to the liabilities of our subsidiaries.


o As of March 31, 2001, we had outstanding approximately $129.1 million of senior indebtedness and together with our subsidiaries we had approximately $118.9 million of liabilities, including trade payables but excluding intercompany obligations.


     This investment involves risk. See Risk Factors beginning on page 10.

     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

     This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. The notes are not listed on any securities exchange, and we do not intend to list them. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of any sales of the notes but will bear the expenses of registration.

                          Donaldson, Lufkin & Jenrette

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................... 4
Risk Factors................................................................10
Forward-Looking Statements..................................................17
Use of Proceeds.............................................................18
Capitalization..............................................................19
Selected Consolidated Financial Data........................................20
Management's Discussion and Analysis of Financial Condition and
     Results of Operations..................................................22
Business....................................................................35
Management..................................................................45

Security Ownership of Certain Beneficial
     Owners and Management..................................................51
Relationships and Transactions with Related
     Parties................................................................53
Description of Credit Facility..............................................55
Description of Notes........................................................58
Plan of Distribution........................................................99
Legal Matters..............................................................100
Experts....................................................................100
Where You Can Find More Information........................................100
Index to Unaudited Pro Forma Condensed
     Consolidated Financial Data...........................................P-1
Index to Consolidated Financial Statements.................................F-1

                            -----------------------









                            -----------------------

     Charles River is a registered trademark of Charles River Laboratories, Inc. This prospectus also includes trademarks and tradenames of other parties.

                               PROSPECTUS SUMMARY

     This summary highlights important information regarding our business and the notes. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before deciding to invest in the notes.

                        CHARLES RIVER LABORATORIES, INC.
Overview


     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 76 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 2000, our net sales were $306.6 million, and our operating income was $65.1 million. For the three months ended March 31, 2001, our net sales were $99.0 million, and our operating income was $19.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 61.2% of our 2000 net sales and 50% of our net sales for the three months ended March 31, 2001. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process.


     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 38.8% of our 2000 net sales and 50% of our net sales for the three months ended March 31, 2001, and has experienced strong growth as demonstrated by our 33.7% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

     Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated.

     Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing.

     Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

     In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible.


     Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths


     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

o    Critical products and services;

o    Long-standing reputation for scientific excellence;

o    Extensive global infrastructure and customer relationships;

o    Biosecurity technology expertise;

o    Platform acquisition and internal development capabilities; and

o    Experienced and incentivized management team.

Our Strategy

     Our business strategy is to build upon our core research model business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

o    Broaden the scope of our discovery and development services;

o    Acquire new technologies in research models;

o    Expand our preclinical outsourcing services;

o    Expand our non-animal technologies; and

o    Pursue strategic acquisitions and alliances.

                              THE PUBLIC OFFERINGS

     We are a wholly-owned subsidiary of Charles River Laboratories International, Inc., which consummated an initial public offering of 14,000,000 shares of its common stock on June 28, 2000 at a price of $16.00 a share. Charles River Laboratories International, Inc. issued an additional 2,100,000 shares of its common stock on July 6, 2000 upon the exercise of an over-allotment option by the underwriters. In addition, on March 21, 2001, Charles River Laboratories International Inc. consummated a public offering of 3,500,000 shares of its common stock at a price of $19.00 per share. In the offering, an additional 4,550,000 shares of common stock, which included the exercise of the underwriters' over allotment of 1,050,000 shares, were also sold by existing shareholders. The common stock is listed on the New York Stock Exchange under the symbol "CRL."


                            -----------------------

     We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated as a part of this prospectus.

                        SUMMARY DESCRIPTION OF THE NOTES

Maturity Date ...................  October 1, 2009.

Interest Rate and Payment Dates..  Interest on the notes accrues at the rate of
                                   13.5% per year, and is payable semi-annually in cash in arrears on October 1 and April 1 of each year.

Optional Redemption .............  On or after October 1, 2004 we may redeem some or all of the notes at any time at the redemption prices described in the section "Description of Notes" under the heading "Optional Redemption."

Mandatory Repurchase Offer ......  If we sell particular assets or experience specific kinds of changes in control of our company, we must offer to repurchase the notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders." See "Risk Factors--Risks Relating to Our Debt--We may not be able to purchase the notes upon a change of control as required under the indenture because of restrictions in our credit facility."

Ranking .........................  The notes are senior subordinated debt.

                                   The notes rank:

                                   o junior to all of our existing and future
                                     senior debt, including any borrowings under our credit facility;

                                   o equally with any of our future senior
                                     subordinated debt;

                                   o senior to any of our future subordinated
                                     debt; and

                                   o effectively junior to all of the
                                     liabilities of our subsidiaries.


                                   At March 31, 2001, we had outstanding $129.1 million of senior debt and together with our subsidiaries had $118.9 million of liabilities, including trade payables but excluding intercompany obligations.


Restrictive Covenants ...........  The indenture governing the notes contains covenants that limit, among other things, our ability, and the ability of some of our subsidiaries, to:

                                   o borrow money;

                                   o create liens;

                                   o pay dividends on stock or repurchase stock;

                                   o make some investments;

                                   o engage in transactions with affiliates; and

                                   o sell some assets or merge with or into
                                     other companies.

                                   For more details, see the section
                                   "Description of Notes" under the heading
                                   "Certain Covenants."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


     The table below presents our summary historical and unaudited pro forma consolidated financial and other data. We derived the summary consolidated financial data for the fiscal years ended December 26, 1998, December 25, 1999 and December 30, 2000 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary consolidated financial data for the three months ended March 25, 2000 and March 31, 2001 from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for this period. The summary unaudited pro forma consolidated financial data of Charles River Laboratories, Inc. is based upon the consolidated financial statements for the year ended December 30, 2000 and for the three months ended March 31, 2001, adjusted as appropriate, to give effect to the sale of 16,100,000 shares of our parent's common stock in its initial public offering at the price of $16.00 per share, the net proceeds of which have been used to repay outstanding debt and the sale of 3,500,000 shares of our parents common stock at a price of $19.00 per share, a portion of the net proceeds of which has been used to repay outstanding debt as of March 31, 2001. The summary unaudited pro forma consolidated financial data may not be indicative of what our results would have been if the transactions presented on a pro forma basis were completed as of December 26, 1999 and December 31, 2000 for annual and quarterly income statement data, respectively. In addition, they are not projections of our consolidated future results of operations or financial position. You should read the information contained in this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                                                                   Pro Forma
                                           Fiscal Year Ended(1)               Pro Forma      Three Months Ended     Three
                                    ----------------------------------------  Fiscal Year  ----------------------  Months
                                                                                Ended(1)                            Ended
                                    December 26,  December 25,  December 30,  December 30,  March 25,  March, 31,  March 31,
                                        1998          1999        2000            2000        2000       2001       2001
                                    ------------  ------------  ------------  ------------  ---------  ----------  --------
                                                  (dollars in thousands except for share data)
Income Statement Data:
Net sales............................ $205,061      $231,413      $306,585      $306,585     $72,502    $99,031    $99,031
Cost of products sold and services
   provided..........................  134,307       146,729       186,654       186,654      44,592     62,369     62,369
Selling, general and administrative
   expenses..........................   34,142        39,765        51,204        51,204      11,813     15,460     15,460
Amortization of goodwill and
   intangibles.......................    1,287         1,956         3,666         3,666         865      1,828      1,828
                                      --------      --------      --------      --------     -------    -------    -------
   Operating income..................   35,325        42,963        65,061        65,061      15,232     19,374     19,374
   Interest expense ............. ...     (421)       (9,943)      (33,774)      (22,290)     (9,301)    (6,958)    (6,674)
Income before income taxes, minority
   interests, earnings from equity
   investments and extraordinary item   35,832        33,509        33,002        44,486       6,043     13,224     13,508
   Provision for income taxes........   14,123        16,214         9,717        14,157       3,341      5,555      5,665
   Income before extraordinary item     23,378        19,317        22,914        29,958       3,126      7,188      7,362
   Extraordinary item, net of tax....       --            --        (8,445)           --          --       (237)        --
                                      --------      --------      --------      --------     -------    -------    -------
   Net income........................ $  23,378     $ 19,317      $ 14,469      $ 29,958     $ 3,126    $ 6,951    $ 7,362
                                      =========     ========      ========      ========     =======    =======    =======

   Other Data:
   EBITDA, as defined(2)............. $ 46,220      $ 55,281      $ 81,827      $ 81,827     $18,996    $24,813    $24,813
   EBITDA margin.....................     22.5%         23.9%       26.7%           26.7%       26.2%      25.1%      25.1%
   Depreciation and amortization..... $ 10,895      $ 12,318      $ 16,766      $ 16,766     $ 3,764    $ 5,439    $ 5,439
Cash flows from operating
   activities(3).....................   37,380        37,568        33,768            --       1,861      7,828         --
Cash flows (used in) investing
   activities(3).....................  (23,030)      (34,168)      (14,576)           --      (1,797)   (55,768)        --

                                                                                                                   Pro Forma
                                           Fiscal Year Ended(1)               Pro Forma      Three Months Ended     Three
                                    ----------------------------------------  Fiscal Year  ----------------------  Months
                                                                                Ended(1)                            Ended
                                    December 26,  December 25,  December 30,  December 30,  March 25,  March, 31,  March 31,
                                        1998          1999        2000            2000        2000       2001       2001
                                    ------------  ------------  ------------  ------------  ---------  ----------  --------
                                                  (dollars in thousands except for share data)
Cash flows (used in) provided by
   financing activities(3).......       (8,018)      (11,504)          782            --       3,721     88,662         --
Ratio of earnings to fixed charges(4)     25.8x          4.0x          1.9x          2.4x        1.7x       2.7x       2.8x

                                                                                                                As of March
                                                                                                                  31, 2001
                                                                                                                ------------
                                                                                                                 Historical
                                                                                                                ------------
                                                                                                                (dollars in
                                                                                                                 thousands)
Balance Sheet Data:
Cash and cash equivalents,.....................................................................................    $72,399
Working capital................................................................................................     95,902
Total assets...................................................................................................    541,729
Total debt.....................................................................................................    248,491
Total shareholders' equity.....................................................................................    185,485


-------------------

(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

(2) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(3) Cash flow information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11 of SEC Regulation S-X.

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and negative effect on our business, financial condition or results of operations. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment.

                   Risks Related to Our Business and Industry

If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

     We have recently expanded our business through the acquisitions of Pathology Associates International ("PAI") and Primedica Corporation ("Primedica") and we plan to continue to grow our business through acquisitions of businesses and technologies and the formation of alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

o difficulties and expenses incurred in assimilating operations, services, products or technologies;

o difficulties in developing and operating new businesses, including diversion of management's attention from other business concerns;

o the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

o difficulties in assimilating differences in foreign business practices and overcoming language barriers;

o difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have;

o    and difficulties in achieving business and financial success.

     In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

     Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. Presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

     Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. Since then, we made over $8.0 million in capital expenditures designed to strengthen our biosecurity and significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

Many of our customers are pharmaceutical and biotechnology companies, and we are subject to risks, uncertainties and trends that affect companies in those industries.


     Sales of our products and services are highly dependent on research and development expenditures by pharmaceutical and biotechnology companies. We are therefore subject to risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations, and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

     Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

The outsourcing trend in the preclinical and nonclinical stages of drug discovery and development, meaning contracting out to others functions that were previously performed internally, may decrease, which could slow our growth.

     Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher growth areas.


Our business may be affected by changes in the Animal Welfare Act and related regulations which may require us to alter our operations.

     The United States Department of Agriculture, or USDA, has agreed, as part of a settlement of litigation, to propose a change to the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. Congress, however, has suspended the USDA's rulemaking authority in this area. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. Depending upon whether the final rulemaking in this area includes rats, mice and birds, including chickens, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate that the addition of rats, mice and chickens to the Animal Welfare Act would require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

Factors such as exchange rate fluctuations and increased international and U.S. regulatory requirements may increase our costs of doing business in foreign countries.


     A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

We face significant competition in our business, and if we are unable to respond to competition in our business, our revenues may decrease.

     We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation, and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

Negative attention from special interest groups may impair our business.

     Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our business has been the subject of adverse attention and on-site protests. We recently closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

One of our large animal operations is dependent on a single source of supply, which if interrupted could adversely affect our business.

     We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

Tax benefits we expect to be available in the future may be subject to challenge.


     In connection with the recapitalization, the shareholders of our parent, CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for Federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our parent's initial public offering, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of our parent's stock to its members. It is possible that the Internal Revenue Service may contend that this reorganization and liquidating distribution should be integrated with the original recapitalization. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. If the Internal Revenue Service were successful, the expected future tax benefits would not be available, and we would be required to write off the related deferred tax asset reflected in our balance sheet by recording a non-recurring tax expense in our results of operations in an amount equal to such deferred tax asset. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992, has held various positions with Charles River for 25 years and became our Chairman in 2000. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.


     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner could harm our business.


DLJ Merchant Banking Partners, II, L.P. and its affiliates have substantial control over our parent and may have different interests than those of other holders of our securities, including the notes.

     DLJ Merchant Banking Partners II, L.P. and affiliated funds, which we refer to as the DLJMB Funds, beneficially owned approximately 30.0% of our parent's outstanding common stock. As a result of their stock ownership and contractual rights they received in the recapitalization, these entities have substantial control over our parent's and, by extension, our business, policies and affairs, including the power to:


     o    elect a majority of directors;

     o    appoint new management;

     o    prevent or cause a change of control; and

     o substantially control any action requiring the approval of stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.


     The directors elected by the DLJMB Funds have the ability to control decisions affecting the business and management of our parent and Company including our capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The DLJMB Funds and the directors they appoint may have different interests than those of other holders of our parent's or our securities, including the notes.

Our historical financial information may not be representative of our results as a separate company.

     The historical financial information in this prospectus for the periods prior to the recapitalization may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or in the future. We made some adjustments and allocations to the historical financial statements for the periods prior to the recapitalization in this prospectus because B&L did not account for us as a single stand-alone business in those periods. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented prior to the recapitalization as if we had operated as a stand-alone company.

Healthcare reform could reduce or eliminate our business opportunities.


     The United States and many foreign governments have reviewed or undertaken healthcare reform, most notably price controls on new drugs, which may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. We cannot predict the impact that any pending or future healthcare reform proposals may have on our business.

                           Risks Relating to Our Debt

     We have a significant amount of debt, which could limit our growth and our ability to respond to changing conditions.


     As of March 31, 2001, we had:

     o    total consolidated indebtedness of approximately $248.5 million; and

     o approximately $15.0 million we could borrow under our credit facility. In addition, subject to the restrictions in our credit facility and the indenture, we may incur significant additional debt. Our additional debt may be secured from time to time.


     The level of our debt could have important consequences, including:

     o if a substantial portion of our cash flow from operations must be dedicated to servicing our debt, then this limits our cash flow available for general corporate purposes and acquisitions;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

     o limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally.

Though we currently have enough cash flow to service our debt, we may not in the future and you may not receive interest or principal payments on the notes

     Our ability to pay or to refinance our debt will depend on our future operating performance. General economic, financial, competitive, legislative, regulatory, business and other factors beyond our control affect our operating performance.

     We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will sufficiently meet our anticipated future operating expenses, fund capital expenditures and pay our debt as it becomes due. If we still are not able to pay our debt, we could attempt to restructure or refinance our debt or seek additional equity capital. We may not be able to accomplish these actions on favorable financial terms, or at all. This inability may reduce our flexibility, potential for growth and ability to pay you interest and principal on the notes.

     We may in the future incur significant additional debt in order to fund our working capital or capital expenditure needs, or to acquire other businesses. If our cash flow were to decline, or our debt levels or interest rates were to increase, the risks that we face in terms of our ability to service debt could intensify. If we are unable to service our debt, you may not receive interest or principal payments on the notes in a timely manner, or at all.

Restrictive covenants in our indenture and credit facility may adversely affect us by limiting the types of transactions we can enter into, potentially leading to a default and our debt becoming immediately due and payable.

     The indenture governing the notes contains various covenants that limit our ability to engage in particular transactions.

     In addition, our credit facility contains other and more restrictive covenants and prohibits us from prepaying our subordinated debt, including the notes. Our credit facility also requires us to maintain specified financial ratios and satisfy some other financial condition tests. The other tests include requiring us to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio. We currently comply with such ratios and tests; however, events beyond our control may affect our ability to meet these financial ratios and tests in the future. A breach of any of these covenants could cause us to default under our credit facility and/or the notes. If we default under our credit facility, which includes a cross default to debt of our parent, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable. They could also terminate all commitments to extend further credit to us. We pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. If the lenders under our credit facility make our borrowing immediately due and payable, we may not have sufficient assets to repay our credit facility and our other debt. If we are not able to repay amounts due under our credit facility, the lenders could proceed against the collateral that secures that debt.

The notes are subordinated to other debt and holders of our senior debt must be paid before you receive any payment under the notes.

     The notes rank junior to all of our existing and future senior debt, including all debt under our credit facility.

     As a result of the notes being subordinated, if:

     o    we become insolvent or enter into a bankruptcy or similar proceeding;

     o    we fail to make a payment when due on senior debt; or

     o    any senior debt becomes immediately due and payable;

then the holders of our senior debt must be paid in full before you are paid.

     In addition, we cannot make any payments to you if we have failed to make payments to holders of designated senior debt. Under some circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under our senior debt covenants.


     At March 31, 2001, the notes ranked junior in right of payment to $129.1 million of senior debt.


We may incur additional debt ranking equal to the notes and holders of that debt would also receive equally with you, any proceeds from any dissolution of our company.

     If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share equally with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This would have the effect of reducing the amount of proceeds you receive.

The notes will be structurally junior to our subsidiaries' debt and the claims of those holders are senior to your claims against those subsidiaries.


     Holders of debt and other liabilities of our subsidiaries will effectively be senior to your claims under the notes against those subsidiaries. As of March 31, 2001, together with our subsidiaries we had $118.9 million of outstanding liabilities, including trade payables but excluding intercompany obligations.


We may not be able to purchase the notes upon a change of control as required under the indenture because of restrictions in our credit facility.

     Upon the occurrence of "change of control" events specified in the "Description of Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. The terms of our credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the credit facility and other debt with similar restrictions. Also, we may not have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for other debt, or results in other debt becoming immediately due and payable. Our credit facility currently provides that change of control events will constitute a default and could result in our debt becoming immediately due and payable under the credit facility.

No public trading market for the notes exists.

     There is no existing public trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") has made a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the liquidity of or the trading market for the notes.

     DLJSC may be deemed to be our "affiliate" (as defined in the Securities
Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Under the registration rights agreement that we signed with DLJSC in connection with the initial sale of the notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for a period ending no sooner than the date on which DLJSC is no longer deemed to be such an "affiliate." We have agreed to bear substantially all the costs and expenses related to registration.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from those discussed as a result of various factors, including contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                            Industry and Market Data

     In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. We will not receive any of the proceeds from such transactions but will bear the expenses of registration.

                                 CAPITALIZATION


     The following table presents our consolidated capitalization as of March 31, 2001 on a historical basis. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.
                                                                   As of March
                                                                    31, 2001
                                                                   ----------
                                                                   Historical
                                                                   ----------
                                                                  (dollars in
                                                                   thousands)

Debt:
Credit facility:
   Revolving credit facility(1)..................................   $ 15,000
   Term loans(2).................................................    114,100
      Senior subordinated notes(3)...............................     96,325
      Capital lease obligations and other long-term debt.........     23,066
                                                                    --------
      Total debt.................................................   $248,491
                                                                    ========

      Shareholders' equity:
      Common stock...............................................    $     1
      Additional paid-in capital.................................    315,818
      Accumulated deficit........................................   (110,739)
      Loan to officers...........................................       (620)
      Accumulated other comprehensive loss.......................    (18,975)
                                                                    --------
      Total shareholders' equity.................................    185,485
                                                                    --------
      Total capitalization.......................................   $433,976
                                                                    ========

-------------------
(1) At March 31, 2001, we had $15.0 million available under our revolving credit facility, subject to customary borrowing conditions.

(2) Includes senior secured term loan A of $22.5 million, senior secured term loan B of $66.6 million and senior secured term loan C of $25.0 million.

(3) Represents proceeds of $97.5 million related to the units which were allocated between the senior subordinated notes ($96.3 million) and warrants ($1.2 million), plus amortization of the discount on the senior subordinated notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data and other data as of and for the fiscal years ended December 28, 1996, December 27, 1997, December 26, 1998, December 25, 1999 and December 30, 2000 and as of and for the three months ended March 25, 2000 and March 31, 2001. We derived the selected consolidated income statement data for the three fiscal years ended December 30, 2000 and the consolidated balance sheet data as of December 25, 1999 and December 30, 2000 from our audited consolidated financial statements and the notes to those statements contained elsewhere in this prospectus. We derived the selected consolidated financial data as of and for the fiscal years ended December 27, 1997 and December 28, 1996 from our audited consolidated financial statements and the notes to those statements, which are not contained in this prospectus. We derived the selected consolidated data as of and for the three months ended March 25, 2000 and March 31, 2001 from our unaudited condensed consolidated financial statements and the notes thereto which are contained elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements and our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.


                                                            Fiscal Year(1)                           Three Months Ended
                                      ---------------------------------------------------------    ---------------------
                                                                                                   March 25,    March 31,
                                        1996        1997         1998        1999        2000        2000         2001
                                      --------    --------     --------    --------    --------    ---------    --------
                                                         (dollars in thousands)
Income Statement Data:
Total net sales....................   $165,563    $181,227     $205,061    $231,413    $306,585     $ 72,502    $ 99,031
Cost of products sold and services
   provided........................    107,736     121,974      134,307     146,729     186,654       44,592      62,369
Selling, general and administrative
   expenses........................      28,327     30,451       34,142      39,765      51,204       11,813      15,460
Amortization of goodwill and
   intangibles.....................        610         834        1,287       1,956       3,666          865       1,828
   Restructuring charges...........      4,748       5,892           --          --          --           --          --
                                      --------    --------     --------    --------    --------    ---------    --------
   Operating income................     24,142      22,076       35,325      42,963      65,061       15,232      19,374
   Interest income.................        654         865          986         536       1,644          142         253
   Other income....................         --          --           --          89         390           --         525
   Interest expense................       (491)       (501)        (421)     (9,943)    (33,774)      (9,301)     (6,958)
Gain/(loss) from foreign currency,
   net.............................         84        (221)         (58)       (136)       (319)         (30)         30
                                      --------    --------     --------    --------    --------    ---------    --------
Income before income taxes,
   minority interests, earnings
   from equity investments and
   extraordinary item..............     24,389      22,219       35,832      33,509      33,002        6,043      13,224
   Provision for income taxes......     10,889       8,499       14,123      16,214       9,717        3,341       5,555
                                      --------    --------     --------    --------    --------    ---------    --------
Income before minority interests,
   earnings from equity
   investments and extraordinary
   item............................     13,500      13,720       21,709      17,295      23,285        2,702       7,669
   Minority interests..............         (5)        (10)         (10)        (22)     (1,396)        (217)       (564)
   Earnings from equity investments
   net of tax......................      1,750       1,630        1,679       2,044       1,025          641          83
                                      --------    --------     --------    --------    --------    ---------    --------
   Income before extraordinary item      15,245      15,340      23,378      19,317      22,914        3,126       7,188



                                                            Fiscal Year(1)                           Three Months Ended
                                      ---------------------------------------------------------    ---------------------
                                                                                                   March 25,    March 31,
                                        1996        1997         1998        1999        2000        2000         2001
                                      --------    --------     --------    --------    --------    ---------    --------
                                                         (dollars in thousands)
Extraordinary loss net of tax                                                                          --
   benefits of $4,547 and $128 at
   December 30, 2000 and March
   31, 2001, respectively..........         --          --          --           --      (8,445)          --        (237)
                                      --------    --------     --------    --------    --------    ---------    --------
   Net income......................     15,245      15,340       23,378      19,317      14,469        3,126       6,951
                                      ========    ========     ========    ========    ========    =========    ========

   Other Data:
   Depreciation and amortization...      9,528       9,703       10,895      12,318      16,766        3,764       5,439
   Capital expenditures............     11,572      11,872       11,909      12,951      15,565        2,786       4,253
Ratio of earnings to fixed
   charges(2)......................      18.8x        16.5x        25.8x        4.0x       1.9x          1.7x        2.7x
Balance Sheet Data (at end of
   period):
   Cash and cash equivalents.......     19,657      17,915       24,811      15,010      33,129       18,458      72,399
   Working capital.................     48,985      46,153       42,574      27,574      55,417       26,981      95,902
   Total assets....................    196,981     196,211      234,254     357,413     396,952      400,947     541,729
   Total debt......................      1,645       1,363       1,582      311,063     202,912      319,798     248,491
Total shareholders' equity (deficit).. 153,818     149,364      168,259     (22,616)    103,271      (21,157)    185,485


-------------------
(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

(2) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial data, including the related notes, contained elsewhere in this prospectus.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.


     We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products, and net sales related to services, which reflect biomedical services, and a breakdown of costs between costs of products sold and costs of services provided. The following tables show the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years and the three months ended March 31, 2001 and March 25, 2000. They also show costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.


                                                                                        For the Three
                                                Fiscal Year Ended                        Months-Ended
                                    --------------------------------------------    ----------------------
                                    December 26,    December 25,    December 30,    March 25,    March 31,
                                        1998           1999            2000           2000         2001
                                    ------------    ------------    ------------    ---------    ---------
                                            (dollars in millions)
Net sales:
Research models....................   $144.9         $152.5          $187.7          $41.1        $49.5
Biomedical products and services...     60.2           78.9           118.9           31.4         49.5

Costs of products sold and
  services provided:
Research models....................   $ 96.1         $ 96.5          $113.3          $24.3        $28.9
Biomedical products and services...     38.2           50.2            73.4           20.3         33.4

Selling, general and
  administrative expenses:
Research models....................   $ 18.1         $ 22.2          $ 30.9          $ 4.8        $ 7.1
Biomedical products and services...      9.7           12.5            18.2            4.3          6.0

Operating income:
Research models....................   $ 30.5         $ 33.7          $ 43.1          $12.0        $13.3
Biomedical products and services...     11.1           14.4            24.1            5.9          8.5

                                                                                        For the Three
                                                Fiscal Year Ended                        Months-Ended
                                    --------------------------------------------    ----------------------
                                    December 26,    December 25,    December 30,    March 25,    March 31,
                                        1998           1999            2000           2000         2001
                                    ------------    ------------    ------------    ---------    ---------
                                            (dollars in millions)
                                                                      (as a percent of net sales)
Net sales:
Research models....................    70.6%          65.9%           61.2%          56.7%        50.0%
Biomedical products and services...    29.4           34.1            38.8           43.3         50.0

Costs of products sold and
  services provided:
Research models....................    66.3%          63.3%           60.4%          59.1%        58.4%
Biomedical products and services...    63.5           63.6            61.7           64.6         67.3

Selling, general and
  administrative expenses:
Research models....................    12.5%          14.6%           16.5%          11.7%        14.3%
Biomedical products and services...    16.1           15.8            15.3           13.7         12.1

Operating income:
Research models....................    21.0%          22.1%           23.0%          29.2%        26.9%
Biomedical products and services...    18.4           18.3            20.3           18.8         17.1

     Net Sales. We recognize revenue with respect to research model sales upon transfer of title, which is when the risks and rewards of ownership pass to the customer. We recognize revenues with respect to services as these services are performed. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.


     Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing contaminations.


     Biomedical products and services have grown at a compounded rate of 36.3% from 1998 to 2000. Our growth in this business demonstrated our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.


     Pricing. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our customers which provide some discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to higher quality, better availability and superior customer support that our customers associate with our products.


     Biosecurity. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced a few significant contaminations in 1997 in our isolation rooms for research models and in our poultry houses for vaccine support products. Since January 1, 1997, we have made over $8.0 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately $0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998, 1999 and 2000.

     Acquisitions. Since January 1, 1998, we have successfully acquired and integrated six companies, which contributed $47.4 million in sales in 2000 and $28.2 million in sales for the three months ended March 31, 2001, representing 15.5% and 28.5% of total sales, respectively. On September 29, 1999, we acquired SBI Holdings, Inc. ("Sierra") for an initial total purchase price of $23.3 million, including approximately $17.3 million paid in cash to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we have paid $2.0 million in additional purchase price due to specified financial objectives being reached by December 30, 2000. The additional consideration was recorded as goodwill in the year ended December 30, 2000. We have also agreed to pay (a) up to $10.0 million in performance-based bonus payments if specified financial objectives are reached in the five years following the acquisition date, with no payment in any individual year to exceed $2.7 million and (b) $3.0 million in retention and non-competition payments contingent upon the continuing employment of specified key scientific and managerial personnel through June 30, 2001. Sierra became part of our drug safety assessment area.

     The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. Approximately $1.4 million of performance based bonus payments were made on December 31, 2000 and were recorded as compensation expense in the year ended December 30, 2000. We expensed $1.4 million in fiscal 1999 and $1.0 million in fiscal 2000 of the $3.0 million in retention and non competition payments. The $0.6 million remaining will be expensed ratably through June 2001.

     Effective January 8, 2001 we purchased 100% of the common stock of PAI. We paid, including acquisition expenses, consideration of $35 million with respect to this acquisition, consisting of $25 million in cash and a $12 million callable convertible note, recorded net of a discount of $2 million.

     On February 27, 2001 we acquired Primedica for consideration, including acquisition expenses, of approximately $51 million. The consideration is comprised of $26 million in cash, $16 million in restricted common stock (which we may repurchase through July 1, 2001) and $9 million in assumed debt.

     Joint Ventures. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16% equity interest in one of the joint ventures, Charles River Japan, increasing our ownership interest to 66%. The purchase price for the 16% equity interest was
1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.7 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models, and having acquired majority ownership, we have consolidated its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. This contributed $36.6 million in sales in 2000 and $11.1 million in sales for the three months ended March 31, 2001. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends prior to the additional equity investment which amounted to $0.7 million, $0.8 million and $0.0 million in 1998, 1999 and 2000, respectively. No dividends were paid in the three months ended March 31, 2001. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

     Allocation of Costs from Bausch & Lomb. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates.

     The Recapitalization and Sierra Acquisition. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs (approximately $14.4 million) over the life of the related financing. We have charged a portion of the expenses related to the recapitalization (approximately $8.2 million) to retained earnings.

     Deferred Tax Assets. In conjunction with the recapitalization, CRL Acquisition LLC and B&L made a joint election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets and a net deferred tax asset of $99.5 million was recorded in the consolidated financial statements. The tax purchase price allocation related to the election was not finalized until the second quarter of 2000, and an adjustment of $4.5 million was recorded in that quarter to reduce the net deferred tax asset balance and capital in excess of par in accordance with the final allocation. In addition, we have used the proceeds of our parent's initial public offering to repay a portion of our outstanding debt and expect to be more profitable in the future, due to reduced interest costs. We therefore reassessed the need for a valuation allowance associated with the deferred tax asset balance discussed above and have reduced the valuation allowance by $4.8 million. This reduction in valuation allowance has been recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset pertaining to the election under Section 338(h)(10) of the Internal Revenue Code as of December 30, 2000 of $92.3 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may challenge the availability of the Section 338(h)(10) election. If the Internal Revenue Service were successful, the expected future tax benefits from the election would not be available, and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See note (7) to the consolidated financial statements. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. See "Risk Factors-Tax benefits we expect to be available in the future may be subject to challenge."

     Public Offerings. On June 28, 2000 our parent closed an initial public offering of 16,100,000 shares of common stock at $16 per share. Net proceeds from our parent's initial public offering were $236.0 million. Our parent used part of the proceeds to make a capital contribution to the Company of $122.3 million. The Company used the contribution plus cash on hand of $0.3 million to repay a portion of its existing debt as described below.

     During the third quarter of 2000, a total of $115.5 million of the Company's existing debt, including issuance discounts, was repaid. Premiums totaling $7.1 million were paid as a result of the early repayment of a portion of the senior subordinated notes.

     On March 21, 2001, our parent consummated a public offering of 3,500,000 shares of its common stock, at a price of $19.00 per share. In the offering, an additional 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares, were sold by existing shareholders. Our parent has 40,127,642 shares of common stock outstanding after this offering, which includes those shares issued as a result of the Primedica acquisition and received net proceeds of approximately $62.2 million. The proceeds will be used to repay indebtedness of the Company.



Results of Operations

     The following table summarizes historical results of operations as a percentage of net sales for the periods shown:


                                                          Fiscal Year Ended                   Three Months Ended
                                             -------------------------------------------    ----------------------
                                             December 26,   December 25,    December 30,    March 25,    March 30,
                                                 1998           1999            2000          2000        2001
                                             ------------   ------------    ------------    --------    --------
                                                                (as a percent of net sales)
Net sales....................................  100.0%         100.0%          100.0%         100.0%      100.0%
Costs of products sold and services
   provided...............................      65.5           63.4            60.9           61.5        63.0
Selling, general and administrative
   expenses...............................      16.6           17.2            16.7           16.3        15.6
Amortization of goodwill and other
   intangibles............................       0.6            0.8             1.2            1.2         1.8
   Interest income........................       0.5            0.2             0.5            0.2         0.3
   Interest expense.......................       0.2            4.3            11.0           12.8         7.0
   Provision for income taxes.............       6.9            7.0             3.2            4.6         5.6
   Earnings from equity investment........       0.8            0.9             0.3            0.9         0.1
   Minority interests.....................         -              -             0.5            0.3         0.6
                                                ----          -----           -----          -----       -----
   Net income.............................      11.4%           8.3%            4.7%           4.3%        7.0%
                                               =====          =====           =====          =====       =====


     Three Months Ended March 31, 2001 Compared to Three Months Ended March 25, 2000

     Net Sales. Net sales for the three months ended March 31, 2001 were $99.0 million, an increase of $26.5 million, or 36.6%, from $72.5 million for the three months ended March 25, 2000.

     Research Models. Net sales of research models for the three months ended March 31, 2001 were $49.5 million, an increase of $8.4 million, or 20.4%, from $41.1 million for the three months ended March 25, 2000. Small animal research model sales increased in North America by 13.5% due to improved pricing, a shift to higher priced specialty units and an increase in unit volume. Excluding negative currency translation of $1.1 million, small animal research model sales in Europe increased by $13.7%. Small animal research sales in Japan, which we began consolidating during the first quarter of 2000, were $11.1 million for the three months ended March 31, 2001. Our large animal breeding and import conditioning business sales decreased by $2.0 million due to the closure of our conditioning facility in the U.K. during the second quarter of 2000 and the sale of our Florida breeding colony, which was sold in the first quarter of 2000.

     Biomedical Products and Services. Net sales of biomedical products and services for the three months ended March 31, 2001 were $49.5 million, an increase of $18.1 million, or 57.6%, from $31.4 million for the three months ended March 25, 2000. We acquired two businesses during the first quarter of 2001, Pathology Associates International Corporation ("PAI") on January 8 and Primedica Corporation ("Primedica") on February 27, which contributed $16.1 million of sales in the quarter. On a pro forma basis, giving effect to the acquisitions, sales of biomedical products and services increased 15.0% over last year, before the effects of unfavorable currency.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided for the three months ended March 31, 2001 was $62.4 million, an increase of $17.8 million, or 39.9%, from $44.6 million for the three months March 25, 2000. Cost of products sold and services provided for the three months ended March 31, 2001 were 63.0% of net sales compared to 61.5% for the three months ended March 25, 2000.

     Research Models. Cost of products sold and services provided for research models for the three months ended March 31, 2001 was $28.9 million, an increase of $4.6 million, or 18.9%, compared to $24.3 million for the three months ended March 25, 2000. Cost of products sold and services provided for the first three months of 2001 improved to 58.4% of net sales compared to 59.1% of net sales for the three months ended March 25, 2000. Cost of products sold and services provided increased at a lower rate than net sales due to a more favorable product mix, improved pricing and improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for the three months ended March 31, 2001 was $33.4 million, an increase of $13.1 million, or 64.5%, compared to $20.3 million for the three months ended March 25, 2000. Cost of products sold and services provided as a percentage of net sales increased to 67.5% for the three months ended March 31, 2001 from 64.6% for the three months ended March 25, 2000. Cost of products sold and services provided increased as a percentage of sales for the three months ended March 31, 2001 due to the addition of PAI and Primedica which currently operate at lower gross margins than the remainder of our biomedical products and services businesses.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 2001 were $15.5 million, an increase of $3.7 million, or 31.4%, from $11.8 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months March 31, 2001 were 15.7% of net sales compared to 16.3% of net sales for the three months March 25, 2000.

     Research Models. Selling, general and administrative expenses for research models for the three months ended March 31, 2001 were $7.1 million, an increase of $2.3 million, or 47.9%, compared to $4.8 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months ended March 31, 2001 were 14.3% of net sales, compared to 11.7% for the three months ended March 25, 2000 principally due to a $0.8 million restructuring charge in France.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for the three months ended March 31, 2001 were $6.0 million, an increase of $1.7 million, or 39.5%, compared to $4.3 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months ended March 31, 2001 decreased to 12.1% of net sales, compared to 13.7% of net sales for the three months March 25, 2000, due to greater economies of scale realized through our acquisitions of PAI and Primedica.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $2.4 million of expense for the three months ended March 31, 2001 compared to $2.7 million for the three months March 25, 2000 due to pension income from favorable investment returns.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles for the three months ended March 31, 2001 was $1.8 million, an increase of $0.9 million from $0.9 million for the three months ended March 25, 2000. The increase was due to the effect of additional amortization of intangibles resulting from our PAI and Primedica acquisitions.

     Operating Income. Operating income for the three months ended March 31, 2001 was $19.4 million, an increase of $4.2 million, or 27.6%, from $15.2 million for the three months ended March 25, 2000. Operating income for the three months ended March 31, 2001 was 19.6% of net sales, compared to 21.0% of net sales for the three months March 25, 2000. Operating income as a percentage of net sales decreased due to the additional amortization expense incurred as a result of our acquisitions and the restructuring charge in France.

     Research Models. Operating income from sales of research models for the three months ended March 31, 2001 was $13.3 million, an increase of $1.3 million, or 10.8%, from $12.0 million for the three months ended March 25, 2000. Operating income from sales of research models for the three months ended March 31, 2001 was 26.9% of net sales, compared to 29.2% for the three months ended March 25, 2000, principally due to the restructuring charge in France.

     Biomedical Products and Services. Operating income from sales of biomedical products and services for the three months ended March 31, 2001 was $8.5 million, an increase of $2.6 million, or 44.1%, from $5.9 million for the three months ended March 25, 2000. Operating income from sales of biomedical products and services for the three months ended March 31, 2001 decreased to 17.2% of net sales, compared to 18.8% of net sales for the three months ended March 25, 2000, due to the additional amortization expense resulting from the acquisitions of PAI and Primedica.

     Interest Expense. Interest expense for three months ended March 31, 2001 was $7.0 million, compared to $9.3 million for the three months ended March 25, 2000. The $2.3 million decrease is primarily due to the reduction of debt in the third quarter of 2000, which was funded through a capital contribution from our parent.

     Income Taxes. The effective tax rate for the three months ended March 31, 2001 of 42.0% compares favorably to the effective tax rate of 55.3% for the three months ended March 25, 2000. The impact of leverage for the three months ended March 25, 2000 had an unfavorable effect on our effective tax rate by lowering our pretax income and increasing the impact of the permanent differences on the effective tax rate.

     Other Income. During the three months ended March 31, 2001, we received insurance proceeds relating to damaged production facilities, which resulted in a net gain of $0.5 million.

     Income Before the Extraordinary Loss. Income before the extraordinary loss for the three months ended March 31, 2001 was $7.2 million, an increase of $4.1 million from $3.1 million for the three months ended March 25, 2000. The increase is driven by the increase in operating income, the decrease in interest expense and the decrease in our effective tax rate.

     Extraordinary Loss. We recorded an extraordinary loss of $0.2 million during the first quarter of 2001. The pre-tax loss of $0.4 million is the result of the write off of deferred financing costs associated with the debt repayments, net of tax benefits of $0.2 million.

     Net Income. The loss for the three months ended March 31, 2001 was $7.0 million, an increase of $3.9 million from net income of $3.1 million for the three months ended March 25, 2000. The increase is attributable to the factors listed above.

   Fiscal 2000 Compared to Fiscal 1999

     Net Sales. Net sales in 2000 were $306.6 million, an increase of $75.2 million, or 32.5%, from $231.4 million in 1999. Results for 2000 and 1999 on a pro forma basis for the strategic transactions, which include the acquisition of Sierra in September 1999 and the acquisition of control of our Japanese joint venture in February 2000, reflect a 10% increase for the year, 12.4% excluding the impact of foreign currencies.

     Research Models. Net sales of research models in 2000 were $187.7 million, an increase of $35.2 million, or 23.1%, from $152.5 million in 1999. Small animal research model sales increased in North America by 12.3% due to continued improved pricing, a shift to higher priced specialty units and an increase in unit volume. Excluding negative currency translation of $7.6 million and the reduction in lab equipment sales of $1.8 million which tends to be variable, European small animal research model sales increased by 3.2%. Small animal research model sales in Japan, which we began consolidating during the first quarter of 2000, were $36.2 million in 2000. We also experienced an increase during 2000 in our large animal import and conditioning business of 5.2%. Our large animal breeding colony in Florida, which was sold in the first quarter of 2000, accounted for $2.8 million of sales in 1999.

     Biomedical Products and Services. Net sales of biomedical products and services in 2000 were $118.9 million, an increase of $40.0 million, or 50.7%, from $78.9 million in 1999. Sierra contributed $26.8 million of sales growth in 2000 due to the full year impact of its acquisition. The remaining product lines increased 18.3% in total in 2000 primarily due to increased outsourcing by our customers.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 2000 was $186.7 million, an increase of $40.0 million, or 27.3%, from $146.7 million in 1999. Cost of products sold and services provided in 2000 was 60.9% of net sales compared to 63.4% of net sales in 1999.

     Research Models. Cost of products sold and services provided for research models in 2000 was $113.3 million, an increase of $16.8 million, or 17.4%, compared to $96.5 million in 1999. Cost of products sold and services provided in 2000 was 60.4% of net sales compared to 63.3% of net sales in 1999. Cost of products sold and services provided increased at a lower rate than net sales due to increased sales volume resulting in improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services in 2000 was $73.4 million, an increase of $23.2 million, or 46.2%, compared to $50.2 million in 1999. Cost of products sold and services provided as a percentage of net sales in 2000 was 61.7%, an improvement from 63.6% in 1999. The favorable cost of products sold and services provided as a percent of net sales in 2000 is attributable to our increased sales and improved Sierra profitability.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses in 2000 were $51.2 million, an increase of $11.4 million, or 28.6%, from $39.8 million in 1999. Selling, general and administrative expenses for 2000 were 16.7% of net sales compared to 17.2% of net sales in 1999.

     Research Models. Selling, general and administrative expenses for research models in 2000 were $30.9 million, an increase of $8.7 million, or 39.2%, compared to $22.2 million in 1999. The $8.7 million increase is mainly due to consolidation of Charles River Japan in the first quarter of 2000 along with a $1.3 million restructuring charge for a plant closing and personnel reductions in one of our small animal research models locations in France. Selling, general and administrative expenses for 2000 were 16.5% of net sales, compared to 14.6% for 1999.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services in 2000 were $18.2 million, an increase of $5.7 million, or 45.6%, compared to $12.5 million in 1999. The acquisition of Sierra in the fourth quarter of 1999 accounts for $2.9 million of the increase. Selling, general and administrative expenses in 2000 decreased to 15.3% of net sales, compared to 15.8% of net sales in 1999, due to greater economies of scale realized though our acquisition of Sierra and increased sales.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $2.1 million in 2000 compared to $5.1 million in 1999. Unallocated corporate overhead has decreased mainly due to pension income from favorable investment returns.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 2000 was $3.7 million, an increase of $1.7 million from $2.0 million in 1999. The increase was due mainly to the full year effect of the amortization of intangibles from our Sierra acquisition.

     Operating Income. Operating income in 2000 was $65.1 million, an increase of $22.1 million, or 51.4%, from $43.0 million in 1999. Operating income in 2000 was 21.2% of net sales, compared to 18.6% of net sales in 1999. Operating income increased in total and as a percentage of net sales due to our sales growth, acquisition of Sierra and improved capacity utilization.

     Research Models. Operating income from sales of research models in 2000 was $43.1 million, an increase of $9.4 million, or 27.9%, from $33.7 million in 1999. Operating income from sales of research models in 2000 was 23.0% of net sales, compared to 22.1% in 1999. The increased operating income was attributable to the growth in sales coupled with improved capacity utilization.

     Biomedical Products and Services. Operating income from sales of biomedical products and services in 2000 was $24.1 million, an increase of $9.7 million, or 67.4%, from $14.4 million in 1999. Operating income from sales of biomedical products and services in 2000 increased to 20.3% of net sales, compared to 18.3% of net sales in 1999. The increase is attributable to our acquisition of Sierra as well as our increased sales.

     Interest Expense. Interest expense in 2000 was $33.8 million compared to $9.9 million in 1999. The $23.9 million increase from 1999 was primarily due to the additional debt incurred as a result of the recapitalization which occurred on September 29, 1999 partially offset by the debt repayment in the third quarter.

     Income Taxes. The effective tax rate in 2000 excluding the reversal of the deferred tax valuation allowance of $4.8 million was 43.9% as compared to 48.4% in 1999. The impact of leverage in the first half of the year had an unfavorable impact on our tax rate by lowering our pre-tax income, and increasing the impact of the permanent timing differences on the tax rate. The effective tax rate did improve in the last six months. The $4.8 million reversal of the valuation allowance associated with the deferred tax asset, was recorded as a tax benefit in the second quarter of 2000 due to a reassessment of the need for a valuation allowance following our parent's initial public offering.

     Income Before the Extraordinary Loss. Income before the extraordinary loss in 2000 was $22.9 million, an increase of $3.6 million from $19.3 million in 1999. The increase is driven by the increase in operating income and the reversal of the deferred tax valuation allowance, which is partially offset by the full year impact of interest expense.

     Extraordinary Loss. We recorded an extraordinary loss of $8.4 million during the third quarter of 2000. The pre-tax loss of $13.0 million is the result of premiums related to the early repayment of debt and the write off of deferred financing costs and issuance discounts associated with the debt repayments, and is recorded net of tax benefits of $4.5 million.

     Net Income. Net income in 2000 was $14.5 million, a decrease of $4.8 million from net income of $19.3 million in 1999. The increased income from operations and the reversal of the deferred tax valuation allowance was offset by the extraordinary loss associated with the debt repayment and the full year impact of interest expense.

Fiscal 1999 Compared to Fiscal 1998

     Net Sales. Net sales in 1999 were $231.4 million, an increase of $26.3 million, or 12.8%, from $205.1 million in 1998.

     Research Models. Net sales of research models in 1999 were $152.5 million, an increase of $7.6 million, or 5.2%, from $144.9 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

     Biomedical Products and Services. Net sales of biomedical products and services in 1999 were $78.9 million, an increase of $18.7 million, or 31.1%, from $60.2 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management services of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1999 was $146.7 million, an increase of $12.4 million, or 9.2%, from $134.3 million in 1998.

     Research Models. Cost of products sold and services provided for research models in 1999 was $96.5 million, an increase of $0.4 million, or 0.4%, compared to $96.1 million in 1998. Cost of products sold and services provided in 1999 was 63.3% of net sales compared to 66.3% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services in 1999 was $50.2 million, an increase of $12.0 million, or 31.4%, compared to $38.2 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 63.6% in 1999 compared to 63.5% in 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative


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expenses in 1999 were 17.2% of net sales compared to 16.6% of net sales in
1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

     Research Models. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 14.6% of net sales, compared to 12.5% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 15.8% of net sales, compared to 16.1% of net sales in 1998, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

     Restructuring Charges. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

     Operating Income. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 18.6% of net sales, compared to 17.2% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 22.1% of net sales, compared to 21.0% in 1998. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.3% of net sales, compared to 18.4% of net sales in 1998. This was primarily due to the acquisition of Sierra, and the impact of additional amortization of intangibles.

     Other Income. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

     Interest Expense. Interest expense for 1999 was $9.9 million compared to $0.4 million for 1998. The $9.5 million increase was primarily due to the additional debt incurred in the recapitalization.

     Income Taxes. The effective tax rate of 48.4% in 1999 as compared to 39.4% in 1998 reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject


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to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

     Net Income. Net income in 1999 was $19.3 million, a decrease of $4.1 million, or 17.5%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.

Liquidity and Capital Resources

     Historically, our principal sources of liquidity were cash flow from operations, borrowings under the Credit Facility and contributions from our parent.

     In September 1999, we borrowed $162.0 million under our senior secured credit facility. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

     Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the original $30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. In February, 2001, in connection with the anticipated Primedica acquisition, we amended our credit facility to add a $25 million term C loan facility and to increase the interest rate on the term A loan facility to LIBOR plus 1.75% from LIBOR plus 1.5%. As of March 31, 2001, the interest rate on the term A loan facility was 6.84%, the interest rate on the term B loan facility was 8.84%, the interest rate on the term C loan facility was 8.46% and there was an aggregate of $129.1 million outstanding under our loan facilities. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

     In February 2000, the 13-1/2% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

     In the third quarter of 2000, we received a capital contribution from our parent of $122.3 million. We used the contribution to redeem a portion of our outstanding senior subordinated notes and a portion of our bank debt.

     During the first quarter of 2001 we received a capital contribution from our parent of $62.2 million. We used a portion of the contribution to repay $12.0 million of our bank debt. The remaining contribution will be used to repay existing indebtedness.


     We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.


Three Months Ended March 31, 2001 Compared to Three Months Ended March 25, 2000

     Cash and cash equivalents of Charles River totaled $72.4 million at March 31, 2001 compared with $33.1 million at December 30, 2000. Our principal sources of liquidity are cash from operations as well as cash provided by our public offerings.


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     Net cash provided by operating activities for the three months ended March
31, 2001 and March 25, 2000 were $7.8 million and $1.9 million respectively.
The increase in cash provided by operations is primarily a result of our improved performance during the first three months of 2001.

     Net cash used in investing activities during the three months ended March 31, 2001 and March 25, 2000 were $55.8 million and $1.8 million respectively. The increase in cash used is a result of our business acquisitions. During the first quarter of 2001 we used net cash of $51.3 million to acquire PAI and Primedica, compared to net cash used for acquisitions of $6.0 million in 2000. Also in order to grow our existing businesses we have incurred capital expenditures for the three month periods ended March 31, 2001 and March 30, 2000 of $4.3 million and $2.8 million, respectively.

     Net cash provided by/used in financing activities during the three months ended March 31, 2001 and March 25, 2000 were $88.7 provided by and $3.7 million used in, respectively. During March 2001, our parent consummated a public offering which netted $62.2 million in proceeds. As a result of the offering, we received a capital contribution of $62.2 million from our parent. We used $12.0 million of the contribution to repay part of our bank financing. We plan to use the remaining contribution to repay portions of our existing debt. Also the Company received $40.0 million from our bank financing which was used to purchase PAI and Primedica.

     We anticipate that our operating cash flow, along with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.

Fiscal 2000 Compared to Fiscal 1999

      Cash and cash equivalents of Charles River totaled $33.1 million at December 30, 2000 compared with $15.0 million at December 25, 1999. Our principal sources of liquidity are cash flows from operations, borrowings under our credit facilities and cash provided by our parent's initial public offering.

     Net cash provided by operating activities for the year 2000 was $33.8 million compared to net cash provided of $37.6 million in 1999. Net income for the year 2000 was $14.5 million compared to net income of $19.3 million in 1999. Net income was impacted by the extraordinary loss of $8.4 million net of tax benefits of $4.6 million.

     Net cash used in investing activities during the year 2000 was $14.6 million compared to $34.2 million in 1999. On February 28, 2000, we acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen or $12.8 million. One billion yen, or $9.2 million was paid at closing and the balance of 400 million yen, or $3.7 million, was deferred pursuant to a three year balloon promissory note. We acquired $3.2 million in cash. In January 2000 we sold our primate colony in Florida for $7.0 million. In September of 1999 we purchased 100% of the common stock of Sierra for $23.3 million including $17.3 million paid to Sierra's former stockholders and $6.0 million of assumed debt which was immediately retired. Capital expenditures in the year 2000 were $15.6 million compared to $13.0 million in 1999.

     Net cash provided from financing activities during 2000 was $0.8 million compared to cash used of $11.5 in 1999. We received a capital contribution of $122.3 million from our parent of which we used $115.5 million to pay down our existing debt, including issuance discounts, and $7.1 million to pay premiums associated with the early repayment of the debt. During 1999 we also issued $150.0 million units consisting of senior subordinated notes, of which $52.5 million was retired in 2000, with warrants to purchase common stock of our parent. Furthermore in 1999 we borrowed $162.0 million under our senior secured credit facility and paid off $63.9 million in 2000. Net activity with B&L, our 100% shareholder up until the recapitalization in 1999, was $29.4 million in net payments in 1999.

     We anticipate that our operating cash flows, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.



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Fiscal 1999 Compared to Fiscal 1998

     Cash flow from operating activities in 1999 was $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.


     Net cash used in financing activities in 1999 was $11.5 million versus $8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also paid a dividend of $29.4 million to B&L, and $270,000 to our parent. The above was offset by the proceeds from the issuance of long-term debt of $309.0 million.

Quantitative and Qualitative Disclosure about Market Risk

     We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the term loans and the senior subordinated notes. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be approximately $1.5 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, which is fixed.

     We do not use financial instruments for trading or other speculative purposes.


     We also have exposure to some foreign currency exchange-rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange-rate risk is material.


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                                    BUSINESS

     Overview


     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 76 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 2000, our net sales were $306.6 million, and our operating income was $65.1 million. For the three months ended March 31, 2001, our net sales were $99.0 million, and our operating income was $19.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 61.2% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process. Our research models are produced in a biosecure environment designed to ensure that the animals are free of viral and bacterial agents and other contaminants that can disrupt research operations and distort results. With our biosecure production capabilities and our ability to deliver consistent, high quality research models worldwide, we are well positioned to benefit from the rapid growth in research and development spending by pharmaceutical and biotechnology companies and the NIH.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 38.8% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001, and has experienced strong growth as demonstrated by our 33.7% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:


     Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management. Transgenic services is our highest growth area and includes model development, genetic characterizations, embryo cryopreservation, and rederivation and colony scale-up.

     Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing.


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     Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

     In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible. Our current products include endotoxin detection systems that ensure that injectable drugs and devices are free from harmful contaminants as well as bioactivity software.

     Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.


Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     Critical Products and Services. We provide critical, proven and enabling products and services that our customers rely upon to advance their early-stage research efforts and accelerate product development. We offer a wide array of complementary research tools and discovery and development services that differentiate us from our competition and have created a sustained competitive advantage in our markets.

     Long-Standing Reputation for Scientific Excellence. We have earned our long-standing reputation for scientific excellence by consistently delivering high-quality research models supported by exceptional technical service and support for over 50 years. As a result, the Charles River brand name is synonymous with premium quality products and services and scientific excellence in the life sciences. We have approximately 200 science professionals on staff with D.V.M.s, Ph.D.s and M.D.s, in areas including laboratory animal medicine, molecular biology, pathology, immunology, toxicology and pharmacology.

     Extensive Global Infrastructure and Customer Relationships. Our operations are globally integrated throughout North America, Europe and Asia. Our extensive investment in worldwide infrastructure allows us to standardize our products and services across borders when required by our multinational customers, while also offering a customized local presence when needed. We currently operate 76 facilities in 15 countries worldwide, serving a customer base spanning over 50 countries.

     Biosecurity Technology Expertise. In our research models business, our commitment to and expert knowledge of biosecurity technology distinguishes us from our competition. We maintain rigorous biosecurity standards in all of our facilities to maintain the health profile and consistency of our research models. These qualities are crucial to the integrity and timeliness of our customers' research.

     Platform Acquisition and Internal Development Capabilities. We have a proven track record of successfully identifying, acquiring and developing complementary businesses and new technologies. With this experience, we have developed internal expertise in sourcing acquisitions and further developing new technologies. We believe this expertise will continue to differentiate us from our competitors as we seek to further expand our business.

     Experienced and Incentivized Management Team. Our senior management team has an average of 18 years of experience with our company, and has evidenced a strong commitment and capability to deliver reliable performance and steady growth. Our Chairman and Chief Executive Officer, James C. Foster, has been with us for 25 years. Our management team owns or has options to acquire securities representing over 4.6% of our equity on a fully diluted basis as of March 31, 2001.



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Our Strategy

     Our business strategy is to build upon our core research model business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:


     Broaden the Scope of Our Discovery and Development Services. Primarily through acquisitions and alliances, we have improved our ability to offer new services that complement our existing drug discovery and development services. We have targeted services that support transgenic research activities as a high-growth area. We intend to provide the additional critical support services needed to create, define, characterize and scientifically validate new genetic models expected to arise out of the Human Genome and Mouse Genome Projects. In addition, we plan to broaden our international presence in genetic services, specialized pathology and drug efficacy analysis. We also continue to add new capabilities in the biotech safety testing area.


     Acquire New Technologies in Research Models. We intend to acquire novel technologies in transgenics and cloning to increase sales in our research models business and related transgenic services operations. We also expect to offer additional genetically modified models for research of specific disease conditions. These higher-value research models are often highly specialized and are priced to reflect their greater intrinsic value. In particular, we intend to acquire and develop transgenic rat technology, where development has been slow compared to mice. We believe there is a growing need for genetically engineered rats, which are larger and more accessible research models than mice.

     Expand Our Preclinical Outsourcing Services. Many of our pharmaceutical and biotechnology customers outsource a wide variety of research activities that are not directly associated with their scientific innovation process. We believe the trend of outsourcing preclinical or early-stage research will continue to increase rapidly. We are well positioned to exploit both existing and new outsourcing opportunities, principally through our discovery and development services offerings. We believe our early successes in the transgenic services area have increased customer demand for outsourcing and have created significant opportunities. Our research support services provide pharmaceutical and biotechnology companies with significant cost and resource allocation advantages over their existing internal operations. We intend to focus our marketing efforts on stimulating demand for further outsourcing of preclinical research. We also intend to expand our opportunities by increasing our international presence.

     Expand Our Non-Animal Technologies. In vitro testing technologies are in their early stages of development, but we plan to continue to acquire and introduce new in vitro products and services as they become scientifically validated and commercially viable. We are particularly focused on acquiring new technologies that allow for high through-put screening and testing of new drug candidates in early stages of development, using such materials and techniques as human cells and tissues and predictive database software.


     Pursue Strategic Acquisitions and Alliances. Over the past decade, we have successfully completed 14 acquisitions and alliances. Several of our operations began as platform acquisitions, which we were able to grow rapidly by developing and marketing the acquired products or services to our extensive global customer base. We intend to further pursue strategic platform acquisitions and alliances to drive our long-term growth.


Business Divisions

     Our business is divided into two segments, research models and biomedical products and services.

   Research Models


     Research models is our historical core business and accounted for 61.2% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. The business is comprised of the commercial production and sale of animal research models, principally purpose-bred rats, mice and other rodents for use by researchers. We are the commercial leaders in the small animal research model area, supplying rodents for research since 1947. Our research models include:



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     o    outbred animals, which have genetic characteristics of a random population;

     o    inbred animals, which have essentially identical genes;

     o hybrid animals, which are the offspring of two different inbred parents;

     o spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency); and

     o transgenic animals, which contain genetic material transferred from another source.

     With over 130 research models, we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species such as guinea pigs and hamsters have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including all major pharmaceutical and biotechnology companies as well as hospitals and academic institutions.


     The use of animal models is critical to both the discovery and development of a new drug. The FDA requires safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Increasingly, genetically defined rats and mice are the model of choice in early discovery and development work as a more specifically targeted research tool. Outbred rats are frequently used in safety assessment studies. Our models are also used in life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes. We also provide larger animal models, including miniature swine and primates, to the research community, principally for use in drug development and testing studies.


     We believe that over the next several years, many new research models will be developed and used in biomedical research, such as transgenic models, cloned models with identical genes, knock-out models with one or more disabled genes and models that incorporate or exclude a particular mouse, rat or human gene. These more highly defined and characterized models will allow researchers to further focus their investigations into disease conditions and potential new therapies or interventions. We intend to build upon our position as the leader in transgenic services to expand our presence in this market for higher value models, through internal development, licensing, partnerships and alliances, and acquisitions.


   Biomedical Products and Services


     Our biomedical products and services business consists of our newer, higher- growth operations, which we organize as follows:

Discovery Services                Development Services           In Vitro Detection Systems         Vaccine Support Products
-----------------------------     --------------------           ------------------------------     ------------------------
o  Transgenic Services            o   Drug Safety Assessment     o  Endotoxin Detection Systems     o   Animal Health
o  Research Support Services      o  Biotech Safety Testing      o  BioActivity Software            o   Human Health
o  Infectious Disease and         o   Medical Device Testing
   Genetic Testing
o  Contract Site Management

   Discovery Services

     Discovery represents the earliest stages of research and development in the life sciences directed to the identification and selection of a lead compound for future drug development. Discovery is followed by development activities, which are directed at validation of the selected drug candidates. Discovery and development represent most of the preclinical activities in drug development.

     Initiated in 1995, the discovery services area of our business addresses the growing need among pharmaceutical and biotechnology companies to outsource the non-core aspects of their drug discovery activities. These discovery services capitalize on the technologies and relationships developed through our research model business. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management.


     Transgenic Services. In this rapidly growing area of our business, we assist our customers in validating, maintaining, improving, breeding and testing models purchased or created by them for biomedical research activities. While the creation of a transgenic, knock-out or cloned model can be a critical scientific event, it is only the first step in the discovery process. Productive utilization of research models requires significant additional technical expertise. We provide transgenic breeding expertise, model characterization and colony development, genetic characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 100 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. We maintain nearly 500 different types of research models for our customers. We expect that the demand for our services will grow as the use of transgenic, knock-out and cloned animal models continues to grow within the research community.

     Research Support Services. Our research support services provide advanced or specialized research model studies for our customers. These projects capitalize on our strong research model capabilities and also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug effectiveness testing and data management and analysis. We believe these services, particularly in oncology and cardiovascular studies, offer added value to our research customers, who rely on our extensive expertise, infrastructure and resources. We also manage under contract a genetically defined, biosecure herd of miniature swine to provide organs for human transplantation research, known as xenotransplantation.


     Infectious Disease and Genetic Testing. We assist our customers in monitoring and analyzing the health and genetics of the research models used in their research protocols. We developed this capability internally by building upon the scientific foundation created by the diagnostic laboratory needs of our research model business. Depending upon a customer's needs, we may serve as its sole source testing laboratory, or as an alternative source supporting its internal laboratory capabilities. We believe that the continued growth in development and utilization of transgenic, knock-out and cloned models will drive our future growth as the reference laboratory of choice for genetic testing of special models.

     Contract Site Management. Building upon our core capabilities as a leading provider of high quality research models, we manage animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations. Increasing demand for our services reflects the growing necessity of these large institutions to outsource internal functions or activities that are not critical to the core scientific innovation and discovery process. In addition, we believe that our expertise in managing the laboratory animal environment enhances the productivity and quality of our customers' research facilities. This area leads to additional opportunities for us to provide other products and services to our customers. Site management does not require us to make any incremental investment, thereby generating a particularly strong return.

   Development Services

     Our development services enable our customers to outsource their non-core drug development activities to us. These activities are typically required for the identification of the lead compound in order to support the regulatory filings necessary to obtain FDA approval. We currently offer development services in three main areas: drug safety assessment, biotech safety testing and medical device testing.

     Drug Safety Assessment. We offer drug safety assessment services to pharmaceutical, medical device and biotechnology companies that are principally focused on conducting regulatory compliance studies producing data to support FDA submissions. These studies require highly specialized scientific capabilities. We have expertise in conducting critical developmental studies on new drug candidates and medical devices that use research models, including long- and short-term evaluations of potential new treatments for human or animal disease conditions. We have unique expertise in several areas of safety assessment and are continuously evaluating and selecting new services areas to add to our portfolio. We focus on high-end niches of this market where our scientific capabilities are strongly valued by our customers.

     Biotech Safety Testing. We provide specialized non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. These services allow our customers to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially free of residual biological materials. The bulk of this testing work is required by the FDA for obtaining new drug approval, maintaining an FDA-licensed manufacturing capability or releasing approved products for use on patients. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up and biological testing. As more biotechnology drug candidates with stronger potential enter and exit the development pipeline, we expect to continue to experience strong demand for these testing services.

     Medical Device Testing. The FDA requires companies introducing medical devices to test the biocompatibility of any new materials that have not previously been approved for contact with human tissue. We provide a wide variety of medical device testing services from prototype feasibility testing to long-term GLP, or good laboratory practices, studies, primarily in large research models. These services include cardiovascular surgery, biomaterial reactivity studies, orthopedic studies and related laboratory services. We maintain state-of-the-art surgical suites where our skilled professional staff implement custom surgery protocols provided by our customers.

   In Vitro Detection Systems

     While we do not foresee significant replacement of animal models from the use of in vitro techniques, we believe that these techniques may offer a strong refinement or complement to animal test systems after the extended period of scientific validation is successfully completed. We intend to pursue this area to the extent alternatives become commercially viable.

     Endotoxin Detection Systems. We are a market leader in endotoxin testing, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxins. Endotoxins are fever producing pathogens or compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is an FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or LAL. The LAL test is the first and only major FDA-validated in vitro alternative to an animal model test for testing the safety and efficiency of new drug candidates. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits, reagents, software, accessories, instruments and associated services to pharmaceutical and biotechnology companies for medical devices and other products worldwide. We have filed for a patent relating to our next generation of endotoxin testing technology.

     BioActivity Software. In the life sciences, we have an exclusive strategic alliance with Multicase, Inc. under which we offer their unique database software program. This program allows researchers to evaluate the potential toxicity and pharmacological activity of new chemical compounds. This program uses a proprietary artificial intelligence capability and nearly twenty years of data collected from public sources including the FDA. This in silico, or software, alternative to the use of research animals is in the early stages of commercialization. We expect that bioactivity software that allows researchers to more accurately predict defined outcomes for potential new drug candidates will complement rather than replace the use of research models. We plan to evaluate adding other software tools through licensing and partnerships that allow researchers to improve the efficiency and effectiveness of drug discovery and development.

   Vaccine Support Products

     Animal Health. We are the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs. SPF chicken embryos are used by animal health companies as self-contained "bioreactors" for the manufacturing of live and killed viruses. These viruses are used as a raw material in poultry and potential human vaccine applications. The production of SPF eggs is done under biosecure conditions, similar to our research model production. We have a worldwide presence that includes several SPF egg production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in the United States, which provides in-house testing and support services to our customers.

     Human Health. We are also applying our SPF egg technology to human vaccine markets. We have entered into an agreement with a company that is in the late stages of the FDA approval process for a nasal spray-delivered vaccine for human flu. If FDA-approved and commercially successful, this human flu vaccine may significantly increase demand for our SPF eggs.

Customers


     Our customers consist primarily of large pharmaceutical companies, including the ten largest pharmaceutical companies based on 2000 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1990 remain our customers today.

     During 2000, in both our research models and our biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance were to hospitals, universities and the government. Our top 20 global customers represent only about 30% of our 2000 net sales, and approximately 24% of our net sales for the three months ended March 31, 2001, with no individual customer accounting for more than 3% of net sales in either period.


Sales, Marketing and Customer Support


     We sell our products and services principally through our direct sales force. As of March 31, 2001, we had approximately 74 employees engaged in field sales, of which 41 were in the United States, 21 were in Europe and 12 were with Charles River Japan. The direct sales force is supplemented by a network of international distributors for some areas of our biomedical products and services business.

     Our internal marketing groups support the field sales staff while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders, recording over 500,000 hits each month. Our website is not incorporated by reference in this prospectus.


     We maintain both a customer service and technical assistance departments, which services our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our expertise is recognized as a valuable customer resource.

Research and Development

     We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through collaborations with universities or other institutions. Our dedicated research and development spending was $1.4 million in 1998, $0.5 million in 1999 and $0.9 million in 2000 and $0.2 million for the three months ended March 31, 2001. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.

Industry Support and Animal Welfare

     Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.

     We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. One of our businesses dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.

Employees

     As of March 31, 2001, we had approximately 3,500 employees, including nearly 100 science professionals with advanced degrees including D.V.M.s, Ph.D.s and M.D.s. Our employees are not unionized in the United States, though we are unionized in some European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.

Competition


     Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business and geographic areas.

     In our research models business division, our main competitors include three smaller competitors in North America, several smaller ones in Europe, and two smaller ones in Japan. Of our main United States competitors, two are privately held businesses and the third is a government-financed, non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product and services offerings and pharmaceutical and biotechnology industry relationships.

     We have many competitors in our biomedical products and services business division. A few of our competitors in our biomedical products and services business are larger than we are and may have greater capital, technical or other resources than we do; however, many are smaller and more regionalized. We have a small relative share in the biotech safety testing market, where the market leader is a well-established company, and in medical device testing, where there are many larger competitors.

     We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.

Environmental Matters; Legal Proceedings

     Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. As a result of disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants on two islands in the Florida Keys, we agreed to refoliate the islands at our cost. Although we have not been able to completely replant, principally due to the presence of a free-range animal population and storms, we believe that the cost of refoliation will not have a material adverse effect on our business.

     Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

     We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business that is not otherwise material to our business or financial condition.

Regulatory Matters


     The Animal Welfare Act governs the treatment of particular species intended for use in research. The AWA imposes a wide variety of specific regulations on producers and users of these species, most notably cage size, shipping conditions and environmental enrichment methods. We comply with licensing and registration requirement standards set by the USDA for handling regulated species, including breeding, maintenance and transportation. However, rats, mice and chickens are not currently regulated under the AWA. As a result, most of our United States small animal research model activities and our vaccine support services operations are not subject to regulation under the AWA. The USDA has agreed, as part of a settlement of litigation, to propose a change to the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

     Our biomedical products and services business is also generally regulated by the USDA, and in the case of our endotoxin detection systems, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations and Good Manufacturing Practices. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. In 1999, we received a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility. We have since taken corrective action satisfactory to the FDA with respect to these deficiencies.


Properties

     The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart the sites we lease. Most of our material leases expire from 2001 to 2005.

                                  Sites-Owned

                           No of     Total
        Country            Sites  Square Feet   Principal Functions
------------------------   -----  -----------   -----------------------------

Belgium.................      1       16,140    Office, Production
Canada..................      1       59,194    Office, Production, Laboratory
China...................      1       19,372    Office, Production, Laboratory
France..................      5      663,689    Office, Production, Laboratory
Germany.................      3      131,096    Office, Production, Laboratory
Italy...................      1       46,700    Office, Production, Laboratory
Japan...................      2      116,340    Office, Production, Laboratory
United Kingdom..........      2       58,240    Office, Production, Laboratory
United States...........     23      861,408    Office, Production, Laboratory
                             --   ----------
Total...................     39   1,972,179
                             ==   =========


                                  Sites-Leased

                           No of     Total
        Country            Sites  Square Feet   Principal Functions
------------------------   -----  -----------   -----------------------------


Australia...............      1        8,518    Office, Production
Czech Republic..........      2        8,802    Office, Production, Laboratory
Hungary.................      2       11,567    Office, Production, Laboratory
Japan...................      6       61,917    Office, Production, Laboratory
Netherlands.............      1       11,841    Office, Production
Spain...................      1        3,228    Sales Office
Sweden..................      1        8,072    Sales Office
United States...........     23      586,345    Office, Production, Laboratory
                             --      -------
Total...................     37      700,291
                             ==      =======

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors, each of whom serves in a comparable capacity for our parent.


            Name           Age                        Position
           -----           ---                        -------
James C. Foster.............50     Chairman, Chief Executive Officer, President and Director

Thomas F. Ackerman..........46     Senior Vice President and Chief Financial Officer

David P. Johst..............39     Senior Vice President, Human Resources and Administration

Real H. Renaud..............54     Senior Vice President and General Manager, European and North American
                                   Animal Operations

Dennis R. Shaughnessy.......43     Senior Vice President, Corporate Development, General Counsel and
                                   Secretary

Julia D. Palm...............53     Vice President and General Manager, Biomedical Products and Services

Robert Cawthorn.............65     Director

Stephen D. Chubb............57     Director

Thompson Dean...............43     Director

Stephen C. McCluski.........48     Director

Reid S. Perper..............41     Director

Douglas E. Rogers...........46     Director

Samuel O. Thier.............63     Director

William Waltrip.............63     Director

Henry Wendt III.............67     Director


     James C. Foster joined us in 1976 as General Counsel. Over the past 24 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, our Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

     Thomas F. Ackerman joined us in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as our Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

     David P. Johst joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining us, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard University Law School.

     Real H. Renaud joined us in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became our Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999 he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.
     Dennis R. Shaughnessy joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. He became a Senior Vice President in 1999. Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an M.S. from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.


     Julia D. Palm joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University, and an M.B.A. from Fairleigh Dickinson University.

     Robert Cawthorn is an independent consultant to Global Health Care Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an executive officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn serves as Chairman of Actelion Ltd., NextPharma Technologies S.A. and also serves as a director of H(2)O Technologies, Pharmanet Inc. and Pharma Marketing Ltd.


     Stephen D. Chubb has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and CompuCyte Corp.

     Thompson Dean has been a Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holding Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.


     Stephen C. McCluski has been Senior Vice President and Chief Financial Officer of B&L since 1995. Previously, Mr. McCluski served as Vice President and Controller of B&L and President of Outlook Eyewear Company. Since 2000, Mr. McCluski has been a director of Control Delivery Systems, Inc.


     Reid S. Perper has been a Managing Director of DLJ Merchant Banking, Inc. since January 2000. Mr. Perper was a Principal of DLJ Merchant Banking, Inc. from 1996 to January 2000 and a Vice President from 1993 to 1996. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

     Douglas E. Rogers has been a Managing Director of Global Health Care Partners since 1996. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.


     Samuel O. Thier has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of The Massachusetts General Hospital from 1994 through 1997 and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine of the National Academy of Sciences and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Merck & Co., Inc. and Pranalytica, Inc.

     William Waltrip has served since 1993 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. From 1996 to 1998, he also served as chairman of B&L and during 1996 was the company's chief executive officer. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of B&L, Teachers Insurance and Annuity Association, Thomas & Betts Corporation and Technology Solutions Company.

     Henry Wendt III has been the Chairman of Global Health Care Partners since 1996. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Computerized Medical Systems, The Egypt Investment Company, Focus Technologies, West Marine Products and Wilson Greatbatch Ltd.

     Each of our directors serves until the next annual meeting of stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of our board of directors, other than Mr. Thier, were initially elected at the time of the recapitalization pursuant to the investors' agreement that was entered into in connection with that transaction. See "Relationships and Transactions with Related Parties--Investors' Agreement." Mr. Thier was initially elected as a director in April 2000. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.

Committees of the Board of Directors


     Our parent's board of directors has an audit committee and a compensation committee. The parent board or our board may also establish other committees to assist in the discharge of its responsibilities.

     The audit committee makes recommendations to the parent board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results with the independent accountants. The audit committee is currently comprised of Messrs. Chubb, Thier and Waltrip. PricewaterhouseCoopers LLP presently serves as our independent accountants.


     The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation for all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the entire board of directors for approval and authorization. The compensation committee also administers our parent's stock plans. The compensation committee is currently comprised of Messrs. Cawthorn, Dean, Waltrip and Wendt.

                             Executive Compensation

     The following table sets forth information concerning the compensation for the years ended December 30, 2000, December 25, 1999 and December 26, 1998 for our chief executive officer and our four other most highly compensated executive officers at the end of our last fiscal year. We collectively refer to these executive officers throughout this section as our named executive officers.
                           Summary Compensation Table

                                               Annual Compensation                 Long-Term Compensation
                                    ------------------------------------------    ------------------------
                                                                       Other
                                                                      Annual      Restricted   Securities    All Other
                                                                  Compensation      Stock      Underlying   Compensation
    Name and Principal Position     Year     Salary($) Bonus($)       $(1)          Award(s)    Opinions        (2)
----------------------------------- ----   ----------  --------   ------------    ----------   ----------   -----------
James C. Foster.................... 2000    $341,250   $601,293      $  32,010        --         40,000       $132,292
   Chairman, Chief Executive        1999     324,727    790,001        355,357        --        558,824        135,200
   Officer, President and Director  1998     308,700    230,705(3)      33,717     4,500(5)      19,000        171,268
Real H. Renaud..................... 2000     236,250    208,490         12,760        --         16,000         44,075
   Senior Vice President and        1999     224,475    236,391        100,647        --        163,793         42,252
   General Manager, European and    1998     212,000     99,814         21,559        --          4,200         43,275
   North American Animal
   Operations
Dennis R. Shaughnessy.............. 2000     185,000    240,873         14,511        --         16,000          6,020
   Senior Vice President,           1999     176,239    290,542        323,616(4)     --        134,642         61,057
   Corporate Development,           1998     167,800     79,898         21,968        --          4,200         60,088
   General Counsel and Secretary
David P. Johst..................... 2000     162,000    204,513          7,661        --         16,000         20,203
   Senior Vice President, Human     1999     154,209    238,767         84,569        --        125,254         60,003
   Resources and Administration     1998     146,800     69,911         11,689        --          4,200         58,182
Thomas F. Ackerman................. 2000     162,000    204,514         14,026        --         16,000         38,400
   Senior Vice President and Chief  1999     141,621    245,954         92,574        --        125,254         38,200
   Financial Officer                1998     135,000     64,378         10,670        --          3,600         38,200

-------------------

(1) Amounts in this column for 1999 include contractual payments made by B&L to the named executive officers in lieu of accelerating their unvested B&L options upon the closing of the recapitalization.

(2) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan (Mr. Foster (2000: $128,892, 1999: $132,000, 1998: $168,068); Mr. Renaud (2000: $40,675, 1999: $39,052, 1998: $40,075);
     Mr. Shaughnessy (2000: $2,620, 1999: $57,857, 1998: $57,956); Mr. Johst
     (2000: $16,803, 1999: $56,803, 1998: $54,982); Mr. Ackerman (2000:
     $35,000, 1999: $35,000, 1998: $35,000)) and Employee Savings Plan (Mr.
     Foster (2000: $3,400, 1999: $3,200, 1998: $3,200); Mr. Renaud (2000:
     $3,400, 1999: $3,200, 1998: $3,200); Mr. Shaughnessy (2000: $3,400, 1999:
     $3,200, 1998: $2,132), Mr. Johst (2000: $3,400, 1999: $3,200, 1998:
     $3,200); Mr. Ackerman (2000: $3,400, 1999: $3,200, 1998: $3,200)).

(3)  Includes $12,000 paid under B&L's Long Term Incentive Plan during 1998.

(4) Also includes a lump-sum payment of $253,000 made in return for relinquishment of right to participate in our Executive Supplemental Life Insurance Retirement Plan.

(5) Represents the number of shares of B&L common stock that Mr. Foster received as a restricted stock award.

Stock Options


     The following table presents material information regarding options to acquire shares of our parent's common stock granted to our named executive officers in 2000.

                          Option Grants in Fiscal 2000


                                              Individual Grants(1)
                                 --------------------------------------------------
                                               Percent of                             Potential Realizable Value at
                                 Number of        Total                               Assumed Annual Rates of Stock
                                 Securities      Options      Exercise                    Price Appreciation for
                                 Underlying    Granted to     of Base                       Option Term (2)
                                  Options     Employees in     Price     Expiration   -----------------------------
Name                             Granted(#)   Fiscal Year(%)   ($/Sh)       Date        5%($)              10%($)
----                             ----------   --------------  --------   ----------   ---------          ----------
James C. Foster.................    40,000         8.4%         16.00     6/23/2010    $402,493          $1,019,995
Real H. Renaud..................    16,000         3.4          16.00     6/23/2010     160,997             407,998
Dennis R. Shaughnessy...........    16,000         3.4          16.00     6/23/2010     160,997             407,998
David P. Johst..................    16,000         3.4          16.00     6/23/2010     160,997             407,998
Thomas F. Ackerman..............    16,000         3.4          16.00     6/23/2010     160,997             407,998

-------------------
(1) The options were granted pursuant to our parent's 2000 Incentive Plan. The options granted to the named executive officers are incentive stock options to the extent permitted by law and vest annually in three equal installments.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionee's continued employment through the option period and the date on which the options are exercised.

Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

     The following table sets forth for each of the named executive officers the Charles River International, Inc. options exercised during the 2000 fiscal year, the number of shares covered by both exercisable and unexercisable stock options as of December 30, 2000 and the value of "in-the-money" options as of December 30, 2000. None of our named executive officers exercised Charles River International, Inc. stock options in 2000.


                                                                      Number of Securities         Value of Unexercised In-the-
                                                                     Underlying Unexercised            Money Options at Year
                                                                  Options at Fiscal Year-End(#)              End($)(1)
                                       Shares                    ------------------------------    -----------------------------
                                      Acquired        Value
Name                               on Exercise(#)   Realized($)  Exercisable     Unexercisable    Exercisable      Unexercisable
----                               --------------   -----------  -------------   --------------   -------------    -------------
James C. Foster................            --             --         23,123          575,701         509,747         12,264,529
Real H. Renaud.................            --             --          5,505          174,288         121,358          3,671,459
Dennis R. Shaughnessy..........            --             --          4,949          145,693         109,101          3,041,082
David P. Johst.................            --             --          4,404          136,850          97,086          2,846,138
Thomas F. Ackerman.............            --             --          4,404          136,850          97,086          2,846,138

-------------------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for our parent's common stock of $27.35, the closing sale price per share of our parent's common stock, as reported on the New York Stock Exchange on December 30, 2000, less the option exercise price.

Employee Agreements and Compensation Arrangements

     We do not currently have employment agreements with any of our named executive officers.

Director Compensation

     Directors who are not our employees or who are not otherwise affiliated with us or our parent's principal stockholders will receive $10,000 per year and $1,000 per board meeting, plus travel expenses.

Severance Plans


     In January 1999, we adopted the 1999 Charles River Laboratories Officer Separation Plan. This plan provides for severance payments to vice presidents and more senior officers who are terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who have not been offered comparable positions within our company. A participant under the plan is entitled to a severance payment equal to one year of the officer's base pay plus the accrued vacation pay payable to the officer as of the separation date. Under certain circumstances, a participant is also entitled to receive a pro rata portion of the participant's incentive bonus under the terms of the plan. Each of the named executive officers other than Mr. Renaud is a participant under the plan. In January 1992, Mr. Renaud entered into an agreement with us providing for a severance payment equal to one year of his base pay if he is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The plan and the 1992 agreement with Mr. Renaud each prohibit the participant from competing with us for one year after termination of the participant's employment.

Stock Plans

     Our parent's 1999 management incentive plan provides for the grant of stock options to our employees, directors, officers and consultants. There are 1,784,384 shares of common stock of our parent reserved for awards under the plan. As of March 31, 2001, options to purchase 1,716,697 shares were outstanding under the plan.

     Our parent's 2000 incentive plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock, promises to deliver stock or other securities in the future, awards of cash or stock earned by attaining performance criteria, cash bonuses and cash bonuses or loans to help defray the costs of the foregoing awards. There were 1,189,000 shares of our parent's common stock initially reserved under the plan. As of December 30, 2000, an aggregate of 476,300 shares had been issued upon the exercise of options or are issuable upon the exercise on options outstanding under the plan. On May 8, 2001, we amended the plan and increased the shares reserved under the plan to 3,789,000.

     Our parent's 2000 directors stock plan provides for the grant of both automatic and discretionary nonstatutory stock options to our parent's non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our parent's common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our parent's common stock (pro- rated if the director did not serve for the entire preceding year). There are 100,000 shares of common stock reserved under this plan. Options for 20,000 shares were granted under the plan in June 2000 to each of Messrs. Waltrip, Thier and Chubb.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Our parent, Charles River Laboratories International, Inc., holds all of our common stock. The following table shows information regarding the beneficial ownership of our parent's common stock as of March 22, 2001 for:


     o each person or group of affiliated persons known by our parent to own beneficially more than 5% of the outstanding shares of common stock;

     o    each director and named executive officer; and

     o    all directors and executive officers as a group.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 22, 2001, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 40,127,642 shares of our parent's common stock outstanding as of March 31, 2001.


     The address for each listed director and officer is c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.


                                                                    Percentage
                                               Number of Shares      of Shares
       Name of Beneficial Owner               Beneficially Owned    Outstanding
       ------------------------               ------------------    -----------
DLJ Merchant Banking Partners II, L.P.
   and related investors(1)(2).............     12,670,253             30.3%
Bausch & Lomb Incorporated(3)..............      1,939,586              4.8
James C. Foster............................        438,646(5)           1.1
Real H. Renaud.............................        104,569(6)             *
Dennis R. Shaughnessy......................         94,357(7)             *
David P. Johst.............................        115,727(8)             *
Thomas F. Ackerman.........................         85,648(9)             *
Robert Cawthorn(4).........................             --               --
Stephen D. Chubb...........................         36,895(10)            *
Thompson Dean(4)...........................             --               --
Stephen C. McCluski(3).....................      1,939,586              4.8
Reid S. Perper(4)..........................             --               --
Douglas E. Rogers(4).......................             --               --
Samuel O. Thier............................         21,300(11)            *
William Waltrip............................         36,895(12)            *
Henry Wendt III(4).........................             --               --
Officers and directors as a
  group (15 persons).......................      2,922,658(13)          7.2
-------------------
*Less than 1%

(1) Consists of shares held directly or indirectly by the DLJMB Funds and the following related investors: DLJ Merchant Banking Partners, II, L.P.; DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P., DLJ Investment Funding, Inc.; DLJ Capital Corporation; Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Relationships and Transactions with Related

     Parties." The address of each of these investors is 277 Park Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2) Includes 1,685,050 shares for the DLJMB Funds and affiliates underlying currently exercisable warrants.

(3) Represents shares beneficially owned by B&L through a wholly owned subsidiary. Mr. McCluski is Senior Vice President and Chief Financial Officer of B&L.

(4) Mr. Cawthorn is an independent consultant to Global HealthCare Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 277 Park Avenue, New York, New York 10172.

(5) Includes 95,384 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 22, 2001.

(6) Includes 22,710 shares of common stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 22, 2001.

(7) Includes 20,379 shares of common stock subject to options held by Mr. Shaughnessy that are exercisable within 60 days of March 22, 2001.

(8) Includes 18,168 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 22, 2001.

(9) Includes 18,168 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 22, 2001.

(10) Includes 20,000 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 22, 2001.

(11) Includes 20,000 shares of common stock subject to options held by Mr. Thier that are exercisable within 60 days of March 22, 2001.

(12) Includes 20,000 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 22, 2001.

(13) Includes 246,163 shares of common stock subject to options exercisable within 60 days of March 22, 2001.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES


     Recapitalization

     Effective September 29, 1999, all assets, liabilities and operations of the Company, which had been held by B&L and certain of its affiliated entities, were, pursuant to a recapitalization agreement, contributed to an existing dormant subsidiary that was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, the Company, which had been a wholly-owned subsidiary of B&L, became a wholly-owned subsidiary of Charles River Laboratories International, Inc.

Financial Advisory Fees and Agreements

     Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ Securities Corporation, an affiliate of the DLJMB Funds, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the units. DLJ Capital Funding, an affiliate of the DLJMB Funds, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility and as a lender under the facility. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. We paid a fee to the lenders under our existing credit facility, including DLJ Capital Funding, in connection with amendments to that facility and to DLJ Capital Funding for an irrevocable commitment, which has since expired, to provide us with a new credit facility. Credit Suisse First Boston, New York branch is an affiliate of DLJ Capital Funding and has assumed such commitment to provide us with a new credit facility. The aggregate fees payable to DLJ Capital Funding in connection with such consent and commitment are approximately $1.1 million. DLJ Securities Corporation whose corporate parent was recently acquired by Credit Suisse Group, of which Credit Suisse First Boston is an indirect subsidiary, was a co-managing underwriter in our parent's initial public offering and received fees of approximately $4.4 million, and DLJdirect, Inc., an affiliate of DLJ Securities Corporation and Credit Suisse First Boston Corporation, was an underwriter and received fees of approximately $0.1 million. We also paid a premium of approximately $24.5 million to DLJMB and other investors for early repayment of our senior discount debentures due 2010. Credit Suisse First Boston acted as a managing underwriter in a public offering of shares of our parent and certain of its stockholders that closed on March 21, 2001, and received fees of approximately $1,171,875 from the Company and $1,515,820 from the selling stockholders for its services.

     Under the investors' agreement described below, for a period of five years from the date of the investors' agreement, our parent has agreed to engage Credit Suisse First Boston Corporation or its affiliates as its exclusive financial and investment banking advisor. We expect that Credit Suisse First Boston Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with any such engagement. We expect that any such arrangement will include provisions for the indemnification of Credit Suisse First Boston Corporation against some liabilities, including liabilities under the federal securities laws.

CRL Acquisition LLC

     Effective June 21, 2000, our parent's stockholders, including CRL Acquisition LLC, exchanged each of their shares of our parent's common stock for newly issued shares of our parent's common stock. Each old share was exchanged for 1.927 new shares. In connection with the offering, CRL Acquisition LLC distributed a substantial portion of these shares to its limited liability company unit holders.

Investors' Agreement

     Our parent, CRL Acquisition LLC, B&L CRL, Inc. (a subsidiary of B&L), DLJ Merchant Banking Partners II, L.P., management and certain related investors, James C. Foster, Stephen D. Chubb, William Waltrip and other of our investors are parties to an investors' agreement, which was entered into in connection with the recapitalization on September 29, 1999 and amended and restated on June 19, 2000. The investors' agreement provides, among other things, that any person acquiring shares of our parent's common stock who is required by the investors' agreement or by any other agreement or plan of our parent to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.


     The terms of the investors' agreement restrict transfers of the shares of our parent's common stock by our parent, management and some other investors and some future shareholders. The agreement provides for, among other things:

     o the ability of some shareholders to participate in particular sales of our parent's common stock;

     o the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders of our parent to sell shares of our parent's common stock held by them in particular circumstances if the DLJMB Funds or CRL Acquisition LLC choose to sell shares owned by them;

     o some registration rights with respect to shares of our parent's common stock, including rights to indemnification against some liabilities, including liabilities under the Securities Act; and

     o pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of our parent's common stock in particular instances when our parent proposes to issue common stock.

     The investors' agreement also provides that our parent's board of directors will consist of at least nine but no more than twelve members, seven of whom (including the chairman) will be appointed by DLJ Merchant Banking Partners II, L.P. for so long as the aggregate number of shares of our parent's common stock held by the DLJMB Funds is at least 10% of the initial aggregate number of shares purchased by the DLJMB Funds in the recapitalization. The investors' agreement also provides that B&L CRL, Inc. has the right to appoint one director and that the chief executive officer appointed by the board will serve as a director.


Transactions with Officers and Directors

     In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid. Following the repayment, the officers borrowed the following amounts from our parent: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr.
Ackerman ($175,000). The loans mature in ten years and interest accrues at 6.75%, the applicable federal rate. Each loan is fully recourse to the officer. Any after-tax proceeds from the sale of these shares and options by each officer will be used to repay his loan until it is repaid in full. Each note accelerates upon the termination of the borrower's employment with us for any reason.

Repayment of Notes and Debentures

     In the third quarter of 2000, our parent repaid to Bausch & Lomb $46,884,000 of subordinated discount notes which were issued in connection with the recapitalization transaction. In addition, also in the third quarter of 2000, our parent repaid a total of $66,792,000 (including a $24,444,000 premium for early extinguishment) to the DLJMB Funds to extinguish senior discount debentures issued in connection with the recapitalization.

                         DESCRIPTION OF CREDIT FACILITY


     A syndicate of financial institutions led by DLJ Capital Funding, as sole book runner, lead arranger and syndication agent, provided our credit facility. The credit facility includes a $40.0 million term loan A facility, a $120.0 million term loan B facility, a $25 million term loan C facility and a $30.0 million revolving credit facility, which provides for loans and under which up to $15.0 million in letters of credit may be issued. The term loan A facility matures six years after the closing date of the facility, the term loan B facility matures eight years after the closing date of the facility, the term loan C facility matures eight years after the closing date of the facility and the revolving facility matures six years after the closing date of the facility. The revolving credit facility is subject to a potential, but uncommitted, increase of up to $25 million at our request at any time prior to such revolving credit facility maturity date. Such increase will be available only if one or more financial institutions agrees, at the time of our request, to provide it.


     Loans under the term loan A facility and the revolving facility bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.00% for LIBOR loans and 1.75% for base rate loans. Loans under the term loan B facility bear interest, at our option, at the alternative base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.75% for LIBOR loans and 2.50% for base rate loans. We pay commitment fees in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility. Beginning approximately six months after the closing date of the credit facility, the applicable margins applicable to loans under the term loan A facility and the revolving facility and commitment fees will be determined based on the ratio (the "Leveraged Ratio") of consolidated total debt to consolidated EBITDA (as defined in the credit facility) of us and our restricted subsidiaries (as defined in the credit facility).

     We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to the margin applicable to LIBOR loans under the revolving facility (in the case of standby letters of credit) or 1.25% (in the case of commercial letters of credit), which shall be shared by all lenders participating in the relevant letters of credit. In addition, we will pay an additional fee to the issuer of each letter of credit in an amount agreed between us and the issuer.

     The term loan A is subject to the following amortization schedule:


                                     Term Loan
  Year                            Amortization (%)
  -----                           ---------------
   1............................           0%
   2............................           5
   3............................          10
   4............................          20
   5............................          25
   6............................          40


     The term loan B is subject to the following amortization schedule:

                                     Term Loan
  Year                            Amortization (%)
  -----                           ---------------
   7............................           1%
   8............................          93


     The term loan C is subject to the following amortization schedule:

                                     Term Loan
  Year                            Amortization (%)
  -----                           ---------------
   2............................           1%
   3............................           1
   4............................           1
   5............................           1

   6............................           1
   7............................         .75
   8............................       94.25

     The credit facility is subject to mandatory prepayment:


     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, us or any of our restricted subsidiaries, subject to some exceptions, including an exception for reinvestment in our and our restricted subsidiaries' business;

     o with 50% of the net cash proceeds received from the issuance of equity securities of our parent, us or any of our restricted subsidiaries (subject to some exceptions) so long as the Leverage Ratio following such payment would exceed 3.5.1;

     o with the net cash proceeds received from issuances of debt securities by our parent, us or any of our restricted subsidiaries (subject to some exceptions); and

     o with 50% of excess cash flow (as defined in the credit facility) for each fiscal year so long as the Leverage Ratio following such payment would exceed 3.5:1.

     All mandatory prepayment amounts will be applied first to the prepayment of the term loans.

     All of our future domestic restricted subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

     o    all of our stock;


     o all of our existing and after-acquired personal property and all the existing and after-acquired personal property of our future domestic restricted subsidiaries, including a pledge of all of the equity interests of our future restricted subsidiaries held by us or any of our restricted subsidiaries and no more than 65% of the equity interests of any foreign restricted subsidiary, and all intercompany debt in our favor;


     o first-priority perfected liens on all of our material existing and after-acquired real property fee and leasehold interests, subject to customary permitted liens (as defined in the credit facility); and

     o    negative pledge on all of our and our subsidiaries' assets.

     The credit facility contains customary covenants and restrictions on our ability to engage in some activities, including, but not limited to:

     o    limitations on other indebtedness, liens, investments and guarantees;

     o restrictions on dividends and redemptions and payments on subordinated debt; and

     o    restrictions on mergers and acquisitions, sales of assets and leases.

     The credit facility also contains financial covenants requiring us to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio. The credit facility contains customary events of default and cross-default to indebtedness of our parent.


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


     Borrowings and reimbursement obligations under the credit facility are subject to significant conditions, including compliance with some financial ratios and the absence of any material adverse change. See "Risk Factors--Risks Relating to Our Debt--Restrictive covenants in our indenture and credit facility may adversely affect us by limiting the types of transactions we can enter into, potentially leading to a default and our debt becoming immediately due and payable."


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



                              DESCRIPTION OF NOTES

General

     We issued the notes under an indenture between Charles River and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. Copies of the proposed form of indenture and registration rights agreement are available as set forth below under "Where You Can Find More Information."

     The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     The definitions of terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Charles River" refers only to Charles River Laboratories, Inc. and not to any of its Subsidiaries.

     The notes:

     o    are general unsecured obligations of Charles River;

     o rank junior in right of payment to all existing and future Senior Indebtedness of Charles River, including borrowings under our New Credit Facility;

     o rank equally in right of payment with any future senior subordinated Indebtedness of Charles River;

     o rank senior in right of payment to all future subordinated Indebtedness of Charles River; and

     o are effectively junior to all liabilities of Charles River's subsidiaries.


     As of March 31, 2001, we had outstanding approximately $129.1 million of Senior Indebtedness and our subsidiaries had $118.9 million of outstanding liabilities, including trade payables but excluding intercompany obligations. The indenture permits Charles River and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors--The notes are subordinated to our other debt and holders of our senior debt must be paid before you receive any payments under the notes" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of March 31, 2001, all of our Subsidiaries are Restricted Subsidiaries. However, so long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.


Principal, Maturity and Interest

     o The notes are initially limited in aggregate principal amount to $150.0 million and mature on October 1, 2009.

     o the notes have been issued in denominations of $1,000 and integral multiples thereof.

     o    Interest on the notes accrues at the rate of 13.5%.


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


     o We pay interest in arrears every October 1 and April 1, to holders of record on the immediately preceding September 15 and March 15.

     o Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     o Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     We pay principal of, premium, if any, and interest on the notes:

     o at the office or agency we maintain for that purpose within the City and State of New York;

     o or, at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes;

     o however, all payments with respect to notes represented by one or more permanent Global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto.

     Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.

     Subject to the covenants described below, we may issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or
(2) payable on the first Interest Payment Date following that date of issuance. The notes and any additional notes would be treated as a single class for all purposes under the indenture.

Subordination

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

     Upon any distribution to creditors of Charles River in a liquidation or dissolution of Charles River or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Charles River or its property, an assignment for the benefit of creditors or any marshaling of Charles River's assets and liabilities,

          (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations; and

          (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness.

     However, holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

     Charles River also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," until all obligations with respect to Senior Indebtedness have been paid in full in cash or cash equivalents if:


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


          (1) a default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

          (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which that default relates to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from Charles River or the holders of any Designated Senior Indebtedness.

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which that default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means:

          (1) any Indebtedness outstanding under the New Credit Facility; and

          (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Charles River in writing to the trustee as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in Charles River or debt securities of Charles River that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person:

          (1) all Obligations of that Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding;

          (2) any other Indebtedness, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of that Person; and

          (3) all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

               (a) any liability for federal, state, local or other taxes;

               (b) any Indebtedness of that Person, other than under the New Credit Facility, to any of its Subsidiaries or other Affiliates;


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


               (c) any trade payables; or

               (d) any Indebtedness that is incurred in violation of the indenture.

     "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable under the terms of the notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.

     We will promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of Charles River who are holders of Senior Indebtedness.

Optional Redemption

     The notes will not be redeemable at Charles River's option prior to October 1, 2004. Thereafter, the notes will be subject to redemption at any time at the option of Charles River, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year                                        Percentage
-----                                       ----------
2004............................              106.750%
2005............................              104.500%
2006............................              102.250%
2007 and thereafter.............              100.000%


     Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


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


Mandatory Redemption

     Charles River is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

   Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Charles River to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes as specified in the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Charles River will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), under the procedures required by the indenture and described in that notice. Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     On the Change of Control Payment Date, Charles River will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered under the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Charles River.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Charles River will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Charles River to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Charles River repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility prohibits Charles River from purchasing any notes and also provides that some change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to Charles River would constitute a default thereunder. Any future credit agreements or other agreements


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


relating to Senior Indebtedness to which Charles River becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Charles River is prohibited from purchasing notes, Charles River could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If Charles River does not obtain such a consent or repay those borrowings, Charles River will remain prohibited from purchasing notes. In that case, Charles River's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the New Credit Facility. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     Charles River will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Charles River and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Charles River and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

     (2) the adoption of a plan for the liquidation or dissolution of Charles River;

     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Charles River; or

     (4) the first day on which a majority of the members of the board of directors of Charles River are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charles River and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Charles River to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charles River and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Charles River who:

     (1) was a member of Charles River's board of directors immediately after consummation of the Recapitalization and the Recapitalization Financing; or

     (2) was nominated for election or elected to Charles River's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Charles River's board of directors at the time of that nomination or election.


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


Certain Covenants

        Asset Sales

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Charles River or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by Charles River or the Restricted Subsidiary is in the form of:

          (a) cash or Cash Equivalents; or

          (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Charles River or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     For the purposes of this provision, each of the following shall be deemed to be cash:

               (i) any liabilities, as shown on Charles River's or the Restricted Subsidiary's most recent balance sheet, of Charles River or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets under a customary novation agreement that releases Charles River or the Restricted Subsidiary from further liability;

               (ii) any securities, notes or other obligations received by Charles River or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Charles River or the Restricted Subsidiary by Charles River or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

               (iii) any Designated Noncash Consideration received by Charles River or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received under this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and
(iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charles River or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Charles River is required to apply the Net Proceeds under the terms of the New Credit Facility), to:

     (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Charles River or any Indebtedness of any Restricted Subsidiary, as the case may be,


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


provided that if Charles River shall so repay or purchase Pari Passu Indebtedness of Charles River;

          (a) it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

          (b) if the notes may not then be redeemed, Charles River shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and thereon to the date of purchase, the notes that would otherwise be redeemed; or

     (2)(a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

          (b) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

               (x) as a result of the acquisition by Charles River or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

               (y) the Investment in that Capital Stock is permitted by clause
               (6) of the definition of Permitted Investments.

     Pending the final application of any Net Proceeds, Charles River may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Charles River will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Charles River may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes under an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

   Restricted Payments

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Charles River's or any of its Restricted Subsidiaries' Equity Interests other than

o dividends or distributions payable in Equity Interests other than Disqualified Stock of Charles River or


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



o dividends or distributions payable to Charles River or any Wholly Owned Restricted Subsidiary of Charles River;

     (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Charles River or Parent other than any of those Equity Interests owned by Charles River or any Restricted Subsidiary of Charles River;

     (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Charles River that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not under any mandatory offer to repurchase upon the occurrence of any event); or

     (4) make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to that Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (2) Charles River would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charles River and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments under this clause (3)), (2) through (9), (11) through (15) and
     (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

     (a) 50% of the Consolidated Net Income of Charles River for the period (taken as one accounting period) commencing June 27, 1999 to the end of Charles River's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

     (b) 100% of the Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities of Charles River to the extent that they have been converted into those Equity Interests, other than

     o Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and

     o Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

     (c) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:


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


               (i) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Charles River or any Restricted Subsidiary from those Persons;

               (ii) Qualified Proceeds received upon the sale or liquidation of those Investments; and

               (iii) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments under clause (10) or (14) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Charles River's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

     The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Charles River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Charles River) of other Equity Interests of Charles River (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
     (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Charles River with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Charles River or Parent or CRL Acquisition LLC held by any member of Parent's, Charles River's (or any of its Restricted Subsidiaries') management under any management equity subscription agreement or stock option agreement and any dividend to Parent to fund any such repurchase, redemption acquisition or retirement; provided that:

          (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

               (i) $5.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (ii)) of $10.0 million in any calendar year; plus

               (ii) the aggregate net cash proceeds received by Charles River during that calendar year from any reissuance of Equity Interests by Charles River, Parent or CRL Acquisition LLC to members of management of Charles River and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit an acquisition or retirement for value under this clause (4) shall be excluded from clause
               (3)(b) of the preceding paragraph; and

          (b) no Default or Event of Default shall have occurred and be continuing immediately after that transaction;


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     (5)  payments and transactions in connection with

          o the Transactions, including any purchase price adjustment or any other payments made under or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties,"

          o    the Transaction Financing,

          o    the Offering,

          o the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and

          o the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

     (6) the payment of dividends or the making of loans or advances by Charles River to Parent not to exceed $2.5 million in any fiscal year for costs and expenses incurred by Parent in its capacity as a holding company for services rendered by Parent on behalf of Charles River;

     (7) payments or distributions to Parent under any Tax Sharing Agreement;

     (8) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

          (a) that dividend is paid pro rata to all holders of that class of common stock; and

          (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

     (9) the repurchase of any class of common stock of a Restricted Subsidiary if:

          (a) that repurchase is made pro rata with respect to that class of common stock; and

          (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

     (10) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made under this clause (10) since the date of the indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made under this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made under this clause (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

     (11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Charles River or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;


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


     (12) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

     (13) any other Restricted Payment which, together with all other Restricted Payments made under this clause (13) since the date of the indenture, does not exceed $5.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made under this clause (13) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made under this clause (13); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

     (14) the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary;

     (15) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

          (a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

          (b) any accrued dividends thereon the payment of which would be permitted under clause (11) above;

     (16) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" under clause (3)(b) of the preceding paragraph); and

     (17) distributions or payments of Receivables Fees.

     The board of directors of Charles River may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Charles River and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

     (1) the net book value of that Investments at the time of that designation and

     (2) the fair market value of that Investments at the time of that designation.

     That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


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



   The amount of:

     (1) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charles River or that Restricted Subsidiary, as the case may be, under the Restricted Payment; and

     (2) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Charles River of those Qualified Proceeds.

     The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Charles River whose resolution with respect thereto shall be delivered to the trustee.

     Not later than the date of making any Restricted Payment, Charles River shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

   Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that:

     (1) Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

     (2) Charles River will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

     (3) Charles River will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

     provided that Charles River or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Charles River's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Stock is issued would have been at least 2.0 to 1 if such four-quarter period ended prior to September 30, 2002 and 2.25 to 1 thereafter, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by Charles River and its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Charles River and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the New Credit Facility and the Foreign Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $215.0 million;

          (2) the incurrence by Charles River and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by Charles River of Indebtedness represented by the notes and the indenture and any guarantees thereof by its Restricted Subsidiaries as specified in "Note Guarantees";


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          (4) the incurrence by Charles River or any of its Restricted
          Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Charles River or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $20.0 million outstanding after giving effect to that incurrence;

          (5) Indebtedness arising from agreements of Charles River or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

               (a) that Indebtedness is not reflected on the balance sheet of Charles River or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

               (b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Charles River and/or that Restricted Subsidiary in connection with that disposition;

          (6) the incurrence by Charles River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred;

          (7) the incurrence by Charles River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charles River and/or any of its Restricted Subsidiaries; provided that:

               (a) if Charles River is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charles River or a Restricted Subsidiary thereof and
               (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charles River or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Charles River or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8) the incurrence by Charles River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

               (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding; and

               (b) exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars;

provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or because of fees, indemnities and compensation payable thereunder;


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



          (9) the guarantee by Charles River or any of its Restricted Subsidiaries of Indebtedness of Charles River or a Restricted Subsidiary of Charles River that was permitted to be incurred by another provision of this covenant;

          (10) obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Charles River or any Restricted Subsidiary in the ordinary course of business; and

          (11) the incurrence by Charles River or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under this clause (11), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant:

     o in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred under the first paragraph of this covenant, Charles River shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred under only one of those clauses or under the first paragraph hereof;

     o Charles River may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Charles River would be permitted to incur that item of Indebtedness (or that portion thereof) under that other clause or the first paragraph hereof, as the case may be, at the time of reclassification; and

     o accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     All Indebtedness under the New Credit Facility and the Foreign Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Charles River will be permitted to incur significant additional secured indebtedness under clause (1) of the definition of "Permitted Indebtedness." See "Risk Factors."

   Liens

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Charles River on any asset or property now owned or hereafter acquired by Charles River or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Charles River, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.

   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:


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



          (1) (a) pay dividends or make any other distributions to Charles River or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

               (b) pay any Indebtedness owed to Charles River or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charles River or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Charles River or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or because of:

          (1) Existing Indebtedness as in effect on the date of the indenture;

          (2) the New Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

          (3) the indenture and the notes;

          (4) applicable law and any applicable rule, regulation or order;

          (5) any agreement or instrument of a Person acquired by Charles River or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

          (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

          (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

          (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Charles River's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

          (10) secured Indebtedness otherwise permitted to be incurred as specified in the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness; (

          11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date as specified in the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"


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


          (13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

          (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility.

   Merger, Consolidation, or Sale of Assets

     The indenture provides that Charles River may not consolidate or merge with or into (whether or not Charles River is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (1) Charles River is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Charles River) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Charles River) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charles River under the registration rights agreement, the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately after that transaction no Default or Event of Default exists; and

          (4) Charles River or the Person formed by or surviving any such consolidation or merger (if other than Charles River), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

          (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock" or

          (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Charles River and its Restricted Subsidiaries immediately prior to that transaction.

     The foregoing clause (4) will not prohibit:

               (a) a merger between Charles River and a Wholly Owned Subsidiary of Parent created for the purpose of holding the Capital Stock of Charles River;

               (b) a merger between Charles River and a Wholly Owned Restricted Subsidiary; or

               (c) a merger between Charles River and an Affiliate incorporated solely for the purpose of reincorporating Charles River in another State of the United States so long as, in each case, the amount of Indebtedness of Charles River and its Restricted Subsidiaries is not increased thereby.

     The indenture provides that Charles River will not lease all or substantially all of its assets to any Person.


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


   Transactions with Affiliates

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Charles River (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) that Affiliate Transaction is on terms that are no less favorable to Charles River or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charles River or that Restricted Subsidiary with an unrelated Person; and

          (2) Charles River delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

               (a) a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

               (b) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

          (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Charles River or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Charles River or that Restricted Subsidiary;

          (2) transactions between or among Charles River and/or its Restricted Subsidiaries;

          (3) payments of customary fees by Charles River or any of its Restricted Subsidiaries to the DLJ Merchant Banking funds and their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

          (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

          (5) payments and transactions in connection with the Transaction, including any purchase price adjustment or any other payments made under the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties," and the Transaction Financing, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

          (6) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments; and

          (7) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.


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


   Sale and Leaseback Transactions

     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Charles River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) Charles River or that Restricted Subsidiary, as the case may be, could have:

               (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

               (b) incurred a Lien to secure that Indebtedness under the covenant described under the caption "--Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Charles River applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."

   No Senior Subordinated Indebtedness

     The indenture provides that

     o Charles River will not Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes, and

     o no Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to that Guarantor's guarantee (the "Guarantee").

   Note Guarantees

     The Indenture provides that, if any Wholly-Owned Restricted Subsidiary of Charles River that is a Domestic Subsidiary guarantees any Indebtedness under the New Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture.

   Reports

     The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Charles River will furnish to the holders of notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Charles River were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Charles River's certified independent accountants; and


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          (2) all current reports that would be required to be filed with the
          SEC on Form 8-K if Charles River were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, Charles River has agreed to and have filed a copy of all information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

     In addition, Charles River has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act.

Events of Default and Remedies

     The indenture provides that each of the following constitutes an Event of
Default:

          (1) default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the indenture);

          (2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

          (3) failure by Charles River or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

          (4) failure by Charles River for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charles River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Charles River or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

               (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

               (b) results in the acceleration of that Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by Charles River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;


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          (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (8) some events of bankruptcy or insolvency with respect to Charles River or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default (other than an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare all the notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred under the New Credit Facility shall be outstanding, that acceleration shall not be effective until the earlier of:

          (1) an acceleration of any such Indebtedness under the New Credit Facility; or

          (2) five business days after receipt by Charles River and the administrative agent under the New Credit Facility of written notice of that acceleration.

Except as stated in the prior sentence, upon any such declaration, the notes shall become due and payable immediately.

     Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

     The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

          (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to some limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.


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     Charles River is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Charles River is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

     No member, director, officer, employee, incorporator or stockholder of Charles River, as such, shall have any liability for any obligations of Charles River under the notes or the indenture or for any claim based on, in respect of, or because of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Charles River may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on those notes when those payments are due from the trust referred to below;

          (2) Charles River's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charles River's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Charles River may, at its option and at any time, elect to have its obligations released with respect to some covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) Charles River must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charles River must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

               (a) Charles River has received from, or there has been published by, the Internal Revenue Service a ruling; or

               (b) since the date of the indenture, there has been a change in the applicable federal income tax law,


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


in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Charles River or any of its Subsidiaries is a party or by which Charles River or any of its Subsidiaries is bound;

          (6) Charles River must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charles River must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Charles River with the intent of preferring the holders of notes over the other creditors of Charles River with the intent of defeating, hindering, delaying or defrauding creditors of Charles River or others; and

          (8) Charles River must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Charles River may require a holder to pay any taxes and fees required by law or permitted by the indenture. Charles River is not required to transfer or exchange any note selected for redemption. Also, Charles River is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.


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     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "-Repurchase at the Option of Holders");

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults;

          (7) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders");

          (8) release any Guarantor from its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing,

          (1) any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control;" and (

          2) any amendment to Article 10 of the indenture (which relates to subordination)

will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes. Notwithstanding the foregoing, without the consent of any holder of notes, Charles River, any Guarantor and the trustee may amend or supplement the indenture, any Guarantee or the notes:

          (1) to cure any ambiguity, defect or inconsistency,

          (2) to provide for uncertificated notes in addition to or in place of certificated notes,

          (3) to provide for the assumption of Charles River's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Charles River or to provide for the assumption of any Guarantor's obligations under its Guarantee in the case of a merger or consolidation of the Guarantor,

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder,


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          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or

          (6) to provide for guarantees of the notes.

Concerning the Trustee

     The indenture contains some limitations on the rights of the trustee, should it become a creditor of Charles River, to obtain payment of claims in particular cases, or to realize on particular property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to some exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

     The certificates representing the notes were issued in fully registered form, without coupons. Except as described below, the notes were deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee, in the form of a global note (the "global registered note").

     The Global Registered Note. Charles River expects that under procedures established by DTC (a) upon deposit of the global registered note, DTC or its custodian credited on its internal system interests in the global registered note to the accounts of persons who have accounts with DTC ("Participants") and
(b) ownership of the global registered note is shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Participants, and the records of Participants with respect to interests of persons other than Participants. Ownership of beneficial interests in the global registered note is limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the global registered note for all purposes under the indenture. No beneficial owner of an interest in the global registered note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

     Payments of the principal of, or premium and interest on, the global registered note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Charles River, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global registered note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of, or premium and interest on, the global registered note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global registered note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global registered note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.


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     Transfers between Participants in DTC will be effected in accordance with
DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of the notes or to pledge such securities, such holder must transfer its interest in the global registered note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more Participants to whose account at DTC interests in the global registered note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global registered note for certificated notes, which it will distribute to its Participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global registered notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Charles River nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global registered note will be exchangeable or transferable, as the case may be, for certificated notes if

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global registered note and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) We, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form; or

          (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes.

     In addition, beneficial interests in the global registered note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for the global registered note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

Same Day Settlement And Payment

     The indenture requires that payments in respect of the notes represented by the global registered note, including principal, premium, if any, and interest be made by wire transfer of immediately available next day funds to the accounts specified by the holder. With respect to certificated notes, Charles River will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by


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the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Charles River expects that secondary trading in certificated notes will also be settled in immediately available funds.

Certain Definitions

     Set forth below are some defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Charles River to which Charles River or any of its Restricted Subsidiaries sells any of its accounts receivable under a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

          (2) Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

          (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Charles River and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance, sale or transfer by Charles River or any of its Restricted Subsidiaries of Equity Interests of any of Charles River's Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

               (a) that have a fair market value in excess of $5.0 million; or

               (b) for net proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

          (1) dispositions in the ordinary course of business;

          (2) a disposition of assets by Charles River to a Restricted Subsidiary or by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;

          (3) a disposition of Equity Interests by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;


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          (4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

          (5) foreclosures on assets;

          (6) any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

          (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

          (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.


     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

          (1) the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

          (2) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

          (3) that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means;

          (1) Government Securities;


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          (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the New Credit Facility;

          (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Charles River) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

          (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

          (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

          (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

          (1) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

          (2) Fixed Charges of that Person for that period;

          (3) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

          (4) net periodic post-retirement benefits;

          (5) other income or expense net as set forth on the face of that Person's statement of operations;

          (6) expenses and charges of Charles River related to the Transactions, including any purchase price adjustment or any other payments made under or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties," and Transaction Financing, the New Credit Facility and the application of the proceeds thereof; and

          (7) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions and Transaction Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.


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     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

          (1) the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

          (2) the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     "Consolidated Net Debt" means, with respect to any Person as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of such Person and its Restricted Subsidiaries as of such date, less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

          (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

          (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

          (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Charles River or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration in an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Charles River, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.


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     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charles River to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Charles
River may not repurchase or redeem any such Capital Stock under those provisions unless that repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Charles River or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Charles River in order to satisfy applicable statutory or regulatory obligations.

     "DLJ Merchant Banking Funds" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Charles River and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the indenture, until those amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

          (1) the Consolidated Interest Expense of that Person for that period; and

          (2) all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock),

in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption,


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guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and


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          (2) the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined under the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Charles River for consideration consisting of common equity securities of Charles River shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

     If Charles River or any Restricted Subsidiary of Charles River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Charles River such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Charles River, Charles River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management Loans" means one or more loans by Charles River or Parent to officers and/or directors of Charles River and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent or Charles River or membership interests in CRL Acquisition LLC; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.5 million.

     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

               (a) any Asset Sale, including, without limitation, dispositions under sale and leaseback transactions; or

               (b) the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by Charles River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,


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          (1) the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

          (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

          (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

          (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Charles River or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

     "New Credit Facility" means that Credit Agreement, dated as of September 29, 1999 among Charles River, some subsidiaries of Charles River from time to time party thereto as guarantors, various financial institutions party thereto, and DLJ Capital Funding, Inc., as syndication agent and administrative agent, including any related notes, guarantees, letters of credit collateral documents, rate protection or hedging arrangement, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

          (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

          (2) adding or deleting borrowers or guarantors thereunder;

          (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (4) otherwise altering the terms and conditions thereof.

     Indebtedness under the New Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Non-Recourse Debt" means Indebtedness,

          (1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Charles River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Charles River to secure debt of that Unrestricted Subsidiary) or assets of Charles River or any of its Restricted Subsidiaries;


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provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Charles River or any of its Restricted Subsidiaries if Charles River or that Restricted Subsidiary was otherwise permitted to incur that guarantee under the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the units by Charles River.

     "Parent" means Charles River Laboratories International, Inc. (f/k/a Charles River Laboratories Holdings, Inc.), the corporate parent of Charles River, or its successors.

     "Pari Passu Indebtedness" means Indebtedness of Charles River that ranks pari passu in right of payment to the notes.

     "Permitted Business" means any person engaged, directly or indirectly, in the animal research or biomedical products and services business or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

          (1) any Investment in Charles River or in a Restricted Subsidiary of Charles River;

          (2) any Investment in cash or Cash Equivalents;

          (3) any Investment by Charles River or any Restricted Subsidiary of Charles River in a Person, if as a result of that Investment,

               (a) that Person becomes a Restricted Subsidiary of Charles River; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or a Wholly Owned Restricted Subsidiary of Charles River;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Charles River;

          (6) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made under this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (7) Investments relating to any special purpose Wholly Owned Subsidiary of Charles River organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility;

          (8) the Management Loans or Investments in Parent to fund Management Loans; and


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          (9) Hedging Obligations permitted to be incurred under "--Certain
          Covenants--Incurrence of Indebtedness and Issuance of Preferred
          Stock."

     "Permitted Liens" means:

          (1) Liens on property of a Person existing at the time that Person is merged into or consolidated with Charles River or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Charles River or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

          (2) Liens existing on the date of the indenture;

          (3) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Charles River or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

               (a) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

               (b) those Liens do not extend to any other assets of Charles River or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

               (c) the Incurrence of that Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

               (d) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

          (4) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);

          (5) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

          (6) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

          (7) Liens securing (a) Indebtedness (including all Obligations) under the New Credit Facility or any Foreign Credit Facility (b) Hedging Obligations payable to a lender under the New Credit Facility or an Affiliate thereof or to a Person that was a lender of Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the New Credit Facility; and

          (8) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Charles River or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to


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extend, refinance, renew, replace, defease or refund other Indebtedness of
Charles River or any of its Restricted Subsidiaries; provided that:

          (1) the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means the DLJ Merchant Banking Funds.

      "Qualified Proceeds" means any of the following or any combination of the following:

          (1)  cash;

          (2)  Cash Equivalents;

          (3) assets (other than Investments) that are used or useful in a Permitted Business; and

          (4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Charles River or any Restricted Subsidiary of Charles River of that Capital Stock,

               (a) that Person becomes a Restricted Subsidiary of Charles River or any Restricted Subsidiary of Charles River; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or any Restricted Subsidiary of Charles River.

     "Ratio of Consolidated Net Debt to Consolidated Cash Flow" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Net Debt of such Person as of such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination) to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Ratio of Consolidated Net Debt to Consolidated Cash Flow is being calculated but prior to the date of determination, then the Ratio of Consolidated Net Debt to Consolidated Cash Flow shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Recapitalization" means the recapitalization of Charles River by the Principals and their Related Parties under the terms of the Recapitalization Agreement.

     "Recapitalization Agreement" means that Recapitalization Agreement dated as of July 25, 1999 among Charles River, B&L, Parent, Charles River Laboratories, Inc., Charles River SPAFAS, Inc., Bausch & Lomb International, Inc., Wilmington Partners, L.P., Bausch & Lomb Canada, Inc., CRL Acquisition LLC and DLJ Merchant Banking Partners II, L.P.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, under which Charles River or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal,

          (1) any controlling stockholder or partner of that Principal on the date of the indenture; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or
          (2).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sierra Acquisition" means the acquisition of SBI Holdings, Inc. by Charles River under the terms of the Sierra Acquisition Agreement.

     "Sierra Acquisition Agreement" means Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 3, 1999.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as that Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person,

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership or limited liability company,

               (a) the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

               (b) the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Charles River and Parent, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid under all such agreements and/or arrangements exceed the amount Charles River would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of Charles River and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Charles River.

     "Transactions" means the Recapitalization and the Sierra Acquisition.

     "Transaction Agreements" means the Recapitalization Agreement and the Sierra Acquisition Agreement.

"Transaction Financing" means;

          (1) the issuance and sale by Parent of senior discount debentures with warrants and senior subordinated discount note for consideration;

          (2) the issuance and sale by Charles River of the notes; and

          (3) the execution and delivery by Charles River and some of its subsidiaries of the New Credit Facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the Transactions and any related transactions, including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Charles River and its subsidiaries;

the proceeds of each of which were used to fund the purchase price for the Recapitalization and related fees and expenses.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary under a board resolution, but only to the extent that Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charles River or any Restricted Subsidiary of Charles River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charles River or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charles River;

          (3) is a Person with respect to which neither Charles River nor any of its Restricted Subsidiaries has any direct or indirect obligation,

               (a) to subscribe for additional Equity Interests (other than Investments described in clause (7) of the definition of Permitted Investments); or

               (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charles River or any of its Restricted Subsidiaries.

     Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charles River as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charles River shall be in default of that covenant).

     The board of directors of Charles River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charles River of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

          (1) that Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (2) no Default or Event of Default would be in existence following that designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying,

               (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

               (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

          (2) the then outstanding principal amount of that Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     DLJ Merchant Banking, an affiliate of DLJSC, and some of its affiliates beneficially own approximately 12,670,253 shares of our parent's common stock. See "Relationships and Transactions with Related Parties."

     DLJSC has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     DLJSC has made a market in the notes. However, DLJSC is not obligated to do so, and such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act. See "Risk Factors--No public trading market for the notes exists."

     We and DLJSC have entered into the registration rights agreement with respect to the use by DLJSC of this prospectus. Under such agreement, we agreed to bear all registration expenses incurred under such agreement and agreed to indemnify DLJSC against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for Charles River Laboratories, Inc. and Charles River Laboratories International, Inc. by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS


     The consolidated financial statements of Charles River Laboratories, Inc. as of December 30, 2000 and December 25, 1999 and for each of the three years in the period ended December 30, 2000 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and the notes in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.


                        INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                                                                            Page
                                                                                            ----

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Data.................   P-2

Charles River Laboratories, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended
           December 30, 2000..............................................................   P-3
Notes to Unaudited Pro Forma and Pro Forma Condensed Consolidated Statement of Income
              for the Year Ended December 30, 2000........................................   P-4
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Three Months
                Ended March 31, 2001......................................................   P-5
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income for the Three
                   Months Ended March 31, 2001............................................   P-6

                      INTRODUCTION TO UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA


     On June 28, 2000 Charles River Laboratories International, Inc. ("CRLI"), our parent, consummated an initial public offering (the "IPO") of 14,000,000 shares of its common stock at a price of $16.00 per share. CRLI issued an additional 2,100,000 shares of common stock on July 6, 2000 upon the exercise of the over-allotment option by the underwriters. A portion of the proceeds from the offering were contributed to the Company to repay a portion of the debt we incurred in connection with the recapitalization. CRLI's common stock is listed on the New York Stock exchange under the symbol "CRL".

     On March 21, 2001, CRLI consummated a follow on public offering (the "follow on offering") of 3,500,000 shares of its common stock, at a price of $19.00 per share. In the offering an additional 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares, were also sold by existing shareholders. The proceeds from the follow on offering were contributed to the Company and a portion of this contribution was used to repay term debt as of March 31, 2001. The remaining proceeds will be used to further repay existing indebtedness.

     The following unaudited pro forma condensed consolidated financial data of the Company is based upon historical consolidated financial statements of the Company as adjusted to give effect to the impact of the transactions described above. The unaudited pro forma condensed consolidated statement of income for the year ended December 30, 2000, gives effect to the capital contribution resulting from the IPO and the capital contribution resulting from the follow on offering, and the associated debt repayments as if these transactions had occurred at the beginning of the fiscal 2000 year. The unaudited pro forma condensed statement of income for the three months ended March 31, 2001 gives effect to the capital contribution resulting from the follow on offering and the associated debt repayment as of March 31, 2001, as if these transactions had occurred at the beginning of the period presented.

     The pro forma adjustments are based on estimates, available information and assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company's combined results of operations or financial position would actually have been if the above transactions had occurred on the dates indicated and are not necessarily representative of the Company's combined results of operations for any future period. The unaudited pro forma condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this filing.

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 30, 2000
                             (dollars in thousands)


                                                                         Capital
                                                       Capital        Contribution-
                                                    Contribution-       Follow on
                                       Company           IPO             Offering         Pro
                                      Historical   Adjustments(a)     Adjustments(d)    Forma
                                      ----------   --------------     --------------   --------
Net sales related to products......    $229,217      $       -          $        -     $229,217
Net sales related to services......      77,368                                          77,368
                                       --------      ---------          ----------     --------
Total net sales....................     306,585              -                   -      306,585
Cost of products sold..............     136,161                                         136,161
Cost of services provided..........      50,493                                          50,493
Selling, general and
  administrative expenses..........      51,204              -                 -         51,204
Amortization of goodwill
  and other intangibles............       3,666              -                 -          3,666
                                       --------      ---------          ----------     --------
Operating income...................      65,061              -                 -         65,061
Interest income....................       1,644                                           1,644
Other income (expense).............         390                                             390
Interest expense...................     (33,774)        10,451(b)          1,033(e)     (22,290)
(Loss) from foreign currency, net..        (319)             -                 -           (319)
                                       --------      ---------          ----------     --------
Income before income taxes,
   minority interests earnings
   from equity investments and
   extraordinary item..............      33,002         10,451             1,033         44,486
Provision for income taxes.........       9,717          4,040(c)            400(f)      14,157
                                       --------      ---------          ----------     --------
Income before minority
   interests, earnings from
   equity investments
   and extraordinary item..........      23,285          6,411               633         30,329
Minority interests.................      (1,396)                                         (1,396)
Earnings from unconsolidated
  subsidiaries.....................       1,025              -                 -          1,025
                                       --------      ---------          ----------     --------
Earnings before extraordinary
   item............................    $ 22,914      $   6,411          $    633       $ 29,958
                                       ========      =========          ========       ========

                        CHARLES RIVER LABORATORIES, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 30, 2000

Adjustments

(a) This column gives effect to the capital contribution resulting from CRLI's IPO and the associated repayment of debt, as described in the notes to the consolidated financial statements contained elsewhere in this prospectus, as if these transactions occurred on December 26, 1999.

(b) The reduction to interest expense reflects the benefit that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the associated benefit related to the reduced amortization of the deferred financing costs and the reduced discount on the redeemed senior subordinated notes.

(c) Reflects the tax effect of the reduction in interest expense described above.

(d) This column gives effect to CRLI's March 21, 2001 follow on offering, and the associated use of proceeds as of March 31, 2001 as if these transactions had occurred on December 26, 1999. On March 21, 2001 CRLI consummated a public offering of 3,500,000 shares of its common stock at a price of $19.00 per share. CRLI made a capital contribution to the Company of $62,222. As of March 31, 2001, the Company had used $12,000 of this capital contribution to repay term debt.

(e) The reduction of the interest expense reflects tax benefit that will be achieved as a result of repaying $12,000 of term debt, along with the associated benefit related to the reduced amortization of deferred financing costs.

(f) Reflects the tax effect of the reduction in interest expense as described above.


Extraordinary Items

     The extraordinary loss of $8,783 computed as if the IPO had occurred on December 26, 1999 results from:

          (i) the estimated premiums related to the senior subordinated notes to be redeemed ($7,088);

          (ii) the $5,698 write off of deferred financing costs related to the senior subordinated notes and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering; and

          (iii) the write off of the discounts related to the redeemed senior subordinated notes ($726).

          (iv) the tax benefits associated with the above extraordinary loss are estimated to be $4,729.

          The extraordinary loss of $248 computed as if the follow on offering had occurred on December 26, 1999 results from a $381 write-off of deferred financing costs related to the term debt to be repaid from the proceeds from the follow on offering, and an associated tax benefit of $133.

                        CHARLES RIVER LABORATORIES, INC.
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                   For the Three Months Ended March 31, 2001
                                 (in thousands)


                                                                     Company        Follow on
                                                                   Historical     Adjustments(a)    Pro Forma
                                                                  -----------     --------------    ---------
Net sales related to products....................................   $62,078          $               $62,078
Net sales related to services....................................    36,953                -          36,953
                                                                    -------          -------         -------
Total net sales..................................................    99,031                           99,031
Cost of products sold............................................    36,418                           36,418
Cost of services provided........................................    25,951                           25,951
Selling, general and administrative expenses.....................    15,460                           15,460
Amortization of goodwill and other intangibles...................     1,828                            1,828
                                                                    -------          -------         -------
Operating income.................................................    19,374                           19,374
Interest income..................................................       253                -             253
Other income (expense)...........................................       555                -             555
Interest expense.................................................     (6,958)            284 (b)      (6,674)
                                                                    -------          -------         -------
Income before income taxes, minority interests, earnings from
   equity investments and extraordinary item.....................    13,224              284          13,508
Provision for income taxes.......................................     5,555              110 (c)       5,665
                                                                    -------          -------         -------
Income before minority interests, earnings from equity investment
   and extraordinary item........................................     7,669              174           7,843
Minority interests...............................................      (564)                            (564)
Earnings from unconsolidated subsidiaries........................        83                -              83
                                                                    -------          -------         -------
   Earnings before extraordinary item............................    $7,188             $174          $7,362
                                                                     ======             ====          ======

                        CHARLES RIVER LABORATORIES, INC.
                          NOTES TO UNAUDITED PRO FORMA
                         CONDENSED STATEMENT OF INCOME
                   For the Three Months Ended March 31, 2001


Adjustments

     (a) This column gives effect to the capital contribution resulting from CRLI's follow on offering and the associated repayment of debt as of March 31, 2001, as if these transactions had occurred on December 31, 2000.

     (b) The reduction to interest expense reflects the benefit that will be achieved as a result of repaying $12,000 of term debt, along with the reduced amortization of deferred financing costs.

     (c) Reflects the tax effect of the reduction in interest expense as described above.

Extraordinary Item

     The extraordinary loss of $248 computed as if the follow on offering occurred on December 31, 2000 results from the $381 write off of deferred financing costs related to the term debt to be repaid from the proceeds of the follow on offering and an associated tax benefit of $133.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
Charles River Laboratories, Inc.
Report of Independent Accountants........................................................................F-2
Consolidated Statements of Income for the years ended December 26, 1998, December 25, 1999 and December 30, 2000...............................................................................F-3
Consolidated Balance Sheets as of December 25, 1999 and December 30, 2000................................F-4
Consolidated Statement of Cash Flows for the years ended December 26, 1998, December 25, 1999, and December 30, 2000...............................................................................F-5
Consolidated Statement of Changes in Shareholder's Equity for the years ended December 27, 1997,
     December 26, 1998, December 25, 1999 and December 30, 2000..........................................F-6
Notes to Consolidated Financial Statements...............................................................F-7
Condensed Consolidated Statements of Income (Unaudited) for the three months ended March 25, 2000 and March 31, 2001.................................................................................F-28
Condensed Consolidated Balance Sheets (Unaudited) as of December 30, 2000 and March 31, 2001.............F-29
Condensed Consolidated Statements of Cash Flows (Unaudited) as of March 25, 2000 and March 31, 2001......F-30
Notes to Unaudited Condensed Consolidated Interim Financial Statements...................................F-31


                                      F-1




                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Charles River Laboratories, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories, Inc. and its subsidiaries (the "Company") at
December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December
30, 2000, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts

February 9, 2001


                                      F-2




                        CHARLES RIVER LABORATORIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)


                                                                                   Fiscal Year Ended
                                                                     ----------------------------------------------
                                                                      December 26,    December 25,     December 30,
                                                                          1998            1999              2000
                                                                     -------------   -------------     ------------
Net sales related to products.......................................    $181,137        $192,406         $229,217
Net sales related to services.......................................      23,924          39,007           77,368
                                                                        --------        --------         --------
Total net sales.....................................................     205,061         231,413          306,585
Costs and expenses
   Cost of products sold............................................     118,906         121,065          136,161
   Cost of services provided........................................      15,401          25,664           50,493
   Selling, general and administrative..............................      34,142          39,765           51,204
   Amortization of goodwill and intangibles.........................       1,287           1,956            3,666
                                                                        --------        --------         --------
Operating income....................................................      35,325          42,963           65,061
Other income (expense)
   Interest income..................................................         986             536            1,644
   Other income and expense.........................................          --              89              390
   Interest expense.................................................        (421)         (9,943)         (33,774)
   Loss from foreign currency, net..................................         (58)           (136)            (319)
                                                                        --------        --------         --------

Income before income taxes, minority interests and earnings from
   equity investments and extraordinary item......................        35,832          33,509           33,002
   Provision for income taxes.....................................        14,123          16,214            9,717
                                                                        --------        --------         --------

Income before minority interests, earnings from equity investments
   and extraordinary item.........................................        21,709          17,295           23,285
   Minority interests.............................................           (10)            (22)          (1,396)
   Earnings from equity investment................................         1,679           2,044            1,025
                                                                        --------        --------         --------
   Income before extraordinary item...............................        23,378          19,317           22,914
   Extraordinary loss net of tax benefit of $4,547................            --              --           (8,445)
                                                                        --------        --------         --------
   Net income.....................................................      $ 23,378        $ 19,317         $ 14,469
                                                                        ========        ========         ========




                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                      December 25,  December 30,
                                                                                          1999          2000
                                                                                      ------------  ------------

Assets
   Current assets
      Cash and cash equivalents...................................................      $ 15,010      $ 33,129
      Trade receivables, less allowances of $978 and $1,036, respectively.........        36,293        45,949
      Inventories.................................................................        30,534        33,890
      Deferred tax asset..........................................................           632         2,055
      Due from affiliates.........................................................         1,233            83
      Other current assets........................................................         5,293         4,631
                                                                                        --------      --------
        Total current assets......................................................        88,995       119,737
   Property, plant and equipment, net.............................................        85,413       117,001
   Goodwill and other intangibles, less accumulated amortization of $7,220
      and $10,810, respectively...................................................        36,958        41,893
        Investments in affiliates.................................................        21,722         2,442
        Deferred tax asset........................................................        95,917        91,371
        Deferred financing costs..................................................        14,015         7,979
        Other assets..............................................................        14,393        16,529
                                                                                        --------      --------
              Total assets........................................................      $357,413      $396,952
                                                                                        ========      ========

      Liabilities and Shareholders' Equity
        Current liabilities
           Current portion of long-term debt......................................      $  3,290      $    231
           Current portion of capital lease obligations...........................           253           181
           Accounts payable.......................................................         9,291        10,767
           Accrued compensation...................................................        10,792        16,997
           Deferred income.......................................................          7,643         5,223
           Accrued liabilities....................................................        18,479        24,187
           Accrued interest.......................................................         8,935         3,451
           Accrued income taxes...................................................         2,738         3,283
                                                                                        --------      --------
              Total current liabilities...........................................        61,421        64,320
        Long-term debt............................................................       306,725       201,957
        Capital lease obligations.................................................           795           543
        Accrued ESLIRP............................................................         8,315        10,116
        Other long-term liabilities...............................................         2,469         3,415
                                                                                        --------      --------
              Total liabilities...................................................       379,725       280,351
                                                                                        --------      --------
        Commitments and contingencies (Note 11)
        Minority interests........................................................           304        13,330
        Shareholders' equity
           Common stock, par value $1 per share, 1,000 shares issued..............             1             1
           Capital in excess of par value.........................................       119,470       237,221
           Retained earnings......................................................      (132,158)     (117,689)
           Loans to officers......................................................          (920)         (920)
           Accumulated other comprehensive income.................................        (9,009)      (15,342)
                                                                                        --------      --------
              Total shareholders' equity..........................................       (22,616)      103,271
                                                                                        --------      --------
                  Total liabilities and shareholders' equity......................      $357,413      $396,952
                                                                                        ========      ========



                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                                                                 Fiscal Year Ended
                                                                                      -----------------------------------------
                                                                                      December 26,  December 25,   December 30,
                                                                                          1998         1999           2000
                                                                                      ------------  ------------   ------------

Cash Flows Relating to Operating Activities
Net income.................................................................             $ 23,378      $  19,317      $ 14,469
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization...........................................               10,895        12,318         16,766
   Amortization of debt issuance costs and discounts.......................                   --           479          1,690
   Provision for doubtful accounts.........................................                  181           148            121
   Extraordinary loss, net of tax..........................................                   --            --          8,445
      Earnings from equity investments.....................................               (1,679)       (2,044)        (1,025)
      Minority interests...................................................                   10            22          1,396
      Deferred income taxes................................................               (3,133)        9,278            990
      Stock compensation expense...........................................                  333           124             --
      Gain on sale of facilities...........................................                   --        (1,441)            --
      Property, plant and equipment disposals..............................                   --         1,803          1,243
      Other non-cash items.................................................                   --           486         (1,021)
   Change in assets and liabilities
      Trade receivables....................................................               (1,712)       (3,333)        (1,021)
      Inventories..........................................................               (1,250)          133         (2,343)
      Due from affiliates..................................................                  538          (251)           178
      Other current assets.................................................                 (241)       (2,911)           682
      Other assets.........................................................               (4,309)       (1,943)        (4,837)
      Accounts payable.....................................................                2,853        (2,374)        (1,141)
      Accrued compensation.................................................                2,090           868          6,757
      Accrued ESLIRP.......................................................                  821           570          1,801
      Deferred income......................................................                1,278         4,223         (2,420)
      Accrued interest.....................................................                   --         8,930         (5,556)
      Accrued liabilities..................................................                2,351         3,111           (467)
      Accrued income taxes.................................................                5,605       (11,264)          (619)
      Other long-term liabilities..........................................                 (629)        1,319           (320)
                                                                                        --------     ---------      ---------
      Net cash provided by operating activities............................               37,380        37,568         33,768
                                                                                        --------     ---------      ---------


  Cash Flows Relating to Investing Activities
      Proceeds from sale of facilities........................ ............                   --         1,860             --
      Proceeds from sale of animal colony..................................                   --            --          7,000
      Dividends received from equity investments...........................                  681           815             --
      Capital expenditures.................................................              (11,909)      (12,951)       (15,565)
      Contingent payments for prior year acquisitions......................                 (681)         (841)            --
      Acquisition of businesses net of cash acquired.......................              (11,121)      (23,051)        (6,011)
                                                                                        --------     ---------      ---------
        Net cash used in investing activities..............................              (23,030)      (34,168)       (14,576)
                                                                                        --------     ---------      ---------
   Cash Flows Relating to Financing Activities
      Dividends to parent..................................................                   --      (270,000)            --
      Loans to officers....................................................                   --          (920)            --
      Payments of deferred financing costs.................................                   --       (14,442)          (694)
      Proceeds from long-term debt.........................................                  199       309,872             --
      Payments on long-term debt and revolving credit facility.............               (1,247)         (252)      (113,400)
      Premiums paid for early retirement of debt...........................                   --            --         (7,088)
      Capital contribution from parent.....................................                   --         2,128        122,288
      Payments on capital lease obligations................................                  (48)         (307)          (324)
      Net activity with Bausch & Lomb......................................               (6,922)      (29,415)            --
      Transaction costs....................................................                   --        (8,168)            --
                                                                                        --------     ---------      ---------
        Net cash used in financing activities..............................               (8,018)      (11,504)           782
                                                                                        --------     ---------      ---------
   Effect of exchange rate changes on cash and cash equivalents............                  564        (1,697)        (1,855)
   Net change in cash and cash equivalents.................................                6,896        (9,801)        18,119
   Cash and cash equivalents, beginning of year............................               17,915        24,811         15,010
                                                                                        --------     ---------      ---------
   Cash and Cash Equivalents, End of Year..................................             $ 24,811     $  15,010      $  33,129
                                                                                        ========     =========      =========
   Supplemental Cash Flow Information
      Cash paid for taxes..................................................             $  4,681     $   4,656      $   8,539
      Cash paid for interest...............................................                  177           538         37,638



                 See Notes to Consolidated Financial Statements

                       CHARLES RIVER LABORATORIES, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            (dollars in thousands)


                                                                    Accumulated
                                                                       Other
                                                    Retained       Comprehensive     Common       Capital in        Loans to
                                       Total        Earnings          Income          Stock      Excess of Par      Officers
                                      --------      ---------      -------------     ------      -------------      --------
Balance at December 27, 1997.....     $149,364       $139,652            $(8,125)    $     1           $17,836      $     --
   Components of comprehensive
     income (net of tax):
       Net income................       23,378         23,378                 --          --                --            --
     Foreign currency translation        2,839             --              2,839          --                --            --
     Minimum pension liability
       adjustment................         (400)            --               (400)         --                --            --
                                       --------
       Total comprehensive
         income..................       25,817             --                 --          --                --            --
                                       --------
   Net activity with Bausch &
     Lomb........................       (6,922)        (6,922)                --          --                --            --
                                      --------       --------            -------     ------           --------      --------
Balance at December 26, 1998.....     $168,259       $156,108            $(5,686)    $     1          $ 17,836      $     --
                                      ========       ========            =======     =======          ========      ========
   Components of comprehensive
     income (net of tax):
       Net income................       19,317         19,317                 --          --                --            --
     Foreign currency translation       (3,437)            --             (3,437)         --                --            --
     Minimum pension liability
       adjustment................          114             --                114          --                --            --
                                      --------
       Total comprehensive
         income..................       15,994             --                 --          --                --            --
                                      --------
   Net activity with Bausch &
     Lomb........................      (29,415)       (29,415)                --          --                --            --
       Loans to officers.........         (920)            --                 --          --                --          (920)
       Transaction costs.........       (8,168)        (8,168)                --          --                --            --
       Deferred tax asset........       99,506             --                 --          --            99,506            --
       Capital contribution......        2,128             --                 --          --             2,128            --
       Dividends.................     (270,000)      (270,000)                --          --                --            --
                                      --------       --------           --------     -------          ---------     --------
Balance at December 25, 1999.....     $(22,616)     $(132,158)          $ (9,009)    $     1          $119,470         $(920)
                                      ========      =========           ========     =======          ========      ========
   Components of comprehensive
     income (net of tax):
       Net earnings..............       14,469         14,469                 --          --                --            --
     Foreign currency translation       (5,300)            --             (5,300)         --                --            --
     Minimum pension liability
       adjustment................       (1,033)            --             (1,033)         --                --            --
                                      --------
       Total comprehensive
         income..................        8,136             --                 --          --                --            --
                                      --------
       Capital contribution......      122,288             --                 --          --           122,288            --
       Deferred tax asset........       (4,537)            --                 --          --            (4,537)           --
                                      --------      ---------           --------     -------          --------      --------
Balance at December 30, 2000.....     $103,271      $(117,689)          $(15,342)    $     1          $237,221      $   (920)
                                      ========      =========           ========     =======          ========      ========




                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1.   Description of Business and Summary of Significant Accounting Policies

     Basis of Presentation

     For the periods presented in these consolidated financial statements that are prior to September 29, 1999, Charles River Laboratories, Inc. (the "Company") was 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to the Company were held by B&L and certain of its affiliated entities. As more fully described in Note 3, effective September 29, 1999, pursuant to a recapitalization agreement all assets, liabilities and operations of the Company were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, the Company became a wholly-owned subsidiary of Charles River Laboratories International, Inc. ("International"). These consolidated financial statements include all such assets, liabilities, operations and cash flows as of and for each of the periods presented.

     Description of Business

     The Company is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company's fiscal year is the twelve-month period ending the last Saturday in December.

     Principles of Consolidation

     The financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 10).

     Use of Estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold.

     Property, Plant and Equipment

     Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Intangible Assets

     Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill and customer lists.

     Other Assets

     Other assets consist primarily of the cash surrender value of life insurance policies, the net value of primate breeders and a defined benefit pension plan. During fiscal 2000 the Company sold all of its primate breeders and no longer owns primate breeders. Primate breeders were amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $323, $300 and $0 for 1998, 1999 and 2000 respectively, and is included in costs of products sold.

     Impairment of Long-Lived Assets

     The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow, as appropriate.

     Stock-Based Compensation Plans

     As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company adopted FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25 Accounting for Stock Issued to Employees" (FIN 44) in 2000 with no material impact on the results of operations or financial positions of the Company.

     Revenue Recognition

     Sales are recorded net of returns. The Company adopted Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) in 2000 with no material impact on the results of operations or financial position of the Company. Revenue is recognized with respect to product sales upon transfer of title when the risk and rewards of ownership pass to the customer. This is generally on delivery of products to the customer's site. Revenues with respect to services are recognized as these services are performed.

     In accordance with the Emerging Issues Task Force final consensus Issue 00-10 "Accounting for Shipping and Handling Revenues and Costs", which requires amounts billed for shipping and handling to be classified as revenues in the statement of operations, the Company has reclassified $11,760, $12,137 and $13,236 in 1998, 1999 and 2000, respectively, to revenues from cost of sales. Shipping and handling costs are recorded as cost of sales in the income statement.

     Fair Value of Financial Instruments

     The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximates their fair values at December 25, 1999 and December 30, 2000.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

     Foreign Currency Translation

     In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income on the accompanying balance sheet. Exchange gains and losses on foreign currency transactions are recorded as other income or expense.
     Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

     Comprehensive Income

     The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130). As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Consolidated Statement of Changes in Shareholders' Equity.
     Segment Reporting

     In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS
131), the Company discloses financial and descriptive information about an enterprise's reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

     Pending Accounting Pronouncements

     The Company will be required to adopt FASB Statement No. 133 "Accounting for Derivative Instruments and for Hedging Activities" (FAS 133) in the first quarter of 2001. Based on the analysis prepared by the Company to date, the adoption of this statement will not have a material impact on the Company's results of operations or financial position.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Reclassifications

     Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2.   Charles River Laboratories International, Inc.'s Initial Public Offering

     On June 28, 2000, the Company's 100% shareholder, Charles River Laboratories International, Inc. closed an initial public offering (the "Offering") of 16,100,000 shares of its common stock at $16 per share. Net proceeds of the Offering were $235,964. Charles River Laboratories International, Inc. used part of the proceeds to make a capital contribution to the Company of $122,288. The Company used the contribution plus cash on hand of $300 to repay a portion of its existing debt as described below.

     During the third quarter of 2000, a total of $115,500 of the Company's existing debt, including issuance discounts, was repaid. Premiums totaling $7,088 were paid as a result of the early repayment of a portion of the senior subordinated notes.

     The sources and uses of cash from the Offering are as follows:
Sources of Funds:


Sources of Funds:
Capital contribution from parent................................  $122,288
Cash on hand....................................................       300

Uses of Funds:
Redemption of senior subordinated notes.........................   (52,500)(*)
Premium on redemption of principal amount of
  senior subordinated notes.....................................    (7,088)
Repayment of term loan A........................................   (14,500)
Repayment of term loan B........................................   (43,500)
Repayment of revolver...........................................    (5,000)
                                                                  --------
  Net adjustment to cash........................................  $     --
                                                                  =========

-------------------
* Includes issuance discount.

     An extraordinary loss before tax of $12,992 was recorded due to the payment of premiums relating to the early extinguishment of a portion of the senior subordinated notes ($7,088); and the write off of issuance discounts ($679) and deferred financing cost ($5,226). This extraordinary loss has been recorded net of a tax benefit of $4,547.

3.   Recapitalization and Related Financing

     On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P., and affiliated funds (the "DLJMB Funds"), consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from B&L for approximately $443 million. This transaction was effected through Charles River Laboratories International, Inc. ("International") and was accounted for as a leveraged recapitalization, which had no impact on the historical basis of assets and liabilities. The transaction did, however, affect the capitalization of the Company as further described below. In addition, concurrent with the transaction, and as more fully described in Note 4, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23.3 million.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     The recapitalization transaction and related fees and expenses were funded as follows:

     o issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note and one warrant to purchase 7.596 shares of common stock of International;

     o borrowings by the Company of $162.0 million under a new senior secured credit facility;

     o    an equity investment in International of $92.4 million;

     o International's issuance of $37.6 million senior discount debentures with warrants; and

     o    International's issuance of a $43.0 million subordinated discount note issued to B&L.

     The Company incurred approximately $14,442 in debt issuance costs related to these transactions. These costs have been capitalized as long-term assets and are being amortized over the terms of the indebtedness. Amortization expense of $426 and $1,503 was recorded in the accompanying consolidated financial statements for the years ended December 25, 1999 and December 30, 2000, respectively. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings in 1999.

     Senior Subordinated Notes and Warrants

     As part of the recapitalization transaction, the Company issued 150,000 units, each comprised of a $1,000 senior subordinated note and a warrant to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. for total proceeds of $150,000. The senior subordinated notes will mature on October 1, 2009. The Company allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128), based upon the estimated fair value. The discount on the senior subordinated notes is being amortized over the life of the notes and amounted to $53 and $186 in 1999 and 2000, respectively. The portion of the proceeds allocated to the warrants is reflected as a capital contribution in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. at an exercise price of $5.19 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 1,139,551 shares of common stock of Charles River Laboratories International, Inc. representing approximately 3.6% of the outstanding shares of stock of Charles River Laboratories International, Inc., on a fully diluted basis as of December 30, 2000. The warrants will be exercisable on or after October 1, 2001 and will expire on October 1, 2009.

     During the third quarter of 2000 the Company used a portion of its capital contribution from International (Note 2) to repay $52,500, including $671 of issuance discount, of the senior subordinated notes. A premium of $7,088 was also paid as a result of the redemption. At December 30, 2000, $96,291 was outstanding.

     As a result of the Offering, the senior subordinated notes are subject to redemption at any time at the option of the issuer at redemption prices set forth in the senior subordinated notes. Interest on the senior subordinated notes accrues at a rate of 13.5% per annum and is paid semiannually in arrears on October 1 and April 1 of each year. The payment of principal and interest on the senior subordinated notes are subordinated in right to the prior payment of all senior debt.

     Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the senior subordinated notes to repurchase all or any part of such holder's senior subordinated notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the senior subordinated notes include certain sales of assets, certain payments of dividends and incurrence of debt, and

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

limitations on certain mergers and transactions with affiliates. The Company is also required to maintain compliance with certain covenants with respect to the notes.

     Senior Secured Credit Facility

     The senior secured credit facility includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and revolving credit facility accrues at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (8.14% at December 30, 2000). Interest on the term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75% (10.39% at December 30, 2000). Interest is paid quarterly in arrears. At December 30, 2000, the Company had no outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility is paid quarterly in arrears. The credit facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. During the third quarter of 2000 the Company used a portion of its proceeds from the capital contribution from International (Note 2) to repay $14,500 of the term loan A facility and $43,500 of term loan B facility.

     During the first quarter of 2000 the Company obtained a waiver and amended the credit agreement to allow for the additional 16% equity investment in Charles River Japan (Note 4). In the third quarter of 2000 the Company obtained a waiver and amended the credit agreement to permit the consummation of the initial public offering.

     In connection with the acquisition of an additional 16% of its joint venture company, Charles River Japan, on February 28, 2000 (Note 4), the Company entered into a 400 million yen (or $3,670) three year promissory note with Ajinomoto Co., Inc. The note is denominated in the Japanese Yen and translated to U.S. dollars for financial statement purposes. The note bears interest at the long term prime rate in Japan and is secured by the additional 16% of shares acquired.

     Minimum Future Principal Repayments

     Minimum future principal payments of long-term debt at December 30, 2000 are as follows:

          Fiscal Year
          2001.............................          $231
          2002.............................           210
          2003.............................         3,821
          2004.............................         3,710
          2005.............................        10,326
          Thereafter.......................      $183,890
                                                 --------
          Total............................      $202,188
                                                 ========

     The estimated fair values of the senior subordinated notes and the senior secured credit facility at December 30, 2000 approximate recorded book value.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

4.   Business Acquisitions and Disposals

     Acquisitions

     The Company acquired several businesses during the three-year period ended December 30, 2000. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired business are included in the consolidated financial statements from the date of acquisition.

     Significant acquisitions include the following:

     On February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three year balloon promissory note secured by a pledge of the additional 16% of shares. Effective with the acquisition of this additional interest, the Company has control of, and is consolidating, the operations of Charles River Japan. The estimated fair value of the incremental net assets acquired is $6,207. Goodwill of $6,637 has been recorded in the accompanying condensed consolidated interim financial statements and is being amortized over its estimated useful life of 15 years.

     On September 29, 1999, the Company acquired 100% of the outstanding stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for approximately $23,343 in cash of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:

Allocation of Purchase Price:

Net current assets (including cash of $292)........                     $ 1,807
Property, plant and equipment......................                       5,198
Other non-current assets...........................                         254
Intangible assets:
     Customer list.................................       11,491
     Work force....................................        2,941
     Other identifiable intangibles................        1,251
     Goodwill......................................           852        16,535
                                                          ------        -------
                                                                         23,794
     Less long-term liabilities assumed............                         451
                                                                        -------
                                                                        $23,343


     Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues and a deferred tax liability and offsetting goodwill of $4,374 were recorded.

     In conjunction with the Sierra acquisition, the Company is obligated to pay additional consideration as of December 30, 2000 of $2,000 to the former shareholders, as Sierra achieved specified financial targets in the year ended December 30, 2000. This additional consideration was recorded as additional goodwill in the year ended December 30, 2000. In addition, during 1998 and 1999, the Company made contingent payments of $681 and $841, respectively, and is obligated to pay $250 as of December 30, 2000, to the former owners of acquired businesses in connection with additional purchase price commitments.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     The Company has agreed to pay up to $10,000 in performance-based bonuses if specified financial objectives are reached over the five years following the acquisition of Sierra. At the time these contingencies become probable, the bonuses, if any, are recorded as compensation expense. The Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in fiscal 1999 relating to the first payment which was made on December 31, 1999 and $963 in fiscal 2000 relating to the payment due June 30, 2001. The remaining $602 will be expensed ratably through June 30, 2001.

     On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. ("Tektagen") for $8,000 and assumed debt equal to approximately $850. Tektagen provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

     The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.


                                                                    Fiscal Year Ended
                                                     December 26,      December 25,      December 30,
                                                         1998              1999              2000
                                                     ------------   -----------------    ------------
Net sales.......................................       $228,613          $247,447          $313,987
Operating income................................         37,917            43,852            67,056
Net income before extraordinary item............         24,094            21,845            23,042
Net income after extraordinary item.............         24,094            21,845            14,597

     Disposals
     The Company had the following disposals during the fiscal year 2000:
     During December of 2000 the Board of Directors approved and announced its plans to close a subsidiary in France. As a result, pre-tax restructuring charges of $1,290 were recorded in selling, general and administrative expenses in the accompanying consolidated income statement for the year ended December 30, 2000. The major components of the plans are summarized in the table below:

                                                    2000
                                                   ------
Employee separations.........................        $993
Asset writedowns.............................         212
Other........................................          85
                                                   ------
                                                   $1,290
                                                   ======

         The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity. Approximately 60 employees are expected to be terminated as a result of this restructuring. As of December 30, 2000 the Company has disposed of assets of $212 and expects to incur the employee separation and other costs in the first quarter of 2001.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


     On March 10, 2000 the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. This closure was completed during the second quarter of 2000. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected by the closure. A charge of $751 related to the closure was recorded in selling, general and administrative expenses in the first quarter of 2000. This reserve was fully utilized in the second quarter of 2000.

         During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sales. In addition the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under terms of the sale agreement, the Company is no longer obligated to ship research models and, accordingly, recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

5.   Supplemental Balance Sheet Information

     The composition of inventories is as follows:

                                      December 25,      December 30,
                                          1999              2000
                                      ------------      ------------
Raw materials and supplies.......         $4,196           $4,052
Work in process..................          1,608              910
Finished products................         24,730           28,928
                                         ---------        -------
 Inventories.....................        $30,534          $33,890
                                         =========        =======


     The composition of property, plant and equipment is as follows:

                                           December 25,       December 30,
                                               1999               2000
                                           ------------      ------------
Land..................................         $7,022             $9,367
Buildings.............................         90,730            142,569
Machinery and equipment...............         82,131             95,407
Leasehold improvements................          4,668              5,747
Furniture and fixtures................          1,826              1,992
Vehicles..............................          2,689              2,378
Construction in progress..............          4,679              5,102
                                             --------           --------
                                              193,745            262,562
Less accumulated depreciation.........       (108,332)          (145,561)
                                             --------           --------
 Net property, plant and equipment....        $85,413           $117,001
                                             ========           ========

     Depreciation and amortization expense for the years ended 1998, 1999 and 2000 was $9,168, $10,062 and $13,099, respectively.

6.   Leases

Capital Leases

     The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Capital lease obligations amounted to $1,048 and $724 at December 25, 1999 and December 30, 2000, respectively, with maturities through 2005 at interest rates ranging from 9.5% to 14.6%. Future minimum lease payments under capital lease obligations at December 30, 2000 are as follows:

     2001...................................................        $289
     2002...................................................         282
     2003...................................................         442
     2004...................................................          12
                                                                  ------
     Total minimum lease payments...........................       1,025
     Less amount representing interest......................        (301)
                                                                  ------
     Present value of net minimum lease payments............      $  724
                                                                  ======

     Operating Leases

     The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $5,926 in 2000, $4,453 in 1999, and $3,273 in 1998. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 30, 2000.

     2001...................................................     $ 5,894
     2002...................................................       4,740
     2003...................................................       3,192
     2004...................................................       2,310
     2005...................................................       1,812
     Thereafter.............................................       5,373
                                                                 -------
                                                                 $23,321
                                                                 =======

     7. Income Taxes

     In the year ended December 26, 1998 and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributes reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this the domestic income tax attributes have been included in the net activity with B&L and have been charged off against retained earnings. Foreign subsidiaries are responsible for remitting taxes in their local jurisdictions. Payments associated with periods prior to September 29, 1999 will ultimately be reimbursed by B&L, and this reimbursement will be recorded as an adjustment to retained earnings at the time of such reimbursement.

     In addition, in connection with the recapitalization transaction, the Company has elected under Internal Revenue Code Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a net deferred tax asset in 1999, net of valuation allowance, of approximately $99,506, representing the estimated future tax benefits associated with the increased tax basis of its assets. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital in 1999.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     During the second quarter of 2000, the tax purchase price allocation pertaining to the Section 338(h)(10) election described above was finalized. An adjustment was recorded to reduce the deferred tax asset balance by $5,395 and the related valuation allowance by $858, with the offset of $4,357 being recorded to capital in excess of par in the second quarter of 2000.

     An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:

                                                                                          Fiscal Year
                                                                                            Ended
                                                                         December 26,     December 25,    December 30,
                                                                             1998             1999            2000
                                                                         ------------    ------------     ------------
Income before equity in earnings of foreign subsidiaries, income taxes, minority interests and extraordinary item
 U.S................................................................        $22,364            $17,454       $21,324
 Non-U.S............................................................         13,468             16,055        11,678
                                                                            -------            -------       -------
                                                                            $35,832            $33,509       $33,002
                                                                            =======            =======       =======
Income tax provision
 Current:
   Federal..........................................................         $7,730             $9,522       $    --
   Foreign..........................................................          6,171              6,035         5,646
   State and local..................................................          1,833              1,895            --
                                                                            -------            -------       -------
     Total current..................................................         15,734             17,452         5,646
                                                                            -------            -------       -------
 Deferred:
   Federal..........................................................          $(597)           $(1,347)       $8,568
   Foreign..........................................................           (887)                53          (447)
   State............................................................           (127)                56        (4,050)
                                                                            -------            -------       -------
     Total deferred.................................................         (1,611)            (1,238)        4,071
                                                                            -------            -------       -------
                                                                            $14,123            $16,214       $ 9,717
                                                                            =======            =======       +======

     The Company recorded an extraordinary loss before tax of $12,992 on the consummation of the Offering (Note 2). The tax benefit associated with this loss (recorded in the third quarter of 2000) was $4,547.

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

                                                             December 25, 1999              December 30, 2000
                                                        --------------------------       -----------------------
                                                         Assets        Liabilities       Assets      Liabilities
                                                        --------       -----------       ------      -----------
Current:
 Accruals..........................................     $    632        $     --         $ 2,055        $    --
                                                        --------        --------         -------        -------
                                                             632              --           2,055             --
                                                        --------        --------         -------        -------
Non-current:
 Goodwill and other intangibles....................      100,345              --          88,531             --
 Net operating loss and credit carryforwards.......        2,220              --           6,670             --
 Depreciation and amortization.....................          162              --            (626)            --
 Other.............................................          126              --          (1,110)            --
                                                        --------        --------         -------        -------
                                                         102,853              --          93,465             --
   Valuation allowance.............................       (6,936)             --          (2,094)            --
                                                        --------        --------         -------        -------
                                                          95,917              --          91,371             --
                                                        --------        --------         -------        -------
Total deferred taxes after valuation allowance.....     $ 96,549        $     --          $93,426       $    --
                                                        ========        ======            =======       =====


     As of December 30, 2000, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $11,049 expiring between 2004 and 2020. Additionally, the Company has foreign tax credit carryforwards of $2,320 expiring in 2004 and 2005. As a result of the Offering, the Company expects to be significantly more profitable in the future, due to reduced interest costs. Accordingly, during the second quarter of 2000 the Company reassessed the need for a valuation allowance relating to state income taxes associated with the deferred tax asset balance recorded on the recapitalization transaction discussed above. As a result of this reassessment, $4,762 of the valuation allowance relating to state tax benefits was released in the second quarter of 2000, and recorded as a tax benefit. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies.

     Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                                                                                   Fiscal Year
                                                                                     Ended
                                                                  December 26,     December 25,    December 30,
                                                                      1998             1999            2000
                                                                  ------------     ------------    ------------
Tax at statutory U.S. tax rate..............................          35.0%            35.0%           35.0%
Foreign tax rate differences................................           1.6              6.8             3.0
Non-deductible goodwill amortization........................           0.6              0.5             1.2
State income taxes, net of federal tax benefit..............           3.1              3.3             2.8
Change in valuation allowance before extraordinary item.....            --              1.6           (13.5)
Other.......................................................          (0.8)             1.2             0.9
                                                                      -----            -----           -----
                                                                      39.5%            48.4%           29.4%

     During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the United Kingdom as disregarded entities for U.S. federal and state income tax purposes and, accordingly, is providing for U.S. federal and state incomes taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

8.   Employee Benefits

     The Company sponsors one defined contribution plan and two defined benefit plans. The Company's defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches employee contributions. The costs associated with the defined contribution plan totaled $498, $588 and $716 in 1998, 1999 and 2000 respectively.

     One of the Company-sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service. The Charles River Japan defined benefit pension plan is a non-contributory plan that covers all employees. Benefits are based upon length of service and final salary.

     Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan, the Executive Supplemental Life Insurance Retirement Plan or ESLIRP, is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has, however, taken out several key person life insurance policies with the intention of using its cash surrender value to fund the ESLIRP Plan. At December 30, 2000, the cash surrender value of these policies was $8,595.

     The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the three defined benefit plans. Note that due to Charles River Japan being consolidated with the Company's financial results beginning February 28, 2000, the Charles River Japan pension plan is incorporated into the fiscal year 2000 disclosures below and not included in fiscal year 1999.


                                                           Defined Benefit Plans
                                                          ---------------------
                                                            1999          2000
                                                          --------       ------
Reconciliation of benefit obligation
 Benefit/obligation at beginning of year...............   $25,112        $31,045
 Service cost..........................................       958          1,386
 Interest cost.........................................     1,738          2,040
 Benefit payments......................................      (738)          (958)
 Actuarial loss (gain).................................       (73)         3,060
 Effect of foreign exchange............................        --            (75)
                                                          -------        -------
 Benefit/obligation at end of year.....................   $26,997        $36,498
                                                          =======        =======
Reconciliation of fair value of plan assets
 Fair value of plan assets at beginning of year........   $26,493        $53,600
 Actual return on plan assets..........................    24,781         (5,820)
 Employer contributions................................       259            665
 Benefit payments......................................      (738)          (958)
                                                          -------        -------
 Fair value of plan assets at end of year..............   $50,795        $47,487
                                                          =======        =======


                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

Funded status
 Funded status.........................................   $23,797     $10,989
 Unrecognized transition obligation....................       423         336
 Unrecognized prior-service cost.......................       (24)        (29)
 Unrecognized gain.....................................   (29,108)    (12,970)
                                                          -------     -------
 Accrued benefit (cost)................................   $(4,912)    $(1,674)
                                                          =======     =======
Amounts recognized in the consolidated balance sheet
 Accrued benefit cost..................................   $(7,237)    $(5,237)
 Intangible asset......................................       215         143
 Accumulated other comprehensive income................     2,110       3,420
                                                          -------     -------
 Net amount recognized.................................   $(4,912)    $(1,674)
                                                          =======     =======


     Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                 Fiscal Year Ended
                                  December 26,      December 25,       December 30,
                                      1998              1999               2000
                                  ------------   ------------------    ------------
Discount rate....................        7%                7%               6.5%
Expected return on plan assets...       10%               10%                10%
Rate of compensation increase....     4.75%             4.75%              4.75%



     The following table provides the components of net periodic benefit cost for the three defined benefit plans for 1998, 1999 and 2000:

                                                  Defined Benefit Plans
                                            ------------------------------
                                             1998        1999        2000
                                            ------      ------      ------
Components of net periodic benefit cost:
Service cost............................   $  795      $  958     $ 1,386
Interest cost...........................    1,588       1,738       2,040
Expected return on plan assets..........   (1,901)     (2,623)     (5,132)
Amortization of transition obligation...      141         141         154
Amortization of prior-service cost......       (3)         (4)         (5)
Amortization of net gain................      (85)       (301)     (1,625)
                                           ------      ------     -------
Net periodic benefit cost...............   $  535      $  (91)    $(3,182)
                                           ======      ======     =======

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,761, $8,315 and $0, at December 25, 1999 and $14,493, $12,312, and $2,780 as of December 30, 2000.

     The Company had an adjusted minimum pension liability of $2,110 ($1,266, net of tax) and $3,420 ($2,299 net of tax) as of December 25, 1999 and December 30, 2000, respectively, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

9.   Stock Compensation Plans

     As part of the recapitalization, the equity investors in the recapitalization transaction agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "1999 Plan") is administered by Charles River International, Inc.'s Compensation Committee of the Board of Directors. A total of 1,784,384 shares were reserved for the exercise of option grants under the Plan. Awards of 1,726,332 non-qualified stock options, of which 75,958 are currently exercisable, were awarded in the year ended December 25, 1999. Options to purchase shares of Charles River International, Inc. granted pursuant to the 1999 Plan are subject to a vesting schedule based on three distinct measures. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of certain liquidity events. All options granted expire on September 29, 2009. The exercise price of all of the options initially granted under the Plan is $5.33, the fair value of the underlying common stock, at the time of grant.

     Effective June 5, 2000 the Board of Directors adopted, and Charles River Laboratories International Inc.'s shareholders approved, the 2000 Incentive Plan (the "2000 Plan"), which provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock, and other equity awards. The 2000 Plan has a total of 1,189,000 shares available to be granted. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the 2000 Plan vest incrementally over three years so long as the employee continues to be employed by the Company. All options granted expire on or before December 31, 2010. The exercise price of all the options granted under the 2000 Plan is the fair value of the underlying common stock at the time of grant. A total of 476,300 stock option awards were made under the 2000 Plan in 2000. No awards granted under the 2000 Plan are currently exercisable.

     In conjunction with the 2000 Plan the Board of Directors adopted and Charles River Laboratories International Inc.'s shareholders approved the 2000 Directors Stock Plan ("Directors Plan"), which provides for the grant of both automatic and discretionary nonstatutory stock options to our non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our common stock (pro-rated if the director did not serve for the entire preceding year). The Directors Plan has a total of 100,000 shares available to be granted. Awards of 60,000 stock options, none of which are currently exercisable, were ratified and granted by the Compensation Committee on June 5, 2000. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant the Directors Plan cliff vest upon the earlier of the first anniversary of the date of grant or the business day prior to the date of the Company's next annual meeting. All options granted expire on June 23, 2005. The exercise price of the options granted under the Directors Plan is $16.00, the fair value of the underlying common stock at the time of grant.

     The following table summarizes stock option activity under the 1999 Plan, the 2000 Plan, and the Directors' Plan:

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

                                                                                                Weighted
                                                                                                 Average
                                                         Shares        Exercise Price         Exercise Price
                                                         ---------     --------------         --------------
Options Outstanding as of December 26, 1998........              0                --                     --
Options Granted....................................      1,726,332            $ 5.33                 $ 5.33
Options Exercised..................................              0
Options Canceled...................................              0
                                                         ---------

Options Outstanding as of December 25, 1999........      1,726,332            $ 5.33                 $ 5.33
Options Granted....................................        536,300       $  16.00-27.38              $16.60
Options Exercised..................................              0            $16.00
Options Canceled...................................         16,500
                                                         ---------            $16.00                 $16.00

Options Outstanding as of December 30, 2000........      2,246,132       $ 5.33 - 27.38              $ 7.94
Options Exercisable as of December 30, 2000........         75,958            $ 5.33                 $ 5.33



                                    Options Outstanding                                             Options Exercisable
                           -------------------------------------                          -------------------------------------
                                                Weighted Average
                                                   Remaining
                           Outstanding as of    Contractual Life     Weighted Average     Outstanding as of    Weighted Average
Range of Exercise Prices   December 30, 2000        (Years)           Exercise Price      December 30, 2000     Exercise Price
------------------------   -----------------    ----------------     ----------------     -----------------    ----------------
$      5.00 - $10.00           1,726,332               8.7                 $5.33                75,958               $5.33
$     10.01 - $20.00             491,600               8.8                $16.00                     0               $0.00
$     20.01 - $30.00              28,200              10.0                $27.38                     0               $0.00
                               ----------                                 -------                                    -----
                               2,246,132                                   $7.94                                     $5.33

     The Company accounts for stock-based compensation plans under the provisions of APB 25. Under APB 25, because the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that Statement.

     For purposes of this disclosure, the fair value of the fixed option grants were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding:

Risk-free interest rate............................................    6.37%
Volatility factor..................................................   49.83%
Weighted average expected life (years).............................       6


     The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income for the years ended December 25, 1999 and December 30, 2000 would have been reduced to the pro forma amounts indicated below:

                                                           1999         2000
                                                         --------     --------
Reported net income...................................... $19,317      $14,469
Pro Forma net income..................................... $19,223      $13,745


     Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L Stock Option Plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L. As management's participation in the B&L plan was discontinued earlier in the year, and the Company has established its own plan based on current facts and circumstances, the historical FAS 123 disclosures relating to the B&L plan, are not considered relevant.

10. Joint Ventures

     The Company holds investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing markets. For the year ended December 30, 2000 the financial results of three of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. On February 28, 2000 the Company acquired an additional equity interest in Charles River Japan (Note 4). Upon consummation of the additional equity investment, the Company had control and began consolidating the operations of Charles River Japan. The interests of the outside joint venture partners in these joint ventures has been recorded as minority interests totaling $304 at December 26, 1999 and $13,330 at December 30, 2000.

     Prior to the additional equity investment on February 28, 2000, Charles River Japan was accounted for on the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan amounted to $601 in 1998, $815 in 1999 and $0 in 2000. The Company also has another joint venture, Charles River Mexico, which is accounted for under the equity method. Charles River Mexico, an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

     Summarized financial statement information for the unconsolidated joint ventures is as follows:

     Note that condensed statement of operations information for the year ended December 30, 2000 includes only two months of Charles River Japan activity and the balance sheet as of December 30, 2000 excludes Charles River Japan.


                                                                     Fiscal Year Ended
                                                      December 26,      December 25,      December 30,
                                                          1998              1999              2000
                                                      ------------   -----------------    ------------
Condensed Combined Statements of Income
 Net sales.......................................        $39,798           $44,826           $13,541
 Operating income................................          6,756             7,658             2,922
 Net income......................................          3,445             4,221             2,132

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

                                         December 25,      December 30,
                                              1999              2000
                                         ------------      ------------
Condensed Combined Balance Sheets
 Current assets......................       $20,486            $1,180
 Non-current assets..................        39,720             2,932
                                            -------            ------
                                            $60,206            $4,112
                                            =======            ======
 Current liabilities.................       $11,330              $333
 Non-current liabilities.............         6,163                42
 Shareholders' equity................        42,713             3,737
                                            -------            ------
                                            $60,206            $4,112
                                            =======            ======


11. Commitments and Contingencies

     Insurance

     The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,813 and $3,461 on December 25, 1999 and December 30, 2000, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

     Litigation

     Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

     The Company is currently under a court order issued in June 1997 to remove its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have contributed to the defoliation of some protected plant life. The Company continues to hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

12.  Related Party Transactions

     As more fully described in Note 3, the Company completed a recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however, management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $250 and $88 for these items are included in costs of products sold and services rendered and selling, general and administrative expense in the accompanying consolidated financial statements for the year ended 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     As more fully described in Note 3, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

     On October 11, 1999 the Company loaned to certain officers $920 to purchase stock in Charles River Laboratories International, Inc. through CRL Acquisition LLC. These loans are full recourse and bear interest at a rate of 6.75%. The underlying stock is pledged as collateral for the loans. The year-end balance of $920 is classified as a reduction from shareholders equity.

13.  Geographic and Business Segment Information

     The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

     The following table presents sales and other financial information by geography for the years 1998, 1999 and 2000. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.


                                               U.S.          France         Japan     Other Non-U.S.  Consolidated
                                             --------        -------       -------    --------------  ------------
1998
   Sales to unaffiliated customers......     $122,267        $27,968           N/A        $54,826       $205,061
   Long-lived assets....................       76,289         12,751           N/A         23,743        112,783
1999
   Sales to unaffiliated customers......     $144,617        $30,523           N/A        $56,273       $231,413
   Long-lived assets....................      103,261         12,234           N/A         20,191        135,686
2000
   Sales to unaffiliated customers......     $192,919        $28,474       $36,624        $48,568       $306,585
   Long-lived assets....................      118,271         10,618        39,720         17,235        185,844

     The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1998, 1999 and 2000. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments, and other assets.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

                                                                          1998            1999           2000
                                                                          ----            ----           ----
Research models
   Net sales.........................................................  $144,841        $152,494       $187,643
   Operating income..................................................    30,517          33,663         43,067
   Total assets......................................................   180,983         269,034        300,107
   Depreciation and amortization.....................................     5,534           8,008          9,840
   Capital expenditures..............................................     8,127           6,983          7,502
   Biomedical products and services
   Net sales.........................................................   $60,220         $78,919       $118,942
   Operating income..................................................    11,117          14,428         24,103
   Total assets......................................................    53,271          90,062         96,845
   Depreciation and amortization.....................................     5,361           4,310          6,926
   Capital expenditures..............................................     3,782           5,968          8,063

     A reconciliation of segment operating income to consolidated operating income is as follows:

                                                Fiscal Year Ended
                                  December 26,    December 25,    December 30,
                                      1998            1999            2000
                                  ------------    ------------    ------------
Total segment operating income...   $41,634         $48,091         $67,170
Unallocated corporate overhead...    (6,309)         (5,128)         (2,109)
                                    -------         -------         -------
Consolidated operating income....   $35,325         $42,963         $65,061
                                    =======         =======         =======

     A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                          December 25,      December 30
                                              1999             2000
                                          ----------        -----------
Research Models......................        $69,257         $117,046
Biomedical Products and Services.....         66,429           68,798
                                            --------         --------
                                            $135,686         $185,844
                                            ========         ========

14. Subsequent Events (unaudited)

     Effective January 8, 2001 we purchased 100% of the common stock of Pathology Associates International Corporation ("PAI"). Consideration of $37,000 was paid with respect to this acquisition, consisting of $25,000 in cash and a $12,000 callable convertible note. The convertible note has a five year term and bears interest at 2% per annum. Under certain conditions the note is convertible into shares of the Company's common stock at a premium to the Company's stock price on the date the note was issued. This acquisition will be recorded as a purchase business combination.

     On February 27, 2001 we acquired Primedica Corporation for consideration of approximately $52,000. The consideration was comprised of $26,000 in cash, $16,500 in restricted stock and $9,500 in assumed debt. This acquisition will be recorded as a purchase business combination. In connection with the anticipated Primedica acquisition the Company amended its credit facility to add a $25,000 term C loan and to increase the interest rate on the term A loan facility.

     On March 21, 2001, Charles River Laboratories International, Inc., our parent company, consummated a public offering of 3,500,000 shares of its common stock, at a price of $19.00 per share. In the offering 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares, were also

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

sold by existing shareholders. Charles River Laboratories International, Inc. has 40,127,642 shares of common stock outstanding after this offering, which includes those shares issued as a result of the Primedica acquisition, and received net proceeds of approximately $62,500. The proceeds will be used to repay a portion of debt, retire obligations incurred in connection with recent acquisitions and for general corporate purposes.

                        CHARLES RIVER LABORATORIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
          FOR THE THREE MONTHS ENDED MARCH 25, 2000 AND MARCH 31, 2001
                             (dollars in thousands)

                                                                                           Three Months Ended
                                                                                     -----------------------------
                                                                                     March 25,           March 31,
                                                                                       2000                2001
                                                                                     ---------           ---------
Net sales related to products.................................................        $54,016             $62,078
Net sales related to services.................................................         18,486              36,953
                                                                                     --------            --------
Total net sales...............................................................        $72,502             $99,031
Costs and Expenses
  Cost of products sold.......................................................         32,193              36,418
  Cost of services provided...................................................         12,399              25,951
  Selling, general and administrative.........................................         11,813              15,460
  Amortization of goodwill and intangibles....................................            865               1,828
                                                                                     --------            --------
Operating income..............................................................         15,232              19,374
Other income (expense)
  Interest income.............................................................            142                 253
  Interest expense............................................................         (9,301)             (6,958)
  Other income (expenses).....................................................            (30)                555
                                                                                     --------            --------
Income before income taxes, minority interests, earnings from equity
  investments and extraordinary item..........................................          6,043              13,224
Provision for income taxes....................................................          3,341               5,555
                                                                                     --------            --------
Income before minority interests and earnings from equity investments and
  extraordinary item..........................................................          2,702               7,669
Minority interests............................................................           (217)               (564)
Earnings from equity investments, net of tax..................................            641                  83
                                                                                     --------            --------
Income before extraordinary item.............................................           3,126               7,188
Extraordinary loss, net of the tax benefit of $128............................             --                (237)
                                                                                     --------            --------
Net income....................................................................         $3,126              $6,951
                                                                                     ========            ========



            See Notes to Condensed Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                     December 30,        March 31,
                                                                                         2000              2001
                                                                                     ------------        ---------
                                                                                                         (UNAUDITED)
Assets
Current assets
Cash and cash equivalents ......................................................        $33,129          $72,399
 Trade receivables, less allowances of $1,036 and $1,012, respectively..........         45,949           78,295
 Inventories....................................................................         33,890           34,287
 Deferred income taxes..........................................................          2,055            2,055
 Due from affiliates............................................................             83               83
 Other current assets...........................................................          4,631            8,083
                                                                                       --------         --------
   Total current assets.........................................................        119,737          195,202
Property, plant and equipment, net..............................................        117,001          139,694
Goodwill and other intangibles, less accumulated amortization of $10,810 and
 $12,624, respectively..........................................................         41,893           91,529
Investments in affiliates.......................................................          2,442            2,514
Deferred tax asset..............................................................         91,371           87,422
Deferred financing costs........................................................          7,979            8,203
Other assets....................................................................         16,529           17,165
                                                                                       --------         --------
 Total assets...................................................................       $396,952         $541,729
                                                                                       ========         ========

Liabilities and Shareholders' Equity
Current liabilities
 Current portion of long-term debt..............................................       $    231         $ 16,153
 Current portion of capital lease obligations...................................            181            1,633
 Accounts payable...............................................................         10,767           10,814
 Accrued compensation      .....................................................         16,997           16,300
 Deferred income................................................................          5,223           11,760
 Accrued interest...............................................................          3,451            7,059
 Accrued liabilities............................................................         24,187           33,078
 Accrued income taxes...........................................................          3,283            2,503
                                                                                       --------         --------
   Total current liabilities....................................................         64,320           99,300
Long-term debt..................................................................        201,957          228,302
Capital lease obligations.......................................................            543            2,403
Accrued ESLIRP..................................................................         10,116           10,391
Other long-term liabilities.....................................................          3,415            3,886
                                                                                       --------         --------
   Total liabilities............................................................        280,351          344,282
Commitments and contingencies...................................................
Minority interests..............................................................         13,330           11,962
Shareholders' equity
 Common stock par value $1 per share, 1,000 shares authorized and outstanding...              1                1
 Capital in excess of par value.................................................        237,221          315,818
 Retained earnings..............................................................       (117,689)        (110,739)
 Loans to officers..............................................................           (920)            (620)
 Accumulated other comprehensive income.........................................        (15,342)         (18,975)
                                                                                       --------         --------
   Total shareholders' equity...................................................        103,271          185,485
                                                                                       --------         --------
   Total liabilities and shareholders' equity...................................       $396,952         $541,729
                                                                                       ========         ========

            See Notes to Condensed Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (dollars in thousands)

                                                                                           Three Months Ended
                                                                                 -----------------------------------
                                                                                 March 25, 2000       March 31, 2001
                                                                                 --------------       --------------
Cash Flows Relating to Operating Activities
Net income..................................................................        $ 3,126               $ 6,951
Adjustments to reconcile net income to net cash provided by operating activities:.................................................................
 Depreciation and amortization..............................................          3,764                 5,439
 Amortization of debt issuance costs and discounts..........................            481                   453
 Provision for doubtful accounts............................................             82                   199
 Extraordinary loss, net of tax.............................................             --                   237
 Earnings from equity investments...........................................           (641)                  (83)
 Minority interests.........................................................            217                   564
 Deferred income taxes......................................................            (42)                4,303
 Property plant and equipment write-downs and disposals.....................             --                   195
 Other non-cash items.......................................................             12                    --
Changes in assets and liabilities
 Trade receivables..........................................................         (6,564)               (5,559)
 Inventories................................................................           (104)                 (555)
 Due from affiliates........................................................            128                    --
 Other current assets.......................................................           (583)               (2,663)
 Other assets...............................................................           (102)                 (426)
 Accounts payable...........................................................         (2,585)               (2,581)
 Accrued compensation.......................................................           (413)               (2,035)
 Accrued ESLIRP.............................................................            167                   275
 Deferred income............................................................           (782)                 (208)
 Accrued interest...........................................................          4,478                 3,604
 Accrued liabilities........................................................           (740)                  678
 Accrued income taxes.......................................................          2,116                  (731)
 Other long-term liabilities................................................           (154)                 (229)
                                                                                    -------              --------
   Net cash provided by operating activities                                        $ 1,861              $  7,828
                                                                                    -------              --------
Cash Flows Relating to Investing Activities
 Capital expenditures.......................................................         (2,786)               (4,253)
 Contingent payments for prior year acquisitions............................             --                  (250)
 Acquisition of business, net of cash acquired..............................         (6,011)              (51,265)
 Proceeds from sale of animal colony........................................          7,000                    --
                                                                                    -------              --------
   Net cash used in investing activities....................................        $(1,797)             $(55,768)
                                                                                    -------              --------
Cash Flows Relating to Financing Activities
 Proceeds from long-term debt...............................................          4,114                39,831
 Payments on long-term debt and revolving credit facility...................           (300)              (12,099)
 Payment of deferred financing costs........................................             --                  (891)
 Payments on capital lease obligations......................................            (93)                 (701)
 Capital contribution from parent...........................................             --                62,222
 Payments on officer loans..................................................             --                   300
                                                                                    -------              --------
   Net cash provided by financing activities................................        $ 3,721              $ 88,662
Effect of exchange rate changes on cash and cash equivalents................           (337)               (1,452)
Net change in cash and cash equivalents.....................................          3,448                39,270
                                                                                    -------              --------
Cash and cash equivalents, beginning of period..............................         15,010                33,129
                                                                                    -------              --------
Cash and Cash Equivalents, end of Period....................................        $18,458              $ 72,399
                                                                                    =======              ========
Supplemental Cash Flow Information
 Cash paid for interest.....................................................        $ 4,317              $  6,747
 Cash paid for taxes........................................................            980                 2,339

            See Notes to Condensed Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                             (dollars in thousands)

1.  Basis of Presentation

     The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosure related thereto normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States, have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of Charles River Laboratories, Inc. ("the Company"). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements should be read in conjunction with the Company's Annual report appearing elsewhere in this Registration Statement.

2. Public Offering

     On March 21, 2001 Charles River Laboratories International, Inc., ("CRLI"), our parent company, consummated a public offering ("the Offering") of 3,500,000 shares of its common stock at a price of $19.00 per share. As part of the Offering existing shareholders sold an additional 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares. CRLI received proceeds of $62,222, net of underwriters' commissions and offering costs. These proceeds were contributed to the Company and recorded as a capital contribution. The Company has used a portion of the contribution to pay down $3,000 and $9,000 of the Term Loan A and Term Loan B, respectively. As a result of the pay down the Company has recorded an extraordinary loss before tax of $365 due to the write-off of deferred financing costs. This extraordinary loss has been recorded net of a tax benefit of $128. The Company plans to use the remainder of the proceeds to repay a portion of its remaining indebtedness.

     On June 28, 2000, CRLI consummated an initial public offering of 16,100,000 shares of its common stock at a price of $16.00 per share. CRLI used part of the proceeds to make a capital contribution of $122,288 to the Company. The Company used the contribution plus cash on hand of $300 to repay $115,500 of its existing debt, including issuance discounts, and to pay premiums of $7,088.

3.  Acquisitions and Disposals

     Acquisitions

     On January 8, 2001, the Company purchased 100% of the common stock of Pathology Associates International Corporation ("PAI"). Consideration, including acquisition expenses, of $35,238 was paid with respect to this acquisition consisting of $25,557 in cash and a $12,000 callable convertible note. The convertible note has a five year term and bears interest at 2% per annum. As the stated interest rate attached to this $12,000 note is lower than the prevailing borrowing rate available to the Company, a discount of $2,319, which is being amortized over the life of the note, was recorded upon issuance. Consideration of $9,681 was recorded with respect to the convertible note. Under certain conditions the note is convertible into shares of CRLI's common stock at a price of $23.38. The cash consideration was funded in part through a $15,000 drawdown from the Company's revolving credit facility. This acquisition was recorded as a purchase business combination and the Company is consolidating the operations of PAI from the date of acquisition.

     Effective February 27, 2001 the Company acquired Primedica Corporation ("Primedica") for consideration, including acquisition expenses, of $51,107. Consideration was comprised of $25,708 of cash, $16,375 of restricted CRLI common stock and $9,024 in assumed debt. Consideration paid in the form of CRLI restricted common stock was recorded in the Company's Condensed Consolidated Interim Financial Statements as a capital contribution from parent. This acquisition was recorded as a purchase business combination and the Company is consolidating the operations of Primedica. The acquisition agreement requires the Company to file a registration statement under the

                        CHARLES RIVER LABORATORIES, INC.
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                             (dollars in thousands)

Securities Act covering the restricted common stock no later than July 1, 2001. In addition, the Company has the right to repurchase, at any time prior to July 1, 2001, the restricted common stock at a price equal to the greater of $24.05 or fair market value. Furthermore, in connection with the Primedica acquisition the Company amended its senior credit facility to add a $25,000 term C loan and to increase the interest rate on the term A loan. The interest rate on the term A loan, as amended, and the term C loan is based on the libor rate plus 1.75% and 3.25%, respectively.

     As of March 31, 2001, the Company is in process of finalizing the purchase price allocation associated with the PAI and Primedica acquisitions. The Company believes the accounting for these acquisitions will be finalized during the second quarter of 2001. The Company's preliminary allocation of purchase price for these acquisitions, based on valuations which have not yet been finalized, is as follows:

                                                     PAI        Primedica
                                                   --------     ---------
Net current assets............................      $ 3,126       $ 6,415
Property, plant and equipment.................        1,276        24,637
Non-current assets............................          159            35
Non-current liabilities.......................           --          (859)
                                                    -------       -------
Estimated fair value, net assets acquired.....        4,561        30,228
Intangible Assets.............................       30,677        20,879
Consideration.................................       35,238        51,107
Less: assumed debt............................           --        (9,024)
                                                    -------       -------
                                                    $35,238       $42,083
                                                    =======       =======

     Net current assets in the above preliminary purchase price allocation includes a $530 liability recorded in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination" ("EITF 95-3"). This liability relates to severance benefits to be provided to certain Primedica employees. These benefits are expected to be paid during 2001.

     Goodwill and other intangible assets recorded in the Condensed Consolidated Interim Financial Statements associated with these acquisitions are being amortized over their estimated useful lives ranging from 2 to 20 years.

     The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill, additional interest expense and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                                                 Three Months Ended
                                         ----------------------------------
                                         March 25, 2000      March 31, 2001
                                         --------------      --------------
Net sales...........................         $94,849            $111,199
Income before extraordinary item....           2,079               6,981
Net income..........................           2,079               6,744


Disposals

     During the fourth quarter of 2000, the Company recorded a pre-tax restructuring charge of $1,290 associated with the closing of a subsidiary in France. As of December 31, 2000, $1,078 of this charge was unpaid and included in the Consolidated Balance Sheet as an accrued liability. In the first quarter of 2001 the Company recorded an additional charge of $799 relating to additional severance payments negotiated with employees following labor

                        CHARLES RIVER LABORATORIES, INC.
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                             (dollars in thousands)

disputes arising in the first quarter. These charges have been recorded in selling, general and administrative expenses in the Condensed Consolidated Interim Statements of Income. A summary of the activity associated with these restructuring reserves is as follows:

                                                   Employee
                                                   Separations   Other   Total
                                                   -----------   -----   -----
December 30, 2000...............................          $993     $85   $1,078
Additional charges recorded--first quarter 2001.           799      --      799
Amounts paid--first quarter 2001................            --      --       --
                                                        ------     ---   ------
March 31, 2001..................................        $1,792     $85   $1,877
                                                        ======     ===   ======


4.   Supplemental Balance Sheet Information

     The composition of inventories is as follows:

                                      December 30,     March 31,
                                           2000           2001
                                      ------------     ---------
Raw materials and supplies........         $4,052         $4,283
Work in process...................            910          1,161
Finished products.................         28,928         28,843
                                          -------        -------
Inventories.......................        $33,890        $34,287
                                          =======        =======

     Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for large animals are accumulated in inventory until the large animals are sold.

     The composition of property, plant and equipment is as follows:

                                      December 30,     March 31,
                                            2000          2001
                                      ------------     ----------
Land..................................   $  9,367        $  9,100
Buildings.............................    142,569         146,331
Machinery and equipment...............     95,407         102,401
Leasehold improvements................      5,747          15,706
Furniture and fixtures................      1,992           2,587
Vehicles..............................      2,378           2,359
Construction in progress..............      5,102           6,231
                                         --------        --------
                                          262,562         284,715
Less accumulated depreciation            (145,561)       (145,021)
                                         --------        --------
Net property, plant and equipment.....   $117,001        $139,694
                                         ========        ========

5.  Commitments and Contingencies

     Insurance

     The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $3,461 and $3,421 on December 30, 2000 and March 31, 2001, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $2,500.

                        CHARLES RIVER LABORATORIES, INC.
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                             (dollars in thousands)

     Litigation

     Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's condensed consolidated financial statements.

     The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and to refoliate the islands. The Company removed its large animal operations from the islands in the First Quarter of 2000. The Company continues to hold discussions with the state of Florida and Federal authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying condensed consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

6.  Business Segment Information

     The following table presents sales and other financial information by product line segment for the three months ended March 25, 2000 and March 31, 2001. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either animal services or biomedical products and services.

                                            Three Month Period Ended
                                        ----------------------------------
                                        March 25, 2000      March 31, 2000
                                        --------------      --------------
Research Models
 Net sales.........................         $41,104             $49,474
 Gross Margin......................          16,822              20,549
 Operating income..................          11,999              13,271
 Depreciation and amortization.....           2,090               2,405
 Capital expenditures..............           1,438               1,913
Biomedical Products and Services
 Net sales.........................         $31,398             $49,557
 Gross Margin......................          11,088              16,113
 Operating income..................           5,940               8,480
 Depreciation and amortization.....           1,674               3,034
 Capital expenditures..............           1,348               2,340

     Total assets attributable to the research models segment as of December 30, 2000 and March 31, 2001 were $300,107 and $336,263 respectively. Total assets attributable to the biomedical products and services segment as of December 30, 2000 and March 31, 2001 were $96,845 and $205,466 respectively.

     A reconciliation of segment operating income to consolidated operating income is as follows:

                                            Three Month Period Ended
                                        -----------------------------------
                                        March 25, 2000       March 31, 2001
                                        --------------       --------------
Total segment operating income....         $17,939              $21,751
Unallocated corporate overhead....          (2,707)              (2,377)
                                           --------             --------
Consolidated operating income.....         $15,232              $19,374
                                           ========             ========

                        CHARLES RIVER LABORATORIES, INC.
     NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                             (dollars in thousands)

7.  Comprehensive Income

     The components of comprehensive income for the three-month periods ended March 25, 2000 and March 31, 2001 are set forth below:

                                           Three Month Period Ended
                                         ----------------------------
                                         March 25,          March 31,
                                           2000               2001
                                         ---------          ---------
Net income........................         $3,126             $6,951
Foreign currency translation......         (1,873)            (3,634)
                                           ------             -------
Comprehensive income..............         $1,253             $3,317
                                           ======             ======

8.  Subsequent Events

     On April 27, 2001, the Company's French subsidiaries obtained a favorable legal judgment in a contract dispute, with a damages award of 26,500 French Francs or approximately $3,500. The Company expects the defendant to appeal the decision. No amounts have been recorded in the quarter ended March 31, 2001, with respect to this judgment.

===============================================================================






               13 1/2 Series B Senior Subordinated Notes Due 2009
                        Charles River Laboratories, Inc.







                            -----------------------

                                   PROSPECTUS

                            -----------------------







                          Donaldson, Lufkin & Jenrette



                                                                    , 2001



--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Charles River have not changed since the date hereof.
--------------------------------------------------------------------------------

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses incurred or expected to be incurred by the Registrant in connection with the sale of the securities being registered.

Legal fees and expenses.........................      $75,000
Accounting fees and expenses....................       20,000
                                                      -------
Total...........................................      $95,000
                                                      =======


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As a result of this provision, the ability of the Registrant, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Registrant's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Registrant who (because of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

     The indemnification provisions in the Registrant's certificate of incorporation, by-laws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

     Charles River provides insurance from commercial carriers against some liabilities incurred by the directors and officers of its parent.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                                        Exhibit Number
---------                                                       --------------
Certificate of Incorporation...................................        3.1
By-laws........................................................        3.2
Form of Indemnification Agreement..............................       10.15

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 29, 1999, Charles River Laboratories, Inc. sold 150,000 units consisting of 13 1/2% notes due 2009 and warrants to purchase 1,140,000 shares of common stock of Charles River Laboratories International, Inc. for an aggregate principal amount of $150,000,000 to Donaldson, Lufkin & Jenrette Securities Corporation in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per unit. The notes were immediately resold by the initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this registration statement:

Number                               Description
------                               ----------
2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

3.1***       Certificate of Incorporation of Charles River Laboratories, Inc.

3.2***       By-laws of Charles River Laboratories, Inc.

4.1** Amended and Restated Investors' Agreement, dated as of June 19, 2000, among Charles River Laboratories International, Inc. and the shareholders named therein.

4.2*** Indenture dated as of September 29, 1999 among Charles River Laboratories, Inc. and State Street Bank and Trust Company, as trustee.

4.3***       Form of note (included in Exhibit 4.2).

5.1***       Opinion of Davis Polk & Wardwell with respect to the notes.

10.1++ Amended and Restated Credit Agreement, dated as of February 2, 2001, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, Credit Suisse First Boston, as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

10.2*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

10.3+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

10.4*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

10.5*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

10.6+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

10.7*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

10.8*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

10.9**** Severance Agreement between Charles River Laboratories, Inc. and Real H. Renaud dated January 20, 1992.

10.10****    1999 Charles River Laboratories Officer Separation Plan.

10.11****    Form of Agreement and Release among Bausch & Lomb, Incorporated,
             Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

10.12#       1999 Management Incentive Plan.

10.13**      2000 Incentive Plan.

10.14**      2000 Directors Stock Plan.

10.15**      Form of Indemnification Agreement.

10.16* Amendment No. 1 to the Credit Agreement, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, Credit Suisse First Boston, Union Bank of California and National City Bank dated April 18, 2001.

10.17* Amendment No. 1 to Charles River International, Inc. 2000 Incentive Plan, as amended, dated May 8, 2001.

12.1*        Computation of Ratio of Earnings to Fixed Charges

21.1***      Subsidiaries of Charles River Laboratories, Inc.

23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

23.2*        Consent of PricewaterhouseCoopers LLP.

24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.

-------------------
   *    Filed herewith.

  ** Previously filed as an exhibit to Amendment No. 2 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

 *** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed December 1, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed January 11, 2000.

#    Previously filed as an exhibit to Charles River Laboratories
     International Inc.'s Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.

++ Previously filed as an exhibit to the Charles River International, Inc. Registration Statement on Form S-3 (File No. 333-55670), as amended, filed February 15, 2001.

o Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 333-92383) filed May 15, 2001.

(b) Financial Statement Schedules. The following financial statement schedules are included as part of this registration statement.

                       Valuation and Qualifying Accounts
                        Charles River Laboratories, Inc.
                         Income Tax Valuation Allowance

                                                       Charged
                                          Balance      to costs   Charged                                               Balance
                                        at beginning     and      to other                                             at end of
                                         of period     expenses   accounts   Description   Deductions    Description    period
                                        ------------   --------   --------   -----------   ----------    -----------   ---------
                                                                         (dollars in thousands)
For the year ended December 30, 2000.
Income Tax Valuation Allowance.......      $6,936       $  778     Provisions      $(5,620)                              $2,094
For the year ended December 25, 1999.
Income Tax Valuation Allowance.......      $1,766       $5,170     Provisions      $    --                               $6,936
For the year ended December 26, 1998.
Income Tax Valuation Allowance.......      $1,766       $  --      Provisions      $    --                               $1,766


                        Allowance for Doubtful Accounts



                                                       Charged
                                          Balance      to costs   Charged                                               Balance
                                        at beginning     and      to other                                             at end of
                                         of period     expenses   accounts   Description   Deductions    Description    period
                                        ------------   --------   --------   -----------   ----------    -----------   ---------
                                                                         (dollars in thousands)

For the year ended December 30, 2000.
                                                                                                         Recoveries/
Allowance for Doubtful Accounts......      $   978      $  535                Provisions     $(477)      Write-offs      $1,036

For the year ended December 25, 1999.
                                                                                                         Recoveries/
Allowance for Doubtful Accounts......      $   898      $  324                Provisions     $(244)      Write-offs      $  978

For the year ended December 26, 1998.
                                                                                                         Recoveries/
Allowance for Doubtful Accounts......      $   688      $  265                Provisions     $ (55)      Write-offs      $  898


     Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X or because the information that would otherwise be included in such schedules is contained in the Registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (x) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (y) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (z) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on the 5th day of June, 2001.

                                             CHARLES RIVER LABORATORIES, INC.


                                             By: /s/ Thomas F. Ackerman
                                                ------------------------------
                                                Thomas F. Ackerman
                                                Senior Vice President and
                                                 Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 5, 2001.

      Signature                             Title
      ---------                              ----

        *
-----------------------
    James C. Foster         President, Chief Executive Officer and Chairman


/s/ Thomas F. Ackerman
-----------------------
    Thomas F. Ackerman      Senior Vice President and Chief Financial Officer



        *
-----------------------
  Robert Cawthorn           Director


        *
-----------------------
    Thompson Dean           Director



        *
-----------------------
   Reid S. Perper           Director


        *
-----------------------     Director
   Douglas E. Rogers



     * The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 2 pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.

By:  /s/ Thomas F. Ackerman
    --------------------------
         Thomas F. Ackerman
         Attorney-in Fact

                                 Exhibit Index

Number                        Description
------                        ----------
2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

3.1***       Certificate of Incorporation of Charles River Laboratories, Inc.

3.2***       By-laws of Charles River Laboratories, Inc.

4.1** Amended and Restated Investors' Agreement, dated as of June 19, 2000, among Charles River Laboratories International, Inc. and the shareholders named therein.

4.2*** Indenture dated as of September 29, 1999 among Charles River Laboratories, Inc. and State Street Bank and Trust Company, as trustee.

4.3***       Form of note (included in Exhibit 4.2).

5.1***       Opinion of Davis Polk & Wardwell with respect to the notes.

10.1++ Amended and Restated Credit Agreement, dated as of February 2, 2001, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, Credit Suisse First Boston, as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

10.2*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

10.3+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

10.4*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

10.5*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

10.6+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

10.7*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

10.8*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

10.9**** Severance Agreement between Charles River Laboratories, Inc. and Real H. Renaud dated January 20, 1992.

10.10****    1999 Charles River Laboratories Officer Separation Plan.

10.11****    Form of Agreement and Release among Bausch & Lomb, Incorporated,
             Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

10.12#       1999 Management Incentive Plan.

10.13**      2000 Incentive Plan.

10.14**      2000 Directors Stock Plan.

Number                        Description
------                        ----------
10.15**      Form of Indemnification Agreement.

10.16* Amendment No. 1 to the Credit Agreement, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, Credit Suisse First Boston, Union Bank of California and National City Bank dated April 18, 2001.

10.17* Amendment No. 1 to Charles River International, Inc. 2000 Incentive Plan, as amended, dated May 8, 2001.

12.1*        Computation of Ratio of Earnings to Fixed Charges

21.1***      Subsidiaries of Charles River Laboratories, Inc.

23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

23.2*        Consent of PricewaterhouseCoopers LLP.

24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.

-------------------
   *    Filed herewith.

  ** Previously filed as an exhibit to Amendment No. 2 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

 *** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed December 1, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed January 11, 2000.

#    Previously filed as an exhibit to Charles River Laboratories
     International Inc.'s Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.

++ Previously filed as an exhibit to the Charles River International, Inc. Registration Statement on Form S-3 (File No. 333-55670), as amended, filed February 15, 2001.

* Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 333-92383) filed May 15, 2001.